SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D. C.  20549


                           FORM 8-K


                        CURRENT REPORT
                Pursuant to Section 13 or 15(d)
            of the Securities Exchange Act of 1934




       Date of Earliest Event Reported:  October 6, 1995


                  Jefferson-Pilot Corporation
    (Exact name of registrant as specified in its charter)



       North Carolina            1-5955          56-0896180
(State or other jurisdiction   (Commission    (I.R.S. Employer
     of incorporation)         File Number)  Identification No.)




 100 North Greene Street, Greensboro, North Carolina     27401
       (Address of principal executive offices)        (Zip Code)




                         (910) 691-3691

       (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets
On October 6, 1995, the registrant acquired Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton") and certain of its affiliates from Household Group, Inc. ("HGI"), a wholly owned subsidiary of Household International, Inc. ("HI"), under a Stock Purchase Agreement dated August 9, 1995. The acquisition was completed through the merger of Alexander Hamilton into a wholly owned Michigan-domiciled stock life insurance subsidiary of the registrant ("Surviving Company") which thereupon was renamed Alexander Hamilton Life Insurance Company of America. First Alexander Hamilton Life Insurance Company ("FAH"), a New York stock life insurance company, was acquired from HGI on October 13, 1995. Pursuant to the Stock Purchase Agreement, the acquisitions were effective as of October 1, 1995.
The acquisitions included substantially all of the life and single premium deferred annuity business of Alexander Hamilton and FAH.
Credit life and accident and health insurance ("Affiliated Business") written by Alexander Hamilton and FAH was 100% reinsured back to affiliates of HI through coinsurance agreements and related trust agreements for the assets retained for the Affiliated Business, with HI providing payment and performance guarantees.
The Periodic Payment Annuity business ("PPA Business") of Alexander Hamilton, principally structured settlement and lottery business, also was 100% reinsured back to affiliates of HI through coinsurance agreements and related trust agreements for the assets retained for the PPA Business, with HI providing payment, performance and capital maintenance guarantees. The Corporate Owned Life Insurance business ("COLI Business") also was 100% reinsured back to affiliates of HI through a coinsurance agreement and related trust agreement for the assets retained for the COLI Business, with HI providing payment, performance and capital maintenance guarantees. The trusts backing the PPA and COLI Businesses are subject to annual audit requirements for solvency and capital adequacy.
The purchase price was $575 million, subject to post-closing adjustment in accordance with the Stock Purchase Agreement. Prior to the closing, Alexander Hamilton paid a dividend equal to its net income from January 1, 1995 but subject to the requirement that Alexander Hamilton have, on the closing date financial statements to be prepared and delivered by the Surviving Company (September 30, 1995, which will form the basis for any post-closing adjustment), a minimum statutory net worth as agreed to by the parties.
The merger consideration was paid as follows: $475 million plus accrued interest in cash, and $50 million in newly issued floating rate preferred stock of the Surviving Company. In addition, an outstanding surplus note of Alexander Hamilton (which became an obligation of the Surviving Company pursuant to the merger) was acquired from HI for $50 million plus accrued interest.
The acquisition was financed through internal resources and $315 million of borrowings under a new Credit Agreement entered into on October 5, 1995 with a group of banks and NationsBank of Georgia, N.A. as Agent. The registrant expects to repay a portion of that bank debt from the proceeds of corporate financing activities.

Further Reporting
The Registrant will file an amendment to this Form 8-K within 60 days to provide the required pro forma financial information.
Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits
     (a)  Financial statements of business acquired.
          (i) Report of independent public accountants, audited combined balance sheets as of December 31, 1993 and 1994, audited combined statements of income, companies equity and cash flows for the years ended December 31, 1992 - 94, and notes to combined financial statements, for Alexander Hamilton Life Insurance Company of America and the acquired subsidiaries.
          (ii) Unaudited combined balance sheet at June 30, 1995 and December 31, 1994, unaudited combined condensed statements of income and cash flows for the six months ended June 30, 1995 and 1994, and unaudited note to condensed financial statements, for Alexander Hamilton Life Insurance Company of America and the acquired subsidiaries.
     (b)  Pro forma financial information.
          To be supplied by amendment.

     (c)  Exhibits

          (i) Stock Purchase Agreement by and among Household Group, Inc., Household International, Inc., Alexander Hamilton Life Insurance Company of America and Jefferson-Pilot Corporation dated August 9, 1995. (Confidential treatment requested with respect to certain portions thereof.) (Exhibits (other than Exhibits B-1 to B-4) set forth in the Stock Purchase Agreement have been omitted and will be provided to the Securities and Exchange Commission upon request.)

    (ii) Credit Agreement dated October 5, 1995 among the registrant and the banks named therein, and NationsBank of Georgia, N.A. as Agent, is not being filed because the total amount of borrowings available thereunder does not exceed 10% of total consolidated assets. The registrant agrees to furnish a copy of the Credit Agreement to the Commission upon request.



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              JEFFERSON-PILOT CORPORATION



                              By:     /s/Robert A. Reed


                              (name)  Robert A. Reed


                              (title) Vice President

Dated:  October 18, 1995

October 18, 1995

VIA EDGAR
Securities and Exchange Commission
ATTENTION:  Filing Desk, Stop 1-4
450 Fifth Street N.W.
Washington, D.C.  20549
Ladies and Gentlemen:
SUBJECT:  Jefferson-Pilot Corporation
          File No. 1-5955
Enclosed herewith is a Current Report on Form 8-K for Jefferson-Pilot Corporation dated October 18, 1995.
Please confirm receipt of this filing by notifying the CompuServe mailbox maintained by Jefferson-Pilot.
Very truly yours,
 /s/ Robert A. Reed
Robert A. Reed
Vice President, Secretary
  and Associate General Counsel
Jefferson-Pilot Corporation

Exhibits                                                     Pages
Report of independent public accountants, audited combined balance sheets as of December 31, 1993 and 1994, audited combined statements of income, companies equity and cash flows for the years ended December 31, 1992 - 94, and notes to combined financial statements, for Alexander Hamilton Life Insurance Company of America and the acquired subsidiaries.

Unaudited combined balance sheet at June 30, 1995 and December 31, 1994, unaudited combined condensed statements of income and cash flows for the six months ended June 30, 1995 and 1994, and unaudited note to condensed financial statements, for Alexander Hamilton Life Insurance Company of America and the acquired subsidiaries.


Stock Purchase Agreement by and among Household Group,
Inc., Household International, Inc., Alexander Hamilton Life Insurance Company of America and Jefferson-Pilot Corporation dated August 9, 1995. (Confidential treatment requested with respect to certain portions thereof.) (Exhibits (other than Exhibits B-1 to B-4) set forth in the Stock Purchase Agreement have been omitted and will be provided to the Securities and Exchange Commission upon request.)

Alexander Hamilton Life Insurance Company of America,
First Alexander Hamilton Life Insurance Company, and
Alexander Hamilton Capital Management, Inc.
Combined Financial Statements
as of December 31, 1994, 1993, and 1992
Together With Auditors' Report
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
and Stockholders of
Alexander Hamilton Life Insurance Company of America, First Alexander Hamilton Life Insurance Company, and Alexander Hamilton Capital Management, Inc.:
We have audited the accompanying combined balance sheets of Alexander Hamilton Life Insurance Company of America (a Michigan corporation), FIRST alexander hamilton life insurance company (a New York corporation), and alexander hamilton capital management, INC. (a Michigan corporation) as of December 31, 1994 and 1993 and the related combined statements of income, combined companies equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Alexander Hamilton Life Insurance Company of America, First Alexander Hamilton Life Insurance Company, and Alexander Hamilton Capital Management, Inc. as of December 31, 1994 and 1993 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As disclosed in Note 2 to the combined financial statements named above, the Companies changed their method of accounting for investments during 1994. As disclosed in Note 11, the Companies changed their method of accounting for postretirement benefits other than pensions in 1993.



Detroit, Michigan
January 30, 1995 (except with respect to the matter discussed in Note 1, as to which the date is September 22, 1995)

ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


COMBINED BALANCE SHEETS

December 31, 1994 and 1993

(Dollar Amounts in Thousands)


                       ASSETS                               1994        1993
CASH AND INVESTMENTS:
  Cash and cash equivalents                             $   10,380  $   13,821
  Debt securities available for sale, at fair value      3,515,628          -
  Debt securities held to maturity, at amortized cost    2,737,720          -
  Debt Securities at amortized costs (Note 3)                  -     5,703,837
  Equity securities available for sale, at market value     53,289          -
  Equity securities principally at market value                -        75,433
  Mortgage loans on real estate                            161,883     222,347
  Policy loans                                             544,198     360,416
  Real estate,less accumulated depreciation of $16,081
    And $14,858 in 1994 and 1993                            81,153     100,766
  Other investments                                          1,722       1,722
     Total cash and investments                          7,105,973   6,478,342

ACCRUED INVESTMENT INCOME                                  103,929      95,458

ACCOUNTS RECEIVABLE AND AGENTS' BALANCES                    57,607      25,159

DUE FROM REINSURERS                                         82,165      29,847

PROPERTY AND EQUIPMENT less accumulated depreciation of
$22,263 in 1994 and $19,051 in 1993                         20,088      19,397

DEFERRED POLICY ACQUISITION COSTS, net of amortization     618,652     470,230

DEFERRED INCOME TAX ASSETS (note 10)                        68,994          -

OTHER ASSETS                                                 9,330       6,353

     TOTAL ASSETS                                       $8,066,738  $7,124,786




The accompanying notes are an integral part of these combined statements.


     ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

      FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

          ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


                    COMBINED BALANCE SHEETS

                   December 31, 1994 and 1993

                 (Dollar Amounts in Thousands)

LIABILITIES AND COMBINED COMPANIES EQUITY                 1994       1993

POLICY LIABILITIES:
  Future policy benefits                               $7,087,065  $6,257,264
  Dividend accumulations and other policyholder funds
    on deposit                                              2,021       6,830
  Policy and contract claims                               36,439      41,105
  Unearned premium reserves                                 3,502       3,899
     Total policy liabilities                           7,129,027   6,309,098

INCOME TAXES PAYABLE                                       20,008      11,360

DEFERRED INCOME TAX LIABILITIES (note 10)                      -        2,980

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                     157,620     144,142

PAYABLE TO AFFILIATE                                       67,768          -

NOTE PAYABLE TO PARENT                                     50,000          -

     Total liabilities                                  7,424,423   6,467,580


COMBINED COMPANIES EQUITY:
  Combined companies equity                               733,076     661,471
  Net unrealized gain (loss) on securities available
    for sale, net of deferred policy acquisition costs
    And deferred income taxes of $129,586 and $45,581
    Respectively                                           (81,835)         -
  Net unrealized gain on equity securities, less
    Deferred income taxes of $1,930                            -        3,540
  Net unrealized losses or foreign currency
    translations,net of income taxes of $339 and
    $464 in 1994 and 1993, respectively                    (8,926)     (7,805)

     Total combined companies equity                      642,315     657,206
     TOTAL LIABILITIES AND COMBINED COMPANIES EQUITY   $8,066,738  $7,124,786


The accompanying note is an integral part of these combined statements.

ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

      FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

          ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


                 COMBINED STATEMENTS OF INCOME

       For the Years Ended December 31, 1994, 1993, 1992

                 (Dollar Amounts in Thousands)



                                             1994          1993        1992
                                                                                 $  56,820
  Accident and health premiums                24,167       32,577      31,108
  Contract revenue                           132,367      116,695     102,669
  Total premiums and other considerations    159,957      200,676     190,597
  Net investment income (note 3)              96,573      100,181      91,124
  Realized investment gains (losses)          21,072       63,169      20,590
    Total revenues                           277,602      364,026     302,311

BENEFITS AND EXPENSES:
  Life benefits                               64,745       74,092      71,078
  Accident and health benefits                10,923       21,358      18,358
  (Decrease) increase in reserves            (43,701)         266      (2,719)
  Other policyholder benefits                  4,230        8,283      10,515
     Total benefits                           36,197      103,999      97,232
  Insurance commissions                       56,547       77,423      34,248
  General and administrative                  55,782       50,904      49,403
  Insurance taxes, licenses, and fees         17,834       10,954      16,020
  Interest expense                             1,230           -         -
     Total expenses                          131,393      139,281      99,671

INCOME BEFORE INCOME TAXES                   110,012      120,746     105,408
INCOME TAXES(note 10)                         38,407       38,388      37,056

NET INCOME                                 $ 71,605      $ 82,358    $ 68,352



The accompanying notes are an integral part of these combined statements.

     ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

      FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

          ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


               COMBINED STATEMENTS OF CASH FLOWS

     FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                 (Dollar Amounts in Thousands)
                                               1994         1993        1992
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                   $ 71,605  $   82,358  $   68,352
Adjustments to reconcile net
Income to net cash provided
by operating activities:
  Policy liabilities                          819,929    863,081     814,974
  Deferred policy acquisition costs          (102,034)  (118,404)   (128,005)
  Depreciation and amortization                89,937    105,301      77,844
  Deferred income taxes (benefit)             (24,588)   (22,957)     (8,038)
  Amounts receivable and other assets         (96,214)   (13,345)    (28,066)
  Accounts payable and accrued expenses        22,126     73,030     (28,150)
  Realized investment (gains) losses          (21,072)   (63,169)    (20,590)
    Total adjustments                         688,084    823,537     679,969
    Net cash provided by operating
    Activities                                759,689    905,895     748,321
CASH FLOWS FROM INVESTING ACTIVITIES:
purchases of investment securities         (2,657,373) (3,257,314) (2,570,773)
proceeds from sales and maturities
Of investment securities                    1,881,751   2,318,920   1,758,836
Purchases of mortgage loans and
real estate                                   (19,770)   (10,321)    (28,180)
Proceeds from sales of real estate             21,985     15,906       7,362
Proceeds from payments on mortgage
  principle                                    80,234    138,997     177,125
Policy loans, net                            (183,782)  (116,249)    (95,943)
Additions to property, plant
and equipment                                 ( 3,943)    (3,546)     (1,522)
 Net cash used in investing activities       (880,898)  (913,607)   (753,095)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution recieved from
 parent                                            -      17,000           -

Increase (decrease) in note payable
And payable to affiliate                      117,768         -           -
Net cash provided by (used for)
financing activities                          117,768     17,000          -
 Net increase (decrease) in cash
 and cash equivalents                          (3,441)     9,288      (4,774)
CASH AND CASH EQUIVALENTS, beginning
of year                                        13,821      4,533       9,307

CASH AND CASH EQUIVALENTS, end of year      $  10,380 $   13,821  $    4,533

Supplemental Cash Flow Information:
Cash paid for income taxes                  $ 56,130   $ 51,055   $   55,246

The accompanying note is an integral part of these combined statements.

     ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

      FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

          ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


        COMBINED STATEMENTS OF COMBINED COMPANIES EQUITY

     FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                 (Dollar Amounts in Thousands)




                                           Unrealized
                                             Gains
                                          (Losses) for Net Unrealized  Gains (Losses)   Total
                                Combined    Foreign    Gains (Losses)  on Securities   Combined
                                Companies  Currency      on Equity      Available      Companies
                                 Equity   Translation    Securities       for Sale      Equity
Balance, December 31,1991      $ 493,761     $ 3,754     $ (1,484)       $    -        $496,031

net Income                        68,352           -            -             -          68,352
Increase (decrease) during Year       -       (8,272)       1,020             -          (7,252)
Balance December 31, 1992        562,113      (4,518)        (464)            -         557,131

Net Income                        82,358          -            -              -          82,358
Capital Contribution from parent  17,000          -            -              -          17,000
Increase (decrease) during Year       -       (3,287)       4,004             -             717
Balance December 31,1993         661,471      (7,805)       3,540             -         657,206

Change in accounting principle
effective January 1,1994(note 2)      -           -        (3,540)        37,111         33,571
Net Income                        71,605          -            -              -          71,605
Increase (decrease) during Year       -         (1,121)        -        (118,946)      (120,067)
Balance December 31, 1994      $ 733,076       $(8,926)     $  -        $(81,835)      $642,315


            Alexander Hamilton Life Insurance Company of America,
            First alexander hamilton life insurance company, and
                 Alexander Hamilton CAPITAL Management, Inc.


                   notes to combined Financial Statements

                      December 31, 1994, 1993, and 1992

                        (Dollar Amounts in Thousands)

(1)Basis of Presentation
The accompanying combined historical financial statements include Alexander Hamilton Life Insurance Company of America("AHLIC"), First Alexander
Hamilton Life Insurance	Company("FAHL"), and Alexander Hamilton Capital
Management, Inc. ("AHCM") and have been	prepared in accordance with
generally accepted accounting principles (GAAP). All material intercompany accounts and transactions have been eliminated. These financial statements have been combined and prepared as a result of the Stock Purchase Agreement between Group, Inc., Household International, Inc., Alexander Hamilton Life Insurance Company of America and Jefferson-Pilot Corporation dated August
9, 1995 and excludes certain AHLIC subsidiaries that have not been acquired.

(2)SIGNIFICANT accounting policies
   Nature of Operations
AHLIC is a wholly-owned subsidiary of Household Group, Inc., which is
wholly-owned by	Household Finance Corporation ("Household Finance").
Household Finance is a subsidiary of Household International, Inc. ("Household International"). FAHL and AHCM are wholly-owned by
AHLIC (collectively known as the "Companies") engaged in the life insurance business and have a diversified base of policyholders in the United States and Canada.
AHLIC and FAHL, the insurance subsidiaries, also submit financial
statements to insurance	industry regulatory authorities.  Those financial
statements are prepared on the basis of statutory accounting practices and are significantly different from financial statements prepared in accordance with generally accepted accounting principles.
A comparison of statutory basis net income and capital and surplus of the life insurance subsidiaries to the amounts included in the financial statements is presented in Note 8.

Cash and Cash Equivalents
   Cash and cash equivalents consist of cash on hand and investments in short-term, highly liquid securities which have original maturities of three months or less from the date of purchase.

Investments in Debt and Equity Securities
The Companies' investment in debt securities includes notes, bonds, collateralized mortgage obligations, and other debt instruments. Investments in equity securities include common and preferred stocks.
The Companies' adopted Statement of Financial Accounting Standards No.
115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The adoption of SFAS
No. 115 resulted in an increase in combined companies equity of $33,571.
In accordance with SFAS No. 115, investment securities are classified in three separate categories: trading, available-for-sale, or held-to-maturity. Trading investments are bought and held principally for the purpose of selling them in the near term and are carried at fair value. Adjustments to the carrying value of trading investments are included in current earnings. Investments which the companies have the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Investments not classified as trading or held-to-maturity are classified as available-for-sale. These investments are carried at fair value. Unrealized holding gains and losses on available-for-sale investments are recorded as adjustments to equity, net of income taxes and the related impact on deferred policy acquisition costs.  Any decline in the fair value of available-for-sale or held-to-maturity investments which is
deemed to be other than temporary is charged against current earnings.
Cost of	investment securities sold generally is determined using the first-in, first-out ("FIFO") method.
At December 31, 1993, marketable equity securities were stated at the lower of aggregate cost or market, while debt securities were carried at amortized cost.

Mortgage and Policy Loans
Mortgage loans on real estate are stated at unpaid balances, net of allowances for unrecoverable amounts. Policy loans are stated at their unpaid balances.

Real Estate
Real estate not acquired by foreclosure is stated at cost, less accumulated depreciation. Real estate acquired by foreclosure is stated at the lower of depreciated cost or fair value minus estimated costs to sell. Real estate is depreciated principally by the straight-line method over estimated useful lives (generally 15 years for real estate acquired by foreclosure and ranging from 40 to 45 years for all other).

Property and Equipment
Property and equipment are stated at cost and are depreciated principally by the straight-line method over their estimated useful lives (generally ten years).

Deferred Policy Acquisition Costs
The costs of acquiring new business, including commissions, certain costs of underwriting and issuing policies, and certain agency office expenses, all of which vary with and are primarily related to the production of new business, have been deferred. For traditional life insurance policies, these costs are being amortized over the premium paying periods of the related contracts using the same assumptions about anticipated premium revenue that are used to compute liabilities for future policy benefits. For universal life and annuity products, these costs are amortized at a constant rate on the present value of the estimated future gross profits to be realized over the terms of the contracts, not to exceed 20 years. Effective with the adoption of SFAS No. 115 as of January 1, 1994, the carrying amount of deferred policy acquisition costs is adjusted for amounts that would have been recognized if net unrealized holding gains or losses on debt securities classified as available-for-sale had actually been Deferred policy acquisition costs are reviewed for recoverability from future income and as such, capitalized costs that are deemed not recoverable are expensed in the period in which the determination is made.

Recognition of Revenue
Premiums for ordinary life policies are recognized when due. Premiums for credit insurance are recognized over the period at risk in relationship to anticipated claims. Premiums received on single premium life, universal life, and annuity policies ("interest-sensitive policies") are considered insurance deposits. Revenues on interest-sensitive policies consist reported in the periods assessed.

Future Policy Benefits
The liability for future contract benefits on interest-sensitive policies is computed in accordance with the retrospective deposit method using interest rates which vary with rates credited to policyholders' accounts. Liabilities for future policy benefits on other life insurance products generally are computed using the net level premium method, based upon estimated future investment yields, mortality, and withdrawals appropriate when the policies were issued. Mortality and withdrawal assumptions principally are based upon the Companies' experiences.

Policy and Contract Claims
Policy and contract claims are accrued based on estimated unpaid settlement costs for reported losses and for incurred but not reported losses. These accruals are determined through a combination of historical experience and management's judgment with regard to the ultimate exposure to the Companies. These estimates are revised and the effect of the revisions is charged or credited to income in the period that additional data is received.

Income Taxes
Household International and all of its subsidiaries file a consolidated federal income tax return. The Companies adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") , effective January 1, 1993, which requires that deferred income taxes be recorded on the differences between the tax basis of assets and liabilities and the amounts reported in the financial statements. The recorded amounts are adjusted to the tax rates expected to apply in the periods in which the deferred tax assets and liabilities are expected to be realized or settled. The Company recorded a cumulative catch-up due to the adoption of SFAS No. 109, which was not material.

Interest Rate Contracts
The nature and composition of the Companies' assets and liabilities and off-balance sheet items expose the Companies to interest rate risk. The Companies enter into a variety of interest rate contracts in the management of their interest rate exposure. Interest swaps are the principal vehicle used to manage interest rate risk. Interest rate swaps are designed, and effective, as synthetic alterations of specific assets or liabilities (or specific groups of assets or liabilities) and off-balance sheet items. The interest rate differential to be paid or received on these contracts is accrued and included in net interest income in the statements of income. The related accrual is classified as a component of accounts payable and accrued expenses on the accompanying balance sheets.
If interest rate contracts are terminated early, the realized gains and losses are deferred and amortized over the life of the hedged items as adjustments to net interest income in the combined statements of income. These deferred gains and losses are recorded on the accompanying combined balance sheets as adjustments of the carrying amount of the hedged items.

Fair Value of Financial Instruments
The fair value of cash and cash equivalents, debt securities, equity securities, mortgage loans on real estate, and policy loans was approximately $7,006,000 and $6,740,000 at December 31, 1994 and 1993,
respectively. The carrying values of cash and cash equivalents approximate fair value because of the short maturity of those instruments. Debt securities' and equity securities' fair values were determined principally using nationally quoted market prices. The fair value of certain municipal bonds is assumed to be equal to amortized cost where no market quotations exist. The fair values of mortgage and policy loans are estimated based on quoted market prices for those or similar investments. The fair value of debt was approximately $65,267 at December 31, 1994, all of which was due to Household International. The fair value of debt is estimated based on the current rates offered for debt having the same or similar terms and remaining maturities.
Foreign Currency Translation
Foreign subsidiary assets and liabilities are located in Canada. The functional currency for each subsidiary is its local currency.
Foreign subsidiary financial data are translated into U.S. dollars at the current exchange rate, and translation adjustments are accumulated as a separate component of equity. Effects of foreign currency translation in the combined statements of cash flows are offset against the cumulative foreign currency adjustment, except for the impact on cash. Foreign currency transaction gains and losses are included in income as they occur.
(3)Investments
The amortized cost, aggregate fair value, and gross unrealized gains and losses on debt and equity securities as of December 31, 1994 are as follows:

                               Gross        Gross
                              Amortized  Unrealized   Unrealized    Fair

                                  Cost          Gains    (Losses)   Value
Available for sale Investments
Government debt securities        $524,656      $ 161      $(14,712) $510,105
Mortgage backed securities         898,084      4,312       (71,686)  830,710
Corporate debt obligations       2,348,776      3,772      (177,735) 2,174,813

Total debt securities            3,771,516      8,245      (264,133) 3,515,628
Total equity securities             54,403      1,693       ( 2,807)    53,289
Total debt and equity securities
 available for sale              $3,825,919     $9,938     $(266,940)$3,568,917

                                              Gross        Gross
                                 Amortized  Unrealized   Unrealized    Fair
                                   Cost          Gains    (Losses)   Value
Held to Maturity Investments
Government debt securities        $ 20,895      $  35      $( 2,691) $  18,311
Mortgage backed securities       1,182,083     13,895       (42,637) 1,153,341
Corporate debt obligations       1,534,742     40,134      ( 26,712) 1,548,164

Total debt securities held      $2,737,720    $54,064      $(71,968)$2,719,816
to maturity

The amortized cost,aggregate fair value, and gross unrealized gains and losses pertaining to debt securities as of December 31, 1993 are as follows:

                              Gross        Gross
                                 Amortized  Unrealized   Unrealized    Fair
                                   Cost          Gains    (Losses)   Value
Government debt securities        $368,546      7,836      $( 1,782) $ 374,600
Mortgage backed securities       1,927,536     92,679       ( 6,019) 2,014,196
Corporate debt obligations       3,407,755    285,217      ( 12,808) 3,680,164

Total debt securities held      $5,703,837   $385,732      $(20,609)$6,068,960

The amortized cost and estimated fair value of debt securities at December 31, 1994 by contractual maturity are shown in the accompanying table. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Available for Sale            Held to Maturity
                                    Carrying     Estimated      Carrying      Estimated
                                        Value        Fair Value        Value         Fair Value
Due in one year or less                $  359,863      $ 359,861     $   41,960     $   42,228
Due after 1 year through 5 years          487,990         454,158        155,775        158,558
Due after 5 years through 10 years        1,567,495     1,457,259        519,923        523,353
Due after 10 years through 20 year          225,106        209,070        293,034        292,735
Due after 20 years                          232,978        205,040         544,945        549,601
Mortgage backed securities                  898,084        830,710       1,182,083      1,153,341
Total                                    $3,771,516   $  3,515,628   $2,737,720    $2,719,816




Investment income was earned from the following sources:

                                                   1994              1993            1992
Interst on debt securities                          $451,229     $  442,082     $390,150
Dividends on equity securities                        5,309            5,439           3,024
Interest on mortgage loans on
real estate                                          17,182             28,340         54,587
Interest on policy loans                             45,689           31,048          21,605
Real estate                                           5,513             7,393           7,049
Dividends from affiliates                             2,033          13,200          1,800
Gross investment income                              526,955       527,502      478,215
Investment expense                                   ( 7,833)         (5,330)         (5,706)
Interst credited                                    (422,549)    (421,991)     (381,385)
Net investment income                              $  96,573      $100,181      $ 91,124




Summary of realized investment gains and (losses) follows:

                                                    1994             1993           1992
Debt Securities:
Gains                                            $37,240            $81,528            $48,515
Losses                                           (21,328)           (18,650)           (27,007)
Total debt securities                              15,912            62,878             21,508

Equity securities:
Gains                                     $   719             $ 3,699           $ 2,267
Losses                                     (2,088)            (    794)           ( 1,195)
Total equity securities                    (1,369)               2,905               1,072

Real estate and mortgage loans:
gains                                       $9,045              $1,502             $1,856
losses                                      (2,516)             (4,116)             (3,846)
Total real estate and mortgage loans         6,529               (2,614)             (1,990)

Total realized investment gains, net                   $21,072            $63,169          $20,590


(4)Liabilities for future policy benefits
Liabilities for non interest-sensitive life insurance future policy benefits are based upon assumed future investment yields, mortality rates, and withdrawal rates after giving effect to possible risks of adverse deviation. The assumed mortality and withdrawal rates are based upon the Companies' experiences.
The policy liability for future contract benefits for universal life and deferred annuity contracts is determined using the retrospective deposit method, in accordance with SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments."
The policy liability for immediate annuities is also computed in accordance with SFAS No. 97. For AHLIC issues prior to
1987, mortality is based on blends of the 1971 Individual Annuity Mortality Table and the 1969-71 U.S. Life tables, with interest rates ranging from 6% to 14.75%. For AHLIC 1987 and subsequent issues, mortality is based on blends of the 1983a and 1979-81 U.S. Life tables, with interest rates ranging from 4.5%
to 11%. For FAHL, mortality is based on blends of the 1983a and 1979-81 U.S. Life tables, with interest rates ranging from 4.5% to 9.5%.
Term insurance reserves are computed in accordance with SFAS No. 60, "Accounting and Reporting by Insurance Enterprises. For AHLIC policies issued prior to 1993, the valuation mortality rates are based on the 196 as adjusted for company experience, and the valuation interest rates grade from 9.5% to 8% over 10 years. Beginning in 1993, the valuation mortality rates are based on the 1975-80 Basic Table as adjusted for company experience, and the valuation interest rates grade from 6.5% in duration 1 to 5% in duration 10. For FAHL policies issued prior to 1994, the valuation mortality rates are based on the 1965-70 Basic Table as adjusted for company experience, interest rates grade from 9.5% to 8% over ten years. For the FAHL term products introduced in 1994, the valuation mortality rates are based on the 1975-80 Basic Table as adjusted for company experience, and the value grade from 6.5% in duration 1 to 5% in duration 10.

(5)POLICY AND CONTRACT CLAIM liabilities

Activity in the liability for unpaid policy and contract claims and claim adjustment expenses is summarized as follows:









                                                    1994                                   1993
Balance at January 1                               $41,105                                $36,646
less:reinsurance recoverable                      (2,811)                                 (2,381)
Net balance January 1                               38,294                                  34,265
Incurred related to:
 Current year                                       71,443                                    96,751
 Prior years                                          (193)                                     5,511
Total Incurred                                        71,250                                   102,262
Paid related to:
Current year                                          54,837                                      74,378
Prior years                                           21,456                                      23,855
Total paid                                            76,293                                      98,233

Net balance at December 31                            $33,251                                    $38,294
Plus: reinsurance recoverables                          3,188                                        2,811
Balance at December 31                                $36,439                                     $41,105

(6) REINSURANCE
In accordance with general practice in the insurance industry, portions of the life insurance written by the Companies are reinsured; however, the Companies remain contingently liable with respect to reinsurance ceded unable to meet its obligations. In the opinion of management, the Companies' reinsurers are financially stable and allowances for uncollectible amounts are established against reinsurance receivables, if appropriate. The following table summarizes net premiums earned and net insurance benefits and losses incurred:


                                                      1994                        1993                             1992

Premiums written and other
considerations                                       $231,061                 $218,386                     $209,397
less premiums ceded                                  71,501                     19,674                        22,448
net premiums written and
other considerations                                 159,560                   198,712                       186,909
Change in Unearned Premiums                              397                       1,964                          3,688
Net Premiums and other Consid.                      $159,957                 $200,676                     $190,597

Gross benefits                                     $96,148                 $118,712                     $122,751
Less reinsurance recoveries                         16,250                     14,700                         22,800
Net benefits                                        79,898                    103,733                         99,951
Change in reserves                                 (43,701)                          266                         (2,719)
Net benefits                                        $36,197                  $103,999                     $   97,232


(7)COMMITMENTS AND CONTINGENCIES
The Companies are parties to litigation occurring in the normal course of business. In the opinion of management, such litigation will not have a material adverse effect on the Companies' financial position or results of operations.

(8)STATUTORY REPORTING
The accompanying financial statements have been prepared on the basis of GAAP, which varies from statutory accounting practices ("SAP") prescribed or permitted by insurance regulatory authorities. The principal differences between SAP and GAAP are that for SAP (i) certain assets that are nonadmitted assets are eliminated from the balance sheet, (ii) acquisition cost for policies are expensed as incurred, while they are deferred and amortized over the life of the policies under GAAP,
(iii) no provision is made for deferred income taxes, (iv) the timing of establishing certain reserves is different than under GAAP; (v) certain notes are considered surplus rather than debt, (vi) valuation allowances are established against investments and (vii) premiums for universal life and annuity products are recognized as revenue when collected for SAP and in the period assessed for GAAP.
The amount of statutory net income and capital and surplus for the Companies for the years ended December 31 were as follows:


                                           1994                       1993                             1992
Net Income                         $  66,063                      $ 40,367                   $ 23,530
Capital and Surplus                   365,146                      251,229                     226,465

As it applies to AHLIC, in accordance with the Insurance Code of the State of Michigan, dividend payments have certain limitations without the prior approval of the Director of Insurance.
In 1995, dividend payments in excess of $58,100 would require prior approval. AHLIC is required to maintain minimum capital and surplus of $1,000. FAHL is required to maintain minimum capital of $2,000 and additional paid-in surplus of at least $4,000 or 200% of its capital, whichever is greater. The state of New York has no dividend limitation requirements.

(9)Related-Party and Other Transactions
In the normal course of business and, in management's opinion, at terms comparable to those available from unrelated parties, the Companies have engaged in transactions with its parent and affiliates. A brief description of each of these is discussed below.
The Companies write credit insurance policies covering loans originated by Household Finance's consumer finance subsidiaries and Household International's banking subsidiaries. The principal transactions and balance accompanying financial statements are summarized as follows:

                                                         1994                     1993                         1992
Premiums                                                $47,100                $58,300                     $57,934
Policy Benefits                                          29,100                 36,400                       37,500
Due and uncollected                                       6,500                     6,600                          6,300
Policy and contract claims                               34,000                   38,400                       35,900


The Companies paid $3,800, $3,900, and $3,100 in 1994, 1993, and 1992, respectively, to Household Finance for administrative expenses.
AHLIC leases two office buildings to its parent and an affiliate, who use the buildings as their headquarters and administration facilities. The investment in these buildings was $28,000 and $29,200 at December 31, 1994 and 1993 respectively. The building leases have combined minimum annual rentals of $4,500. The leases expire in 2013.
Effective October 1, 1994, the Companies entered into a reinsurance ceded treaty with Hamilton National Life Insurance Company ("HNLIC"), a wholly-owned subsidiary of AHLIC (not included in these financial statements) block of annuity contracts. The funds backing the reserves, amounting to $64,000, are payable as of December 31, 1994, and are expected to be transferred with accrued interest in 1995. The payable and accrued interest accompanying balance sheet as payable to affiliate.
During 1994, Alexander Hamilton Insurance Agency ("AHIA"), a subsidiary of AHLIC, declared and paid a $2,000 dividend and paid a $500 dividend declared in 1993. In 1993, AHIA declared a $1,200 dividend, with $500 of dividend payable at December 31, 1993. During 1992, AHIA declared a
$1,800 dividend payable to the Companies, of which $400 was payable at December 31, 1992. In 1993, HNLIC declared and paid dividends of $12,00 are reflected in investment income in the accompanying combined statements of income. On September 29, 1994, AHLIC entered into a $50,000
9.76% capital note agreement with Household International. The note matures September 30, 2024. Interest is payable on March 31 and September
1995. The Companies have recorded $1,230 of interest expense related to this note in the accompanying combined statements of income. The payment of principal and/or interest otherwise required or permissible shall AHLIC has obtained the prior written approval of the Michigan
Insurance Bureau and obtained the prior approval of the board of directors,
(ii) such payment will not cause AHLIC to violate its statutory capital
Michigan Insurance Code; and (iii) AHLIC has adequate earned surplus funds available for such payment. At December 31, 1994 and 1993, the Companies owned $125,000 in securitized Household Finance Corporation consumer receivables.
During 1993, AHLIC received a $17,000 capital contribution from Household
International.

(10)income taxes
A reconciliation of the federal income tax rate to the Companies' effective rate for each year is as follows:

                                                                         1994            1993          1992
Federal income tax at the stautory
rate                                                                     35.0%          35.0%           34.0%
Tax -e xempt interst and dividends
reduction received                                                       (.6)           (3.7)           (.7)
State Taxes                                                               .8             1.3             1.0
Other (decrease) increase,net                                            (.3)            (.8)             .9
Provision for income taxes                                              34.9%           31.8%             35.2%


The tax effects of temporary differences that result in significant deferred tax assets and liabilities are as follows:

                                                                        1994                                1993
Deferred tax assets:
Insurance reserves                                                  $     174,265                           $145,584
Invested assets basis                                                       9,328                             14,594
Net unrealized investment losses                                            45,581                                -
Total Deferred tax assets                                                  229,174                            160,178
Deferred tax liabilities
deferred policy acquisition costs                                          126,563
Leverage leases                                                             30,846                            27,822
Net unrealized investment gains                                                 -                              1,930
Other                                                                         2,771                            1,816
Total Deferred tax liabilities                                              160,180                          163,158

Net deferred tax assets (liabilities)                                       $68,994                        $ (2,980)

The components of the provision are:
                                                                 1994                  1993                1992
Current:
 Federal                                                        $ 62,075          $ 59,761              $ 44,013
 State                                                              920              1,584                 1,081

Deferred:
Federal                                                          (24,588)         (22,957)               ( 8,038)
Total                                                          $  38,407          $38,388                $37,056

(11)EMPLOYEE BENEFIT PLANS
The Companies participate in defined benefit pension plans of Household International covering substantially all of their employees. Plan benefits are based primarily on years of service.
Plan assets primarily consist of equity securities including those of foreign issuers and corporate and government obligations. Pension income for defined benefit plans, primarily due to the overfunded status of the domestic plan, included the following components:

Year ended December 31                                           1994            1993      1992
Service costs-benefits earned during
 the period                                                   $ (1,072)       $(1,430)     $(1,253)
Interest cost on projected benefit
 obligation                                                     (1,266)          (1,450)    (1,377)
Expected return on assets                                        2,142             2,765     2,616
Net amortization deferral                                          653                653      653
Pension Income                                                $    457           $   538      $ 639


The funded status of the defined benefit pension plan attributable to the Companies was as follows:




At December 31                               1994                 1993

Actuarial present value of:
Vested benefits obligation                  $ 8,911                  $13,419
Nonvested benefits obligation                3,461                   4,175
Accumulated benefit obligation              12,372                  17,594
Effexts on anticipated future
 compensation levels                        2,572                      2,653
Projected benefit obligation               14,944                     20,247

Plan assets at fair value                  22,094                     30,785
Plan assets in excess of projected
 benefit obligation                      $ 7,150                  $ 10,538


The 1994 and 1993 projected benefit obligations for the defined benefit plans were determined using an assumed weighted average discount rate of 8.25% and 7.25%, respectively, an assumed compensation increase of 4.75% and 3.75%, respectively, and an assumed weighted average long-term rate of return on plan assets of 10.0% and 9.5%, respectively.

At December 31, the excess of plan assets over the projected benefit obligation included the following components:






                                                            1994                        1993

Unamortized prior service costs                            $( 173)                     $(   204)
Net unrecognized loss from past experience
diffferent from assumed and effects of
changes in assumptions                                      (3,361)                     (    169)
Unamortized assets                                           2,675                        3,359
Prepaid pension costs                                        8,009                        7,552
Plan assets in excess of projected benefit
 obligation                                                $ 7,150                      $ 10,538


The straight-line method of amortization is used for prior service cost and unrecognized gains and losses.
The Companies also participate in a defined contribution plan of Household International where each participant's contribution is matched by the Companies up to a maximum of 6% of the participant's compensation. For 1994, 1993, and 1992, these costs totaled approximately $1,000 annually.
The Companies have several plans which provide medical, dental, and life insurance benefits to retirees and eligible dependents. The plans are funded on a pay-as-you-go basis and cover substantially all employees who meet certain age and vested service requirements. The Companies have instituted dollar limits on its payments under the plans to control the cost of future medical benefits.
Effective January 1, 1993, the Companies adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits
Other Than Pensions," which requires the accrual of the cost of providing postretirement benefits for medical, dental, and life insurance coverage over the active service period of the employee.
The Companies adopted SFAS No. 106 on a prospective basis, which amortizes the obligation existing at the adoption date over 20 years. The unrealized obligation was $2.3 million and $2.4 million at December 31, 1994 and 1993.

At December 31, the net postretirement benefit cost included the following:

	                                                    1994                         1993
Service costs benefits earned during the period        $340                         $432
Interest cost on accumulated post retirement
 benefit obligation                                     302                            249
Net amortization and deferral                           146                            127
Net periodic post retirement benefit cost              $788                           $808

Through 1992, it had been the Companies' policy to charge the cost of retiree health care and life insurance benefits to expense when benefits were paid. The cost of plans which cover retirees and eligible depend States is not significant to the Companies.
The actuarial and recorded liabilities for postretirement benefit plans, none of which have been funded, were:

                                                             1994                      1993
Actuarial present value of post retirement
benefit obligation for:
 Retirees                                                   $ 1,632                  $ 2,215
 Fully eligible active participants                           1,128                    1,524
 Other active participants                                    2,647                    2,588
Accumulated postretirement benefit obligation                 5,407                    6,327
Net unrealized gain (loss) from past experience
 different from assumed and effects of changes
 in assumptions                                                 736                   (1,086)
Unamortized liability                                        (4,199)                 (4,432)
Accrued Post retirement benefit obligation                  $ 1,944                  $   809

The December 31, 1994 and 1993 accumulated postretirement benefit obligation was determined using an assumed weighted average discount rate of 8.5% and 7.5%, respectively, and an assumed annual compensation in and 3.75% respectively. A 14.2% and 15.0% annual rate of increase in the gross cost of covered health care benefits was assumed for 1994 and 1993, respectively. This rate of increase is assumed to decline by one percentage point in each year after 1995.
The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1% would have increased both the 1994 and 1993 net periodic postretirement benefit obligation at December 31, 1994 and 1993 by $297 and $297, respectively.

Incentive Compensation and Stock Option Plans
Certain members of management of the Companies participate in Household International's executive compensation plans which provide for the issuance of nonqualified stock options and incentive stock options. These holder to purchase, under certain limitations, Household International's common stock at a price not less than 100 percent of the market value of the stock on the date the option is granted.

Deferred Agent Compensation
The Companies sponsor a contributory deferred compensation plan for certain qualified agents. The accumulated value of both the Companies' and the agents' contributions was $33,000 and $32,100 at December 31, 1994 and 1993 respectively, and is included with accounts payable and accrued expenses. In 1991, the Companies established a Rabbi Trust supporting the liability which is recorded at the market value of the underlying as other assets.
(12) Derivatives
The Companies have limited involvement with derivative financial instruments and do not use these instruments for trading purposes. They are generally used to manage well-defined interest rate risk and to hedge investment Interest rate cap agreements with notional value of $500,000 were initiated the cap transactions, which had an original maturity in 1996, was to hedge annuity liabilities. A gain of $1,400 was recognized upon termination. Interest rate swap transactions with a notional value of $495,000 were entered into during 1993 and 1994. Swaps with a notional value of $300,000 were terminated during 1994 at a loss of $400. Swaps with a notional remain open as of December 31, 1994. Termination of these swaps at current market interest rates would result in a settlement payment of $12,900 as of December 31, 1994. Interest is exchanged monthly on notional value of $125,000, with the Companies receiving a weighted average return 5.28% and paying 1 month LIBOR (6.00% at December 31, 1994) on a net exchange basis. On the remaining $70,000 of notional value, the Companies receive a fixed rate of 6.68% and pay 3 month LIBOR (6.50% at December 31) net exchange basis. The net amount received or paid under these swaps is reflected as an adjustment to interest income.
Futures contracts were entered into and terminated during 1994 to hedge existing and anticipated investment transactions. Deferred realized losses from these terminations were $9,600 in 1994, which will be amortized Although off-balance sheet derivative financial instruments do not expose notional amount, such agreements generate credit risk to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. Such risk is minimized based on and the consistent monitoring of these agreements. The counterparties to and investment banks, all of which were approved by AHLIC's asset and liability committee.

EXHIBIT 7 (a) (ii)

   ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,
   FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND
   ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.
   COMBINED BALANCE SHEETS
   (Dollar Amounts in Thousands)

                                                             June 30,    Dec. 31,
                          ASSETS                               1995        1994
                                                           (Unaudited)
   CASH AND INVESTMENTS:
     Cash and cash equivalents                             $    4,546  $   10,380
     Debt securities available for sale, at fair value      3,888,761   3,515,628
     Debt securities held to maturity, at amortized cost    2,744,567   2,737,720
     Equity securities available for sale, at market value     66,165      53,289
     Mortgage loans on real estate                            216,630     161,883
     Policy loans                                             776,673     544,198
     Real estate                                               79,807      81,153
     Other investments                                          1,722       1,722
        Total cash and investments                          7,778,871   7,105,973

   ACCRUED INVESTMENT INCOME                                  104,791     103,929

   ACCOUNTS RECEIVABLE AND AGENTS' BALANCES                    45,635      57,607

   DUE FROM REINSURERS                                         84,791      82,165

   PROPERTY AND EQUIPMENT                                      18,156      20,088

   DEFERRED POLICY ACQUISITION COSTS, net of amortization     480,543     618,652

   DEFERRED INCOME TAX ASSETS                                  23,700      68,994

   OTHER ASSETS                                                11,646       9,330

        TOTAL ASSETS                                       $8,548,133  $8,066,738

   The accompanying note is an integral part of these combined statements.



        ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

        FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

             ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


                       COMBINED BALANCE SHEETS

                    (Dollar Amounts in Thousands)

                                                          June 30,     Dec.31,
                                   LIABILITIES AND COMBINED COMPANIES EQUITY                 1995        1994
                                                          (Unaudited)

   POLICY LIABILITIES:
     Future policy benefits                               $7,545,625  $7,087,065
     Dividend accumulations and other policyholder funds
       on deposit                                              2,388       2,021
     Policy and contract claims                               43,370      36,439
     Unearned premium reserves                                 3,734       3,502
        Total policy liabilities                           7,595,117   7,129,027

   INCOME TAXES PAYABLE                                       10,817      20,008

   ACCOUNTS PAYABLE AND ACCRUED EXPENSES                     132,590     157,620

   PAYABLE TO AFFILIATE                                        4,371      67,768

   NOTE PAYABLE TO PARENT                                     50,000      50,000

        Total liabilities                                  7,792,895   7,424,423


   COMBINED COMPANIES EQUITY:
     Combined companies equity                               761,738     733,076
     Net unrealized gain (loss) on securities available
       for sale                                                1,848     (81,835)
     Net unrealized losses or foreign exchange
       transactions                                           (8,348)     (8,926)

        Total combined companies equity                      755,238     642,315
        TOTAL LIABILITIES AND COMBINED COMPANIES EQUITY   $8,548,133  $8,066,738


   The accompanying note is an integral part of these combined statements.






        ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

        FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

             ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


                    COMBINED STATEMENTS OF INCOME

                    (Dollar Amounts in Thousands)

                                                         Six Months Ended
                                                           June 30,
                                                                                              1995        1994
                                                          (Unaudited) (Unaudited)
   REVENUE:
     Life premiums                                         $  23,187   $  26,784
     Accident and health premiums                             13,185      12,500
     Contract revenue                                         68,317      67,108
        Total premiums and other considerations              104,689     106,392
     Net investment income                                    64,971      36,792
     Realized investment gains (losses)                       (3,138)     26,912
                                                             166,522     170,096

   BENEFITS AND EXPENSES:
     Life benefits                                            42,511      37,861
     Accident and health benefits                              6,658       6,246
     (Decrease) increase in reserves                           1,978        (561)
     Other policyholder benefits                                 357       3,738
        Total benefits                                        51,504      47,284
     Insurance commissions                                    31,740      34,753
     General and administrative                               26,703      29,217
     Insurance taxes, licenses, and fees                       9,811       8,016
     Interest expense                                          2,453        -
        Total expenses                                        70,707      71,986

   INCOME FROM OPERATIONS BEFORE INCOME TAXES                 44,311      50,826
   INCOME TAXES                                               15,649      17,587

   NET INCOME                                              $  28,662   $  33,239



   The accompanying note is an integral part of these combined statements.





        ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA,

        FIRST ALEXANDER HAMILTON LIFE INSURANCE COMPANY, AND

             ALEXANDER HAMILTON CAPITAL MANAGEMENT, INC.


                  COMBINED STATEMENTS OF CASH FLOWS

                    (Dollar Amounts in Thousands)


                                                         Six Months Ended
                                                           June 30,
                                                                                              1995        1994
   CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                           $   28,662  $   33,239
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Policy liabilities                                  466,090     449,010
         Deferred policy acquisition costs                   (55,217)    (71,780)
         Depreciation and amortization                        43,306      56,068
         Deferred income taxes (benefit)                      (1,282)     (2,980)
         Amounts receivable and other assets                   6,168     (21,605)
         Accounts payable and accrued expenses               (34,221)     12,825
         Realized investment (gains) losses                    3,138     (26,912)
           Total adjustments                                 427,982     394,626
           Net cash provided by operating activities         456,644     427,865
   CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of investment securities                   (1,811,101) (1,898,895)
     Proceeds from sales and maturities of investment
       securities                                          1,698,444   1,494,747
     Purchases of mortgage loans and real estate             (72,996)     (1,049)
     Proceeds from sales of real estate                        1,186      13,817
     Proceeds from payments on mortgage principle             18,249      52,821
     Policy loans, net                                      (232,475)    (89,921)
     Additions to property, plant and equipment                 (388)       (527)
        Net cash used in investing activities               (399,081)   (429,007)
   CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase (decrease) in note payable and payable
       to affiliate                                          (63,397)        711
     Net cash provided by (used for) financing activities    (63,397)        711
        Net decrease in cash and cash equivalents             (5,834)       (431)
   CASH AND CASH EQUIVALENTS, beginning of year               10,380      13,821

   CASH AND CASH EQUIVALENTS, end of year                 $    4,546  $   13,390

   The accompanying note is an integral part of these combined statements.


   Alexander Hamilton Life Insurance Company
   First Alexander Hamilton Life Insurance Company, and
   Alexander Hamilton Capital Management, Inc.
   Note to Combined Condensed Financial Statements
   Unaudited
   Basis of Presentation
The accompanying combined condensed financial statements include Alexander Hamilton Life Insurance Company of America ("AHLIC"), First Alexander Hamilton Life Insurance Company ("FAHL"), and Alexander Hamilton Capital Management, Inc.("AHCM") and are unaudited, but, in the opinion of management, reflect all adjustments necessary to present fairly the combined condensed June 30, 1995 balance sheet and statements of income and cash flows for the six months ended June 30, 1995 and 1994. Such adjustments consist only of normal recurring accruals and adjustments. These financial statements have been combined and prepared as a result of the Stock Purchase Agreement between the Household Group, Household International, Inc., Alexander Hamilton Life Insurance Company of America and Jefferson - Pilot Corporation dated August 9, 1995 and exclude certain AHLIC subsidiaries that have not been acquired.
These combined condensed financial statements should be read in conjunction with the audited combined financial statements and related notes. Combined net income and cash flows for the interim periods reflected in the accompanying combined condensed financial statements are not neceassarily indicative of those to be expected for the entire fiscal year.









                           TABLE OF CONTENTS

                                                            Page No.

                         ARTICLE I.DEFINITIONS

   SECTION 1.1.    Defined Terms . . . .  . . . . . . . . . . . . .2
   SECTION 1.2.    Other Terms . . . . .  . . . . . . . . . . . . 11


                ARTICLE II.PURCHASE AND SALE OF SHARES

   SECTION 2.1.    Transfer of Shares. .  . . . . . . . . . . . . 12
   SECTION 2.2.    Purchase Price. . . . . . . . . . . . . .. . . 12
   SECTION 2.3.    Post-Closing Adjustment . . . . . . . . .. . . 12
   SECTION 2.4.    Dispute Resolution. . . . . . . . . . . .. . . 14


                         ARTICLE III.CLOSING

   SECTION 3.1.    Time and Place of Closing . . . . . . . . .  . 15
   SECTION 3.2.    Deliveries by Sellers . . . . . . . . . . .  . 15
   SECTION 3.3.    Deliveries by Purchaser . . . . . . . . . .  . 16


                    ARTICLE IV.GUARANTEE BY PARENT

   SECTION 4.1.    Guarantee of Seller's Performance . . . . .  . 16
   SECTION 4.2.    Waiver. . . . . . . . . . . . . . . . . . .  . 16


     ARTICLE V.REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

   SECTION 5.1.    Incorporation and Qualification; Subsidiaries  16
   SECTION 5.2.    Articles of Incorporation--By-Laws. . . . . .  18
   SECTION 5.3.    Acquired Subsidiaries . . . . . . . . . . . .  18
   SECTION 5.4.    Scope of Business . . . . . . . . . . . . . .  19
   SECTION 5.5.    Authorization . . . . . . . . . . . . . . . .  19
   SECTION 5.6.    Capitalization. . . . . . . . . . . . . . . .  19
   SECTION 5.7.    Ownership of Shares and Note. . . . . . . . .  19
   SECTION 5.8.    Statutory Statements. . . . . . . . . . . . .  20
   SECTION 5.9.    GAAP Financial Statements . . . . . . . . . .  20
   SECTION 5.10.   Investments; Defaults. . . . . . . . . . . . . 20
   SECTION 5.11.   Twindex Policies . . . . . . . . . . . . . . . 21
   SECTION 5.12.   Reserves . . . . . . . . . . . . . . . . . . . 21
   SECTION 5.13.   Bank Accounts; Custodial Accounts; Receivables 22
   SECTION 5.14.   Material Contracts (Other Than Reinsurance). . 22
   SECTION 5.15.   Reinsurance Treaties . . . . . . . . . . . . . 23
   SECTION 5.16.   Employees and Compensation . . . . . . . . . . 24
   SECTION 5.17.   Employee Benefit Plans . . . . . . . . . . . . 25
   SECTION 5.18.   Producers for the Company. . . . . . . . . . . 27
   SECTION 5.19.   Insurance. . . . . . . . . . . . . . . . . . . 28
   SECTION 5.20.   Insurance Policy Forms and Rates . . . . . . . 29
   SECTION 5.21.   Litigation and Regulatory Investigations . . . 29
   SECTION 5.22.   Compliance with Applicable Laws and Regulations30
   SECTION 5.23.   Brokers' or Finders' Fees. . . . . . . . . . . 30
   SECTION 5.24.   Full Disclosure; No Misrepresentations . . . . 30
   SECTION 5.25.   Dividends; Distributions on the Note . . . . . 30
   SECTION 5.26.   Property . . . . . . . . . . . . . . . . . . . 31
   SECTION 5.27.   Patents and Trademarks; Technology . . . . . . 32
   SECTION 5.28.   Absence of Certain Changes or Events . . . . . 33
   SECTION 5.29.   Agreement Does Not Violate Other Agreements. . 35
   SECTION 5.30.   Consents and Approvals . . . . . . . . . . . . 36
   SECTION 5.31.   Environmental Matters. . . . . . . . . . . . . 36
   SECTION 5.32.   Liabilities. . . . . . . . . . . . . . . . . . 38
   SECTION 5.33.   Disclaimer . . . . . . . . . . . . . . . . . . 38
   SECTION 5.34.   Related Party Agreements . . . . . . . . . . . 38
   SECTION 5.35.   Policy Information . . . . . . . . . . . . . . 39
   SECTION 5.36.   COLI Agreements. . . . . . . . . . . . . . . . 39
   SECTION 5.37.   Certain Business Practices . . . . . . . . . . 39


        ARTICLE VI.REPRESENTATIONS AND WARRANTIES OF PURCHASER

   SECTION 6.1.    Organization and Standing . . .. . . . . . . . 40
   SECTION 6.2.    Authority . . . . . . . . . . .. . . . . . . . 40
   SECTION 6.3.    Investment Representation . . .. . . . . . . . 40
   SECTION 6.4.    Consents and Approvals. . . . .. . . . . . . . 40
   SECTION 6.5.    No Conflict or Violation. . . .. . . . . . . . 41
   SECTION 6.6.    Financial Ability . . . . . . .. . . . . . . . 41
   SECTION 6.7.    Litigation. . . . . . . . . . .. . . . . . . . 41
   SECTION 6.8.    Brokers . . . . . . . . . . . .. . . . . . . . 42


    ARTICLE VII.CONDUCT AND TRANSACTIONS PRIOR TO THECLOSING DATE;
                            CERTAIN COVENANTS
   SECTION 7.1.    Maintenance of Business; Certain Transactions  42
   SECTION 7.2.    Reports . . . . . . . . . . . . . . . . . . .  44
   SECTION 7.3.    Corporate Existence . . . . . . . . . . . . .  44
   SECTION 7.4.    Twindex Policies. . . . . . . . . . . . . . .  45
   SECTION 7.5.    Further Assurances. . . . . . . . . . . . . .  45
   SECTION 7.6.    Access. . . . . . . . . . . . . . . . . . . .  45
   SECTION 7.7.    Consents. . . . . . . . . . . . . . . . . . .  46
   SECTION 7.8.    Notification of Certain Matters . . . . . . .  46
   SECTION 7.9.    Performance . . . . . . . . . . . . . . . . .  46
   SECTION 7.10.   Negotiations . . . . . . . . . . . . . . . . . 46
   SECTION 7.11.   Tax Basis. . . . . . . . . . . . . . . . . . . 47
   SECTION 7.12.   Computer Services and Software . . . . . . . . 47
   SECTION 7.13.   Business Transfer. . . . . . . . . . . . . . . 48
   SECTION 7.14.   Non-Solicitation . . . . . . . . . . . . . . . 48
   SECTION 7.15.   Sale of Office Building to Parent; Lease
                   Modification . . . . . . . . . . . . . . . . . 48
   SECTION 7.16.   Cross-Defaults . . . . . . . . . . . . . . . . 49
   SECTION 7.17.   Payments on the Note; Other Dividends. . . . . 49
   SECTION 7.18.   Name Change. . . . . . . . . . . . . . . . . . 50
   SECTION 7.19.   Delivery of Additional Financial Statements. . 50
   SECTION 7.20.   Administrative Services. . . . . . . . . . . . 50


                  ARTICLE VIII.COVENANTS OF PURCHASER
   SECTION 8.1.    Performance . . . . . . . . .. . . . . . . . . 51
   SECTION 8.2.    Further Assurances. . . . . .. . . . . . . . . 51
   SECTION 8.3.    Consents and Notices. . . . .. . . . . . . . . 51
   SECTION 8.4.    Employee Benefit Plans. . . .. . . . . . . . . 52
   SECTION 8.5.    Excess Benefit Plan . . . . .. . . . . . . . . 54
   SECTION 8.6.    Employee Welfare Benefit Plans.  . . . . . . . 55
   SECTION 8.7.    Benefits Transition . . . . . .  . . . . . . . 57


                   ARTICLE IX.CONDITIONS TO CLOSING

   SECTION 9.1.    Conditions to Each Party's Obligations. . . . .57
   SECTION 9.2.    Conditions to Sellers' Obligations. . . . . . .58
   SECTION 9.3.    Conditions to Purchaser's Obligations . . . . .59


                         ARTICLE X.TERMINATION

   SECTION 10.1.   Termination. . . . . . . . . . . . . . . . . . 62


                ARTICLE XI.SURVIVAL AND INDEMNIFICATION

   SECTION 11.1.   Survival . . . . . . . . . . . . . . . . . . . 64
   SECTION 11.2.   Sellers' Indemnification . . . . . . . . . . . 64
   SECTION 11.3.   Purchaser's Indemnification. . . . . . . . . . 67
   SECTION 11.4.   Indemnification Procedure. . . . . . . . . . . 67


                        ARTICLE XII.TAX MATTERS
   SECTION 12.1.   Tax Sharing Agreements . . . . . . . . . . . . 68
   SECTION 12.2. Representations, Warranties, Agreements, and Covenants of Seller with Regard to Certain Tax
                   Matters. . . . . . . . . . . . . . . . . . . . 69
   SECTION 12.3. Representations, Warranties, Agreement, and Convenants of Purchaser with Regard to Certain
                   Tax Matters. . . . . . . . . . . . . . . . . . 72
   SECTION 12.4.   Joint Agreements and Covenants of Seller and
                   Purchaser. . . . . . . . . . . . . . . . . . . 73
   SECTION 12.5.   Straddle Period Tax Allocations. . . . . . . . 78
   SECTION 12.6.   Determination Of Tax Benefit . . . . . . . . . 78
   SECTION 12.7.   Tax Dispute Resolution Mechanism . . . . . . . 79


                 ARTICLE XIII.MISCELLANEOUS PROVISIONS

   SECTION 13.1.   Entire Agreement; Waiver . . . . . . . . . . . 79
   SECTION 13.2.   Amendment and Modification . . . . . . . . . . 79
   SECTION 13.3.   Confidentiality. . . . . . . . . . . . . . . . 80
   SECTION 13.4.   Specific Performance . . . . . . . . . . . . . 81
   SECTION 13.5.   Expenses . . . . . . . . . . . . . . . . . . . 81
   SECTION 13.6.   Notices. . . . . . . . . . . . . . . . . . . . 81
   SECTION 13.7.   Severability . . . . . . . . . . . . . . . . . 83
   SECTION 13.8.   Assignment . . . . . . . . . . . . . . . . . . 83
   SECTION 13.9.   Third Parties. . . . . . . . . . . . . . . . . 83
   SECTION 13.10.  Captions . . . . . . . . . . . . . . . . . . . 84
   SECTION 13.11.  Governing Law. . . . . . . . . . . . . . . . . 84
   SECTION 13.12.  Choice of Forum. . . . . . . . . . . . . . . . 84
   SECTION 13.13.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . 84
   SECTION 13.14.  Counterparts . . . . . . . . . . . . . . . . . 84
   SECTION 13.15.  Drafting . . . . . . . . . . . . . . . . . . . 84
   SECTION 13.16.  Books and Records. . . . . . . . . . . . . . . 85
   SECTION 13.17.  Governmental Notices . . . . . . . . . . . . . 85
   SECTION 13.18.  Exhibits . . . . . . . . . . . . . . . . . . . 85

                  LIST OF ANNEXES AND EXHIBITS

        Annex A   Description of Affiliated Business Transfer
        Annex B   Description of COLI Business Transfer
        Annex C   Description of PPA Business Transfer

       Exhibit A  Indemnified Liabilities
       Exhibit B  Form of Parent Guarantees

       Exhibit 5.1     Incorporation and Qualification; Subsidiaries
       Exhibit 5.3     Acquired Subsidiaries
       Exhibit 5.10    Investments; Defaults
       Exhibit 5.11    Twindex Policies
       Exhibit 5.14    Material Contracts (Other than Reinsurance)
       Exhibit 5.15    Reinsurance Treaties
       Exhibit 5.16    Employees and Compensation
       Exhibit 5.17    Employee Benefit Plans
       Exhibit 5.22    Compliance with Applicable Laws and
                       Regulations
       Exhibit 5.24    Full Disclosure; No Misrepresentation
       Exhibit 5.26    Property
       Exhibit 5.27    Patents and Trademarks; Technology
       Exhibit 5.28    Absence of Certain Changes or Events
       Exhibit 5.29    Agreement Does Not Violate Other Agreements
       Exhibit 5.34    Related Party Agreements
       Exhibit 5.35    Policy Information
       Exhibit 5.36    COLI Agreements
       Exhibit 5.37    Certain Business Agreements
       Exhibit 5.38    Twindex Policies
       Exhibit 8.4     Severance Policy
          Exhibit 12.2    Certain Tax Matters

                     STOCK PURCHASE AGREEMENT


   STOCK PURCHASE AGREEMENT dated as of August 9, 1995, by and among HOUSEHOLD GROUP, INC., a Delaware corporation ("Seller"), HOUSEHOLD INTERNATIONAL, INC., a Delaware corporation ("Parent"), ALEXANDER HAMILTON LIFE INSURANCE COMPANY OF AMERICA, a stock life insurance company organized under the laws of the State of Michigan (the "Company"), and JEFFERSON-PILOT CORPORATION, a North Carolina corporation ("Purchaser").


                       W I T N E S S E T H

   WHEREAS, Seller owns all of the 375,000 shares of capital stock of the Company issued and outstanding as of the date hereof (the
   "Shares");

   WHEREAS, Parent has purchased from the Company and holds a $50 million subordinated surplus note dated September 29, 1994 (the "Note");

   WHEREAS, Parent directly owns all the outstanding common stock of HFC and HFC directly owns all the outstanding capital stock of Seller;

   WHEREAS, Seller and Parent desire to sell and transfer to Purchaser and Purchaser desires to purchase and receive from Seller and Parent, as the case may be, the Shares and the Note for the consideration, upon the terms and subject to the conditions hereinafter set forth;

   WHEREAS, Parent desires that Purchaser purchase the Shares, which purchase is beneficial to Parent, and is willing to guarantee the obligations of Seller herein in order to induce Purchaser to purchase the Shares from Seller;

   WHEREAS, except as otherwise provided herein, Purchaser and Seller have agreed to make Section 338(h)(10) Elections, all on the terms set forth in this Agreement;

   WHEREAS, notwithstanding the preceding paragraph, the Parties have agreed that if a transaction qualifying under Section 351 of the Code, as more particularly described herein, can be accomplished on or before December 31, 1995 and satisfy certain conditions, and the Parties have jointly determined by September 30, 1995 that such conditions are likely to be satisfied, then the Parties will utilize such alternative structure rather than the structure including the Section 338(h)(10) Election described hereinabove; and

   WHEREAS, Parent, Seller and the Company intend to arrange for the contribution of the PPA Business Assets to the PPA Companies and the reinsurance of the PPA Business Liabilities by such PPA Companies and the contribution of the Affiliated Business Assets and the COLI Business Assets to the Retained Subsidiaries and the reinsurance of Affiliated Business Liabilities and the COLI Business Liabilities by the Retained Subsidiaries in accordance with the terms and conditions provided herein and in the Transaction Documents, followed by the distribution to Seller of the PPA Companies and the Retained Subsidiaries.

                           A G R E E M E N T

   NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:


                               ARTICLE I.
                              DEFINITIONS

   SECTION 1.1.  Defined Terms

             "acquisition proposal" shall have the meaning provided in Section
   7.10.

             "Acquired Companies" shall mean collectively, the Company and the
   Acquired Subsidiaries.

             "Acquired Subsidiaries" shall have the meaning provided in Section
   5.3.

             "Administrative Services Agreement" shall have the meaning provided in Section 7.20.

             "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

             "Affiliated Business" shall mean the business of initiating, selling and administering credit life and accident and health insurance business and specialty products in conjunction with the lending activities of Parent and its subsidiaries as undertaken by the Company and its subsidiaries.

             "Affiliated Business Assets" shall mean the assets of the Company allocated to the Affiliated Business in the manner described in Annex A.

             "Affiliated Business Liabilities" shall mean all of the liabilities and other obligations of the Company as described in Annex A and all other liabilities and other obligations of the Company and First Alexander Hamilton Life Insurance Company that arise out of the Affiliated Business Assets and arising or relating to the Affiliated Business, regardless of whether such liabilities or obligations are primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise.

             "Affiliated Business Reinsurance Agreements" shall mean the reinsurance agreements between the Retained Subsidiaries and the Company or First Alexander Hamilton Life Insurance Company entered into in accordance with Annex A.

             "Affiliated Business Transfer" shall mean the transfer of the Affiliated Business Assets to, and the reinsurance of the Affiliated Business Liabilities by, the Retained Subsidiaries in accordance with Annex A.

             "AHLIC-AZ" shall mean the Alexander Hamilton Life Insurance Company of Arizona, a stock life and disability insurance company organized under the laws of the state of Arizona.

             "Alexander Hamilton Parties" shall mean collectively, Parent, Seller and the Company.

             "Allocation Agreement" shall have the meaning provided in
   Section 12.4(g).

             "Arbiter" shall have the meaning provided in Section 2.4.

             "Asset Allocation Agreement" shall mean the Asset Allocation Understanding regarding the allocation of assets to the Individual Business, dated as of August 9, 1995, by and between Parent and Purchaser.

             "Benefit Plans" shall have the meaning provided in Section
   5.17(a).

             "Business" shall mean the business of the Company and its subsidiaries as currently conducted, including the Affiliated
   Business, the COLI Business, the PPA Business and the Individual Business, but excluding the Property and Casualty Business.

             "Business Software Rights" shall have the meaning provided in Section 5.27(d).

             "Business Transfer" shall mean the Affiliated Business Transfer, the COLI Business Transfer and the PPA Business Transfer, collectively.

             "Closing" shall mean the satisfaction of the conditions to and the sale and purchase of the Shares and the Note, as set forth in Article III hereof.

             "Closing Date" shall mean the date mutually agreed upon by the Parties on which Seller and Parent sell and Purchaser acquires the Shares and the Note, as set forth in Section 3.1.

             "Closing Date Financial Statements" shall have the meaning provided in Section 2.3(b).

             "Closing Date GAAP Statements" shall have the meaning provided in Section 2.3(b).

             "Closing Date Statutory Statements" shall have the meaning provided in Section 2.3(b).

             "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

             "COLI Business" shall mean the business of initiating, selling and administering corporate owned life insurance products as heretofore undertaken and defined as such by the Company and its subsidiaries.

             "COLI Business Assets" shall mean the assets of the Company allocated to the COLI Business in the manner described in Annex B.

             "COLI Business Liabilities" shall mean all of the liabilities and other obligations of the Company as described in Annex B and all other liabilities and other obligations of the Company that arise out of the COLI Business Assets and arising or relating to the COLI Business, regardless of whether such liabilities or obligations are primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise.

             "COLI Business Reinsurance Agreements" shall mean the reinsurance agreements among the Retained Subsidiaries and the Company entered into in accordance with Annex B.

             "COLI Business Transfer" shall mean the transfer of the COLI Business Assets to, and the reinsurance of the COLI Business by, the Retained Subsidiaries in accordance with Annex B.

             "Company" shall have the meaning provided in the recitals.

             "Computer Services Agreement" shall have the meaning provided in Section 7.12(a).

             "Contracts" shall mean every contract, agreement, lease, license, relationship and commitment, written and oral, to which the Company or any Subsidiary is a party, or by which any of them is bound, excluding (i) Investments and (ii) Reinsurance Treaties.

             "Conversion Date" shall have the meaning provided in
   Section 7.12(a).

             "Covered Employee" shall have the meaning provided in
        Section 8.4(a).

             "Director" shall mean each and any member of the Company's board of directors.

             "Disputed Amounts" shall have the meaning provided in
   Section 2.4.

             "Dispute Notice" shall have the meaning provided in
   Section 2.4.

             "Dispute Notice Date" shall have the meaning provided in
   Section 2.4.

             "Encumbrances" shall mean any and all liens, security interests, pledges, charges, claims, restrictions, limitations, options, or other encumbrances of any kind, character, or description, whether or not of record.

             "Environmental Laws" shall mean all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, principles of common law, orders, decrees, judgments and injunctions, relating to pollution, the environment, public health and safety, natural resources, nuclear power production or Hazardous Substances.

             "ERISA" shall mean the Employee Retirement Income
   Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

             "ERISA Affiliate" shall have the meaning provided in
   Section 5.17(a).

             "ERISA Affiliate Title IV Plans" shall have the meaning provided in Section 5.17(b).

             "Evaluation Materials" shall have the meaning provided in
   Section 5.24(b).

             "Exhibit Contracts" shall have the meaning provided in
   Section 5.14(b).

             "Final Arbiter" shall have the meaning provided in
   Section 2.4.

             "Financial Statements" shall mean the GAAP Financial
   Statements and Statutory Statements, collectively.

             "GAAP" shall mean generally accepted accounting principles consistently applied.

             "GAAP Financial Statements" shall have the meaning provided in Section 5.9.

             "GAAP Reserves" shall mean, as of any date, the reserves and liabilities established by the Company and the Acquired
   Subsidiaries for past and future insurance policy benefits, losses, claims, expenses and contingencies under insurance policies as determined in accordance with GAAP.

             "Hazardous Substances" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, nuclear substance or waste, radioactive substance or waste, petroleum or petroleum-derived substance or waste, including any such substance, waste or constituent regulated under, or defined by, any Environmental Laws.

             "HFC" shall mean Household Finance Corporation, a
   Delaware corporation.

             "HI RIP" shall mean the Household International
   Retirement Income Plan.

             "HI TRIP" shall mean the Household International Tax
   Reduction Investment Plan.

             "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
   Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "Indemnified Costs" shall have the meaning specified in
        Section 11.2(a).

             "Indemnified Liability" shall mean any Indemnified Cost whether relating to events which shall have occurred prior to, or after the Closing Date, and relating to any of the matters described on Exhibit A or in Section 11.2.

             "Individual Business" shall mean the business of initiating, selling and administering individual and group insurance products, including universal life insurance, flexible premium deferred annuities, and other life insurance and annuity products as undertaken by the Company and the Acquired Subsidiaries and excluding the PPA Business, the COLI Business and the Affiliated Business.

             "Intercompany Agreements" shall have the meaning provided in Section 5.34.

             "Investments" shall mean any and all stocks, bonds or other securities, equity or proprietary interest in or loans (other than loans to policyholders) to an individual or to a corporation (other than the Acquired Subsidiaries), partnership, joint venture, business enterprise or other entity of any nature.

             "IRS" shall mean the United States Internal Revenue
   Service.

             "knowledge of the Alexander Hamilton Parties" shall mean knowledge of any executive officer of any of the Alexander Hamilton Parties.

             "Legal Fees" shall mean, with respect to any indemnified Person, any and all fees, costs, and expenses of any kind reasonably incurred by such Person or its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

             "Licensed Rights" shall have the meaning provided in
   Section 5.27(a).

             "Material Adverse Effect"  shall mean an event affecting
   (i) the Company or any of the Acquired Subsidiaries that is or would reasonably be expected to be materially adverse to the income, operations, financial condition, assets, liabilities or revenues, of the Company and the Acquired Subsidiaries, taken as a whole, or of First Alexander Hamilton Life Insurance Company, after giving effect to this Agreement and the transactions contemplated hereby or (ii) the ability of any of Seller, Parent or the Company to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions and perform its obligations contemplated hereby and thereby.

             "Minimum Statutory Equity Amount" shall have the meaning provided in Section 2.3(e).

             "Note" shall have the meaning provided in the recitals.

             "Note Purchase Price" shall have the meaning provided in
   Section 2.2(b).

             "OSHA" shall mean the Occupational Safety and Health
   Administration.

             "Owned Software" shall have the meaning provided in
   Section 5.27(d).

             "Parent" shall have the meaning provided in the recitals.

             "Parent Guarantees" shall mean the Guarantees from Parent to Purchaser and the Company in the form of Exhibits B-1 to B-4 hereto.

             "Parties" or "Party" shall mean either of Seller, Purchaser, Parent, or the Company or in the plural shall mean collectively, Seller, Purchaser, Parent, and the Company.

             "Patent and Trademark Rights" shall have the meaning provided in Section 5.27(a).

             "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated association or organization, or a government or political subdivision thereof.

             "PIC" shall mean Prospect Life Insurance Company, a stock life and disability insurance company to be organized pursuant to the Arizona Insurance Code.

             "Potential Tax Liability" shall have the meaning provided in Section 12.4(k).

             "PPA Business" shall mean the business of initiating, selling and administering periodic payment annuities as heretofore undertaken by the Company and its subsidiaries.

             "PPA Business Assets" shall mean the assets of the Company allocated to the PPA Business in the manner described in Annex C.

             "PPA Business Liabilities" shall mean all of the liabilities and other obligations of the Company as described in Annex C and all other liabilities and other obligations of the Company that arise out of the PPA Business Assets and arising or relating to the PPA Business, regardless of whether such liabilities or obligations are primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise.

             "PPA Business Reinsurance Agreements" shall mean the reinsurance agreements among AHLIC-AZ or PIC and the Company entered into in accordance with Annex C.

             "PPA Business Transfer" shall mean the transfer of the PPA Business Assets to, and the reinsurance of the PPA Business by, the PPA Companies in accordance with Annex C.

             "PPA Companies" shall mean collectively, PIC and AHLIC-
   AZ.

             "Producers" shall mean all agents, brokers or others that have the authority to generate insurance business for the Company or any of its Subsidiaries, including the authority to bind the Company or a Subsidiary to any contract for insurance.

             "Producer Plans" shall have the meaning provided in
   Section 5.18(b).

             "Property and Casualty Business" shall mean the business of initiating and selling property and casualty insurance and workers' compensation insurance.

             "Purchase Price" shall have the meaning provided in
   Section 2.2(b).

             "Purchaser" shall have the meaning provided in the recitals.

             "Realized Capital Gains" shall mean an amount equal to *CONFIDENTIAL 1*

             "Related Party Contracts" shall mean Contracts involving an Affiliate of the Company as a party or otherwise.

             "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

             "Reinsurance Treaties" shall mean all reinsurance treaties or agreements (including facultative agreements) under which the Company or any of its subsidiaries has ceded or assumed any liability or potential liability relating to its Business to a Person other than the Acquired Companies.

             "Relicensed Software Rights" shall have the meaning provided in Section 5.27(d).

             "Retained Subsidiaries" shall mean Hamilton National Life Insurance Company, Alexander Hamilton Insurance Company of America and Alexander Hamilton Insurance Agency, Inc., each a Michigan corporation and wholly owned subsidiary of the Company.

             "Section 351 Transaction Structure" shall have the meaning provided in Section 12.4(m).

             "Section 338(h)(10) Elections" shall have the meaning provided in Section 12.4(b).

             "Securities Act" shall mean the United States Securities Act of 1933, as amended.

             "Seller" shall have the meaning provided in the recitals.

             "Sellers" shall mean together Parent and Seller.

             "Shares" shall mean the 375,000 issued and outstanding shares of common stock of the Company with a par value of $10.00 per share, being all of the Company's issued and outstanding shares.

             "Share Purchase Price" shall have the meaning provided in
   Section 2.2(a).

             "Software Know-how" shall have the meaning provided in
   Section 5.27(d).

             "Statutory Accounting Principles" shall mean for any Person the statutory accounting principles and applicable actuarial standards of practice consistently applied in accordance with the rules and regulations of the National Association of Insurance Commissioners and the state of domicile of such Person.

             "Statutory Net Income" shall mean, for any period, net income of the Company and the Acquired Subsidiaries as reflected in a statement which has been prepared in conformity with Statutory Accounting Principles.

             "Statutory Reserves" shall mean, as of any date, the reserves and liabilities established by the Company and the Acquired Subsidiaries for past and future insurance policy benefits, losses, claims and expenses under insurance policies and any other reserve which is contemplated under applicable Statutory Accounting Principles.

             "Statutory Statements" shall have the meaning provided in
   Section 5.8.

             "Straddle Period" shall have the meaning provided in
   Section 12.5.

             "subsidiary" shall mean, for any Person, any entity in which such Person has an equity interest of 10% or more.

             "Tax" or "Taxes" shall mean all taxes and similar charges, fees, and levies imposed by any governmental authority, entity, or body, or subdivision thereof, whether based upon or measured by gross or net income or otherwise, including, without limitation, income, gross receipts, premiums, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, toll charges, additions to tax, or penalties imposed with respect thereto.

             "Tax Benefit" shall have the meaning provided in
   Section 12.6.

             "Tax Dispute Accountants" shall have the meaning provided in Section 12.7.

             "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment to such documents and any amendment of such documents.

             "Transaction Documents" shall mean collectively the Transferred Business Reinsurance Agreements, the Computer Services Agreement, the Administrative Services Agreement, the Asset
   Allocation Agreement and the Parent Guarantees.

             "Transferred Assets" shall mean collectively, the PPA Business Assets, the COLI Business Assets and the Affiliated
   Business Assets.

             "Transferred Business Reinsurance Agreements" shall mean collectively the PPA Business Reinsurance Agreements, the COLI
   Reinsurance Agreement and the Affiliated Business Reinsurance
   Agreements.

             "Transferred Liabilities" shall mean collectively the PPA Business Liabilities, the COLI Business Liabilities and the
   Affiliated Business Liabilities.

             "Twindex Policies" shall mean collectively the insurance (including annuity) products initiated or sold by the Business which include one or more endorsements referring to an interest crediting rate which cannot be less than the greater of a specified long-term rate and specified short-term rate, marketed under the name "Twindex."

        SECTION 1.2.  Other Terms

             Where used herein, and unless the content otherwise requires:

                  (i) words importing the singular number or plural number shall include the plural number and singular number respectively;

                  (ii) words importing the masculine gender shall
             include the feminine and neuter genders and vice versa;

                  (iii) reference to "Business Day" means a day on which banks are open for business in Chicago, Illinois, other than a Saturday or Sunday;

                  (iv) reference to "include", "includes", and
             "including" shall be deemed to be followed by the phrase "without limitation;" and

                  (v)  reference in this Agreement to "herein,"
             "hereby" or "hereunder", or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibits.


                              ARTICLE II.
                      PURCHASE AND SALE OF SHARES

        SECTION 2.1.  Transfer of Shares

             Upon the terms and subject to the conditions contained herein, and in reliance on the respective representations and warranties of the Parties, on the Closing Date, Seller and Parent as the case may be, will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase, the Shares from Seller for the Share Purchase Price, and the Note from Parent for the Note Purchase Price, in each case free and clear of all Encumbrances.

        SECTION 2.2.  Purchase Price

             The purchase price shall be the aggregate of all amounts set forth below:

             (a) to Seller for the Shares: $525,000,000 (the "Share Purchase Price"), subject to adjustment pursuant to Section 2.3.

             (b)  to Parent for the Note: $50,000,000 (the "Note
   Purchase Price," and together with the Share Purchase Price, the "Purchase Price").

        SECTION 2.3.  Post-Closing Adjustment

             (a) The Share Purchase Price shall be subject to adjustment after the Closing Date as specified in this Section 2.3.

             (b) As soon as practicable, but in any event within 90 calendar days following the Closing Date, the Company shall prepare and deliver to Parent, Seller and Purchaser the statements of assets, liabilities, surplus, and other funds and summary of operations and cash flows of the Company and each of the Acquired Subsidiaries as of, and for the period beginning January 1, 1995 and ending on, the Closing Date (or the most recent end of a month if the Closing Date is not the last Business Day of a month) (the "Closing Date Statutory Statements"), which shall be prepared in conformity with Statutory Accounting Principles, and the consolidated balance sheets, statements of income, stockholder's equity and cash flows of the Company and the Acquired Subsidiaries as of and for the period beginning January 1, 1995 and ending on, the Closing Date (or the most recent end of a month if the Closing Date is not the last Business Day of a month), which shall be prepared in accordance with GAAP (the "Closing Date GAAP Statements" and collectively, the "Closing Date Financial Statements"), except that such Closing Date Financial Statements shall reflect an asset-by-asset recalculation in accordance with Statement of Financial Accounting Standards No. 91 and other applicable GAAP requirements as of the Closing Date (or the most recent end of a month if the Closing Date is not the last Business Day of a month) of the book value of all collateralized mortgage obligations held by any of the Acquired Companies. The Closing Date Financial Statements shall present fairly, in all material respects, in accordance with Statutory Accounting Principles or GAAP, as the case may be, the financial position of the Company and the Acquired Subsidiaries (on a consolidated basis with respect to the Closing Date GAAP Statements) as of the end of such period, and the results of their operations for the periods specified and ending on the Closing Date (or the most recent end of a month if the Closing Date is not the last Business Day of a month). The Company shall also deliver with such statements a calculation of Realized Capital Gains.

             (c) Subsequent to the delivery of the Closing Date Financial Statements, Purchaser shall give Parent and its accountants, actuaries, counsel and other representatives reasonable access to the books and records of the Company and the Acquired Subsidiaries in order to make such investigations as it shall desire in conjunction with the evaluation by Parent of the Closing Date Financial Statements. During such period, Purchaser shall permit Parent and its representatives to consult with the respective employees, auditors, actuaries, attorneys and agents of the Company and the Acquired Subsidiaries.

             (d) The Closing Date Financial Statements shall be deemed final upon the earliest of the date on which Parent and Purchaser jointly agree that the Closing Date Financial Statements are final, the 31st day following the delivery of the Closing Date Financial Statements, if neither Parent nor Purchaser has notified the other of a dispute in amounts shown on the Closing Date Financial Statements and the date on which all disputes relating to such statements and calculations between Purchaser and Parent are resolved in accordance with Section 2.4.

             (e) On the fifth Business Day following the date on which the Closing Date Financial Statements are deemed final, Purchaser or Seller, as the case may be, shall pay to the other the amount, if any, that any payment to be received by such Person pursuant to this Section 2.3(e) exceeds any payment otherwise to be made by such Person pursuant to this Section 2.3(e) as follows:
   Seller shall be obligated to pay to Purchaser, by wire transfer, together with interest on any such adjustment amount at an annual interest rate of *CONFIDENTIAL 2* (based upon a 365-day year) from the Closing Date to (but not including) the date of such payment, the amount, if any, that, after giving effect to the Business Transfer and the dividends and payments payable pursuant to
   Section 7.17 and without giving effect to any sale of the building contemplated by Section 7.15 (such building to be reflected in the Closing Date Statutory Statements at its historical book value notwithstanding its sale), the sum of the amount of the capital and surplus of the Company and the asset valuation reserve and interest maintenance reserve of each of the Acquired Companies, each as set forth in the Closing Date Statutory Statements, is less than *CONFIDENTIAL 3* (the "Minimum Statutory Equity Amount") and
   (ii) Purchaser shall be obligated to pay to Seller, by wire transfer, together with interest at an annual interest rate of *CONFIDENTIAL 3* (based upon a 365-day year) from the Closing Date to (but not including) the date of such payment, any dividend or interest payment allowable pursuant to Section 7.17 for which governmental approval has been timely applied for and not received prior to the Closing Date.

        SECTION 2.4.  Dispute Resolution

             In the event that the Parties hereto do not agree to the determination of the Minimum Statutory Equity Amount pursuant to
   Section 2.3, or any other financial calculation (other than Tax matters) arising under the provisions of this Agreement (the "Disputed Amounts"), the disputing Party shall provide notice of such disagreement to the other Parties hereto (the "Dispute Notice", and the date of its delivery, the "Dispute Notice Date"). The chief financial officer of Purchaser and the chief financial officer of Parent shall meet (by conference telephone call or in person at a mutually agreeable site) within one week after notice of a disagreement is given as provided above. The chief financial officers shall attempt to make a final determination of the Disputed Amounts, and if the chief financial officers reach agreement, any payments shall be made within five days in accordance with such agreement. If the chief financial officers do not reach agreement within a reasonable time, either or both of such chief financial officers shall give notice of an impasse, in which case the chief executive officer of Purchaser and the chief executive officer of Parent shall meet (by conference telephone call or in person at a mutually agreeable site) within one week after notice of an impasse is given by the chief financial
   officers.   If the chief executive officers have hereto not reached
   agreement as to the Disputed Amounts within a reasonable time, either chief executive officer may give notice of an impasse, and such determination shall be promptly submitted to a nationally recognized independent public accounting firm or a nationally recognized actuarial firm (an "Arbiter") jointly selected by Parent and Purchaser. If Parent or Purchaser do not agree upon the joint selection of an Arbiter within five (5) Business Days following the notice of such impasse by the chief executive officers, either Parent or Purchaser may designate a proposed qualified Arbiter to the other by written notice. Within five (5) Business Days such other Party shall either agree to the proposed qualified Arbiter or propose a different Arbiter and in the latter case the two Arbiters so proposed shall within five (5) Business Days thereafter select an Arbiter to make a final determination of the Disputed Amounts. The Arbiter so selected by either Parent and Purchaser jointly or by the Arbiters (the "Final Arbiter") shall make its determination of the Disputed Amounts solely in accordance with the terms of this Agreement. The Parties shall cooperate fully in assisting the Final Arbiter in calculating the Disputed Amounts and shall take such actions as necessary to expedite and to cause the Final Arbiter to expedite such calculation. Each of Parent and Purchaser shall pay one-half of the total fees and expenses of the Final Arbiter.


                             ARTICLE III.
                               CLOSING

        SECTION 3.1.  Time and Place of Closing

             (a) Upon the terms and subject to the conditions contained in this Agreement, the Closing of the transactions contemplated by this Agreement will take place at the offices of Purchaser in Greensboro, North Carolina, at 9:00 a.m., Eastern time, on October 2, 1995 (the Closing on such date to be given effect as of September 30, 1995), or at such place, date and time as the Parties may mutually agree within 30 days of the date the conditions set forth in Article IX are satisfied or waived, but in no event later than December 31, 1995.

             (b) If all of the conditions to Closing contained in this Agreement have been satisfied other than receipt of approval of the insurance department of the State of New York, the Parties agree to use their best efforts to effect a Closing promptly, including effecting a Closing prior to receipt of such approval, through the utilization of a trust or other arrangement to hold the capital stock of First Alexander Life Insurance Company; provided that no Party shall be required to take any action that would have a materially adverse effect on it or the Acquired Companies.

        SECTION 3.2.  Deliveries by Sellers

             At the Closing, Sellers will deliver the following to
   Purchaser:

             (a) stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to Purchaser good title to the Shares;

             (b) the original Note with an assignment to Purchaser thereof;

             (c) copies of the articles of incorporation and by-laws of each of Parent, Seller and the Acquired Companies;

             (d) the stock books, stock ledgers, minute books, and corporate seals of the Acquired Companies and the stock certificates evidencing ownership of the Acquired Subsidiaries;

             (e) the opinion, certificates, and other documents set forth in Section 9.3 of this Agreement; and

             (f) resignations of such directors and officers of the Acquired Companies as are employees of Parent or HFC and such other directors or officers as Purchaser may request.

        SECTION 3.3.  Deliveries by Purchaser

             At the Closing, Purchaser will deliver the following:

             (a) the Purchase Price, in immediately available funds, to such bank accounts of Seller and Parent as Parent designates in writing to Purchaser.

             (b) to Sellers, the opinion, certificates, and other documents set forth in Section 9.2 of this Agreement.


                              ARTICLE IV.
                          GUARANTEE BY PARENT

        SECTION 4.1.  Guarantee of Seller's Performance

             Parent unconditionally and irrevocably guarantees to Purchaser the due and punctual performance of all of Seller's obligations set forth in this Agreement.

        SECTION 4.2.  Waiver

             Parent waives (a) any right to require Purchaser to exhaust remedies against Seller, (b) notice of any modifications of this Agreement, (c) notice of any default under or breach of this Agreement, (d) demand and presentation for payment upon Seller,
   (e) protest, notice of protest and diligence of bringing suit against Seller, and (f) any other defenses available to Parent that are not available to Seller.


                              ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND PARENT

        Seller and Parent jointly and severally represent and warrant to Purchaser as follows:

        SECTION 5.1.  Incorporation and Qualification; Subsidiaries

             (a) Each of Parent, Seller, the Company and the Acquired Subsidiaries is a corporation duly incorporated, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing, where applicable, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

             (b) Attached hereto as Exhibit 5.1(b) is a complete and accurate list of all states and territories where the Company and each of the Acquired Subsidiaries has written or is qualified to write insurance, which list includes all jurisdictions in which failure to be so qualified, if qualification is required, would have a Material Adverse Effect; a list of all licenses and permits held by the Company and each of the Acquired Subsidiaries issued by any state insurance authority, and a description of the classes and lines of business the Company and each of the Acquired Subsidiaries is authorized to write in each jurisdiction. Except as set forth in Exhibit 5.1(b), the Company's and each of the Acquired Subsidiaries' authority to write the classes and lines of insurance business reflected on said Exhibit is unrestricted and neither the Company nor any of the Acquired Subsidiaries is a party to any agreement, formal or informal, with any state insurance regulatory official limiting the Company's or such Acquired Subsidiary's ability to make full use of the licenses or permits which have been issued to it or requiring the Company and the Acquired Subsidiaries to comply with regulatory standards, procedures or requirements different from those applicable to companies with licenses or permits identical to those issued to the Company or such Acquired Subsidiary. The licenses and permits listed on Exhibit 5.1(b) constitute all licenses and permits material to the conduct of Business, as it is now conducted and will be conducted prior to the Closing. All such licenses and permits are in full force and effect and there are no reasonable grounds to believe that any such license or permit will not, in the ordinary course, be renewed upon its expiration. Except as set forth on Exhibit 5.1(b), the Company and the Acquired Subsidiaries have not incurred fines or penalties in excess of $25,000 during the 36 month period prior to the date hereof and have filed all reports, paid all fees and taken all other actions under any applicable statute, rule or regulation by any state regulatory agency having jurisdiction over its activities which are required to comply in all material respects with all state insurance laws and regulations applicable to the Business. Except as set forth in Exhibit 5.1(b), neither the Company nor any of the Acquired Subsidiaries has within the last five years (i) had any of its licenses or permits revoked or suspended, (ii) been involved in a proceeding or investigation, whether formal or informal, to revoke, suspend, limit or restrict such licenses or permits or (iii) been notified by any licensing authority that such authority might have cause to revoke, suspend, limit or restrict any such license or permit and to the best knowledge of the Alexander Hamilton Parties, no such suspension, revocation or limitation is threatened by any governmental authority or department.

             (c) Attached hereto as Exhibit 5.1(c) is a complete and accurate list of all states and territories in which the Company or any Acquired Subsidiary currently has applications for licenses, permits or certificates of authority pending. Exhibit 5.1(c) also sets forth the current status of all such applications.

             (d) The Company and each Acquired Subsidiary belong to all state required rating bureaus, service organizations, insolvency funds, assigned risk pools and similar organizations necessary to conduct the Business as it is now being, and has been, conducted.

        SECTION 5.2.  Articles of Incorporation--By-Laws

             Sellers have delivered to Purchaser complete and correct copies of the articles or certificate of incorporation and all amendments thereto to the date hereof, and the by-laws, as amended to the date hereof, and any other governing documents (including stockholder agreements) of the Company and the Acquired Subsidiaries. The minutes of the board of directors', any investment committees and stockholders' meetings and the stock books of the Company and the Acquired Subsidiaries, all of which have been previously made available to Purchaser, are the complete and correct records of such board of directors', investment committee's and stockholders' meetings and stock issuances through and including the date hereof and reflect all transactions through and including the date hereof required to be contained in such records, as well as those matters customarily contained in records of such type, and all such meetings were duly called.

        SECTION 5.3.  Acquired Subsidiaries

             All of the subsidiaries of the Company (other than the subsidiaries to be transferred pursuant to the Business Transfer) (the "Acquired Subsidiaries") are set forth in Exhibit 5.3 attached hereto. The Company has no ownership interest, directly or indirectly, in any other Person, which is not shown on its Annual Statement as of December 31, 1994, as filed with Michigan Department of Insurance, except for such ownership interests that have been acquired as Investments for the Company and the Acquired Subsidiaries in the ordinary course of their business since December 31, 1994. Except as set forth in Exhibit 5.3, the Company owns, directly or indirectly, all of the outstanding capital stock of each Acquired Subsidiary, free and clear of all Encumbrances, except such restrictions on transfer as may apply under applicable federal or state securities laws, the New York Insurance Code and any other state insurance code, and all of such capital stock has been duly authorized and is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. There are no outstanding options or rights to subscribe to, or any Contracts to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire, any shares of the capital stock or any other securities of any Acquired Subsidiary or any stock appreciation rights or similar rights relating to the capital stock of any Acquired Subsidiary. Upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, the Company will continue to own good and valid title to the stock of each Acquired Subsidiary, free and clear of all Encumbrances, except such restrictions on transfer as may apply under applicable federal or state securities laws, the New York Insurance Code and any other state insurance code.

        SECTION 5.4.  Scope of Business

             Immediately prior to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, the Company and the Acquired Subsidiaries will be involved in no other type of business activities except for the Business.

        SECTION 5.5.  Authorization

             Except for any regulatory or governmental consents or notices that may be required, Seller, Parent and the Company each have all necessary corporate power and authority to enter into this Agreement and the Transaction Documents and to perform them in accordance with their terms. The execution and delivery of this Agreement and the Transaction Documents and the sale and other obligations contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller, Parent and the Company. This Agreement has been, and each of the Transaction Documents will be, duly executed and delivered by each of these Parties, and will constitute valid and binding obligations of each of them, enforceable against such Parties, in accordance with the terms hereof and thereof and subject, as to the enforceability of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        SECTION 5.6.  Capitalization

             The duly authorized capital stock of the Company consists solely of 500,000 shares of Common Stock, par value $10.00 per share, 375,000 of which are issued and outstanding. The Company has no other shares of capital stock of any class or other equity securities authorized, issued or outstanding, and there are no outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or commitments of any character obligating the Company to issue any shares of its capital stock or securities convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of its capital stock or the stock of any Acquired Subsidiary. All of the Shares have been validly issued, fully paid and are nonassessable and free of preemptive rights.

        SECTION 5.7.  Ownership of Shares and Note

             Seller is the beneficial and legal registered owner of all of the Shares and Parent is the beneficial and legal registered owner of the Note. Each of Seller and Parent has good and valid title thereto and the right to sell, assign, and transfer the same to Purchaser free and clear of all Encumbrances except such restrictions as to further transfer that may apply under any applicable federal or state securities laws, the Michigan Insurance Code or any other state insurance code or insurance laws applicable to the Acquired Companies. Upon delivery of the Shares and the Note to Purchaser at the Closing, Purchaser will acquire good and valid title thereto free and clear of any and all Encumbrances except such restrictions as to further transfer that may be imposed by federal or state securities laws, the Michigan Insurance Code or any other state insurance code or insurance laws applicable to the Acquired Companies.

        SECTION 5.8.  Statutory Statements

             Seller previously made available to Purchaser a complete copy of the Annual Statements of the Company, and each of the Acquired Subsidiaries dated December 31, 1992, December 31, 1993 and December 31, 1994, as filed with the department of insurance of such company's state of domicile, a complete copy of the Quarterly Statement of the Company and each of the Acquired Subsidiaries, dated March 31, 1995, as filed with the department of insurance of such company's state of domicile, and will deliver as soon as they are filed such interim financial statements that may be required to be filed with any state departments of insurance prior to the Closing Date (collectively, the "Statutory Statements"). The Statutory Statements have been or will be prepared in accordance with Statutory Accounting Principles. The Statutory Statements present (and such statements to be delivered hereafter will present) fairly in all material respects in accordance with Statutory Accounting Principles the financial position of the company presented as of the dates indicated and the results of its operations for the periods therein specified.

        SECTION 5.9.  GAAP Financial Statements

             Prior to the Closing Date Seller will deliver to Purchaser audited consolidated balance sheets of the Company and its subsidiaries at December 31, 1994 and 1993 and consolidated statements of income, cash flows and changes in stockholder's equity for the three years ended December 31, 1994, and the notes thereto, and has previously delivered the unaudited consolidated balance sheet of the Company and its subsidiaries as of March 31, 1995, and consolidated statements of income for the three months ended March 31, 1994 and 1995, and will deliver on a timely basis interim financial statements as of the end of each subsequent quarter and for the quarter and year then ended, in each case prepared in accordance with GAAP (collectively, the "GAAP Financial Statements"). The GAAP Financial Statements present fairly or will present fairly in all material respects in accordance with GAAP the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations for the periods therein specified.

        SECTION 5.10.  Investments; Defaults

             (a) Seller has previously delivered to Purchaser a complete list of all Investments owned, directly or indirectly, by the Company and the Acquired Subsidiaries as of June 30, 1995. Except as set forth on Exhibit 5.10(a)(1) (as updated for subsequent events), none of the Alexander Hamilton Parties has received notice of (i) any payment defaults with respect to any Investment or (ii) any other notice of nonperformance of any Investment. Exhibit 5.10(a)(1) also contains a list of all bankruptcies, nonperforming assets, foreclosures and payment defaults known to the Alexander Hamilton Parties with respect to the Investments as of June 30, 1995. Except as disclosed on
   Exhibit 5.10(a)(2), all of the Investments constitute admitted assets on the Company's Statutory Statements and their carrying values have been described in conformity with Statutory Accounting Principles and in accordance with values prescribed by the National Association of Insurance Commissioners, when appropriate, consistent with the prior reporting practices of the Company and the Acquired Subsidiaries.

             (b) To the best knowledge of the Alexander Hamilton Parties, neither the Company nor any of the Acquired Subsidiaries has committed any act or omitted to take any act which would make any of the Investments not enforceable against the issuer thereof or the parties thereto in accordance with their terms, except that
   (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or the rights of creditors of insurance companies generally and (ii) the remedy of specific performance and injunctive and other forms of relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             (c) Except as set forth on Exhibit 5.10(c), since December 31, 1994, none of the Company nor any Acquired Subsidiary has (i) purchased or otherwise invested in or committed to purchase or otherwise invest in any interest in real property (including, any extension of credit secured by a mortgage or deed of trust),
   (ii) purchased or otherwise invested in or committed to purchase or otherwise invest in securities which are below investment grade at the time of purchase, (iii) entered into any agreement or commitment with respect to the purchase or other acquisition, sale or other disposition or allocation of any Investment with any Affiliate or other entity in which an Affiliate owns an equity interest of more than 25% or (iv) entered into any agreement or commitment with respect to any foreign Investments. For the purposes of this Section 5.10 the term "investment grade" shall mean with respect to any Investment which is an evidence of indebtedness, a rating of Baa3 or higher by Moody's Investors Service Inc., a rating of BBB- or higher by Standard & Poor's Corporation or category 2 or higher by the National Association of Insurance Commissioners Securities Valuation Office.

        SECTION 5.11.  Twindex Policies

             Exhibit 5.11 sets forth a complete and accurate list of all insurance (including annuity) policy forms issued by the Company or any Acquired Subsidiary which constitute Twindex
   Policies, and the additional information shown on Exhibit 5.11 for such policies is accurate in all material respects.

        SECTION 5.12.  Reserves

             The GAAP Reserves and Statutory Reserves reflected in the Financial Statements were, or will be, computed in accordance with accepted actuarial standards as prescribed by the American Academy of Actuaries, are or will be fairly stated in accordance with sound actuarial principles, were, or will be, computed in a manner consistent with the computation of such items in the preceding corresponding period.

        SECTION 5.13.  Bank Accounts; Custodial Accounts; Receivables

             Prior to the Closing Date, other than petty cash accounts aggregating to less than $150,000, the Company will have delivered a true and complete list (in all material respects) and brief description (including the account or box number and the names of all Persons currently authorized to draw thereon, withdraw therefrom or have access thereto) of each and every bank account, safe deposit box, brokerage account, trust account, depository account or other custodial account of the Acquired Companies including, but not limited to, any deposits maintained with any governmental agency or department for the purpose of obtaining or continuing any authority within the subject jurisdiction or otherwise. Other than the assets deposited in such accounts, the Acquired Companies have no other liquid assets or Investments held or maintained with any other Person at any location.

        SECTION 5.14.  Material Contracts (Other Than Reinsurance)

             (a) Each Contract to which the Company or any Acquired Subsidiary is a party or bound or to which it or its property is subject is listed on Exhibit 5.14, except for Contracts set forth or cross-referenced on Exhibits 5.10, 5.11, 5.16, 5.17, 5.18, 5.19,
   5.26, 5.27, 5.34 and 5.36 and except for Contracts:

                  (i) Relating to insurance Contracts issued or to be issued in the ordinary course of business which involve annual premiums of less than $500,000;

                  (ii) For the purchase or rental of materials and
             supplies by the Company or any Acquired Subsidiary entered into in the ordinary and usual course of business which do not individually exceed $250,000 (treating each purchase order as a separate agreement); and

                  (iii) For the purchase of services by the Company or any Acquired Subsidiary entered into in the ordinary course of business which do not individually involve an amount in excess of $250,000 and which are reasonably expected to be fully performed within 12 months of their respective dates.

             (b)  Except as set forth on Exhibit 5.14(b):

                  (i) Neither the Company nor any Acquired Subsidiary has any outstanding Contract (other than for vested commissions or vested deferred compensation) with any Producer that is not cancelable by the Company or such Acquired Subsidiary, on notice of not longer than 60 days and without any expense, liability, penalty or premium of any kind in an amount greater than $25,000, or any Contract providing for the payment of any bonus or commission based on sales or earnings of any of the Acquired Companies; and

                  (ii) Neither the Company nor any Acquired Subsidiary
             is subject to any Contract containing covenants limiting the freedom of the Company or any Acquired Subsidiary to compete in any line of business in any geographic area, restricting or requiring any particular sales or other office location or requiring the Company to share any profits.

             (c) To the best knowledge of the Alexander Hamilton Parties, all Contracts referred to, or required to be referred to, on any Exhibit delivered hereunder ("Exhibit Contracts") are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, subject to the effect of any bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Except as described on Exhibit 5.14(b), the Alexander Hamilton Parties have no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such Exhibit Contracts. Except as described on Exhibit 5.14(b), no event has occurred or state of facts exists which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any Acquired Subsidiary or, to the best knowledge of the Alexander Hamilton Parties, any other party thereto. Each of the Company and the Acquired Subsidiaries has duly complied in all material respects with all provisions of every Exhibit Contract to which the Company or such Acquired Subsidiary is a party and is not in default as to any such Contract.

             (d) All outstanding insurance Contracts of the Company and the Acquired Subsidiaries were issued in conformity with the Company's underwriting standards and, with respect to such Contracts reinsured in whole or in part, conform to the standards agreed to with the reinsurer in the related reinsurance, coinsurance or other similar contracts.

        SECTION 5.15.  Reinsurance Treaties

             Except for the Transferred Business Reinsurance Agreements, Exhibit 5.15 lists all of the Reinsurance Treaties. Seller has provided to Purchaser copies of the Reinsurance Treaties which are true, accurate and complete, including all amendments or modifications thereto. All Reinsurance Agreements are in full force and effect, enforceable in accordance with their terms, and, except as set forth in Exhibit 5.15, neither the Company nor, to the best knowledge of the Alexander Hamilton Parties, any other party to the Reinsurance Treaties is in default or alleged to be in default under the terms thereof, and there exists no condition which, after notice or lapse of time or both, would constitute a default thereunder. Except as provided for in the Statutory Financial Statement as of and for the year ended December 31, 1994, or as disclosed in Exhibit 5.15 hereto, all reinsurance represented by the Reinsurance Treaties represents an admitted asset or reduction of loss reserves of the Company or an Acquired Subsidiary in the Statutory Statements and their carrying values have been described in conformity with Statutory Accounting Principles and in accordance with values prescribed by the National Association of Insurance Commissioners, when appropriate, consistent with the prior reporting practices of the Company and the Acquired Subsidiaries. Except as set forth on Exhibit 5.15, no consent from any assuming reinsurer under any of the Reinsurance Treaties is required in order for Seller to validly and effectively sell the Shares to Purchaser as provided hereunder. The consummation of the transactions contemplated by this Agreement will not affect any Acquired Company's rights under the Reinsurance Treaties and specifically (i) no Reinsurance Treaties will be terminable nor will any commutation or recapture thereunder be required as a result thereof and (ii) such consummation will not adversely affect an Acquired Company's recapture rights under such Reinsurance Treaties. Recapture rights under the Reinsurance Treaties in connection with the increase in retention limits implemented in 1995 under life insurance contracts are available and have not been diminished.

        SECTION 5.16.  Employees and Compensation

             (a) Each of the Acquired Companies has complied materially with all applicable rules, laws and regulations concerning wages, bonuses, discrimination in employment, disabilities, family and medical leave, immigration, wrongful termination, worker's compensation for injury or sickness, collective bargaining, OSHA and other employment matters and made, in a timely manner, true, complete and accurate filings (in all material respects) required in connection therewith by any federal, state, local or Canadian governmental unit or agency. Other than the HI RIP and the HI TRIP, no Acquired Company is liable to any former employee for any accrued wages or other benefits except as outlined in Section 5.17. Each of the Acquired Companies has complied with all garnishment orders it has received and has made available all garnishment orders it has received in the last year to Purchaser. Seller has previously delivered to Purchaser a list of all employees of the Acquired Companies whose annual salary is in excess of $75,000, including their current salary or rate of remuneration, any Contracts between each such employee and any Acquired Company and any special benefits or arrangements to which they are entitled, including any promised salary, wage or commission increase, other than non-qualified pension plans, welfare benefit plans or fringe benefits referred to in
   Exhibit 5.17. Except as set forth in Exhibit 5.16, there are no employment Contracts with any employee of the Company or any Acquired Subsidiary and the employment of each employee of the Acquired Companies is terminable at will by the Acquired Companies without restriction, penalty or payment of any kind, other than payments with respect to liabilities reflected on the Financial Statements and for services actually performed, non-material payments for accrued benefits and the severance plan attached as
   Exhibit 8.4. No employee of any Acquired Company has suffered an "employment loss" (as defined in the Worker Adjustment and Retraining Notification Act) within the 90 days prior to the date hereof or is anticipated to suffer an "employment loss" within the 90 days prior to the Closing Date.

             (b) Since December 31, 1994 no employee of an Acquired Company, or group of employees, the loss of whom would have a significant adverse effect on the Business, has notified any Acquired Company of his or their intent to (i) terminate his or their relationship with the Acquired Companies or (ii) make any demand for material payments or modifications of his or their arrangements with any Acquired Company.

             (c) Except as set forth in Exhibit 5.16, the employees of the Acquired Companies are not represented by a labor organization, no Acquired Company is a signatory to a collective bargaining agreement with any labor organization, no union claims to represent any such employees and no union organizing effort is or within the last three years has been underway involving employees of any Acquired Company.

        SECTION 5.17.  Employee Benefit Plans

             (a) Other than the HI RIP and the HI TRIP, Exhibit 5.17 sets forth a complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Acquired Companies or by any trade or business, whether or not incorporated, that together with the Acquired Companies would be deemed a "single employer" within the meaning of section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of subsections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) of ERISA (each such Subsidiary, trade, business or member an "ERISA Affiliate"), in each case for the benefit of any employee or former employee of the Acquired Companies (the "Benefit Plans"). Seller has previously furnished to Purchaser all of the written personnel policies, rules or procedures applicable to employees of any Acquired Company.

             (b) Neither the Company nor any Acquired Subsidiary has (within the last six years prior to the date hereof) terminated or withdrawn from or sought a funding waiver with respect to, and no facts exist which could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver with respect to, any employee benefit plan which is subject to Title IV of ERISA other than the matters described in Exhibit 5.17(b). Neither the Company nor any Acquired Subsidiary has incurred liability, and no facts exist which could reasonably be expected to result in such liability, as a result of a termination, withdrawal or funding waiver with respect to any plan, program or arrangement maintained for the benefit of the employees or former employees of an ERISA Affiliate (other than a Benefit Plan described in Section 5.17(a)) that is subject to Title IV of ERISA (an "ERISA Affiliate Title IV Plan").

             (c) Seller has furnished to Purchaser (except as noted on Exhibit 5.17(c)) (i) a true, complete and current copy of
   (i) each written Benefit Plan, any amendments thereto and all trust, insurance or other funding agreements therefor and (ii) with respect to each Benefit Plan, all currently effective IRS, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations or rulings or determinations of any foreign government or agency, and the most recent annual reports, summary plan descriptions, actuarial reports and Statement of Financial Accounting Standards Nos. 87, 106 and 112 reports, (iii) a complete written description of each other Benefit Plan and (iv) such other documentation with respect to any Benefit Plan as has been reasonably requested by Purchaser.

             (d) Based on the Towers Perrin report dated April 1995, the aggregate present value of the liability to the Company and the Acquired Subsidiaries to provide post-retirement medical benefits and life benefits is estimated at *CONFIDENTIAL 4* as of January 1, 1995 and to provide long-term disability benefits to former and present employees of the Company and any of the Acquired Subsidiaries (and their dependents) is estimated to be *CONFIDENTIAL 4*.

             (e) Each Benefit Plan and each ERISA Affiliate Title IV Plan has been established, maintained and administered in compliance in all material respects with all applicable laws, including applicable provisions of the laws of the United States and Canada.

             (f) Neither the Company nor any Acquired Subsidiary has incurred, and no facts exist which are reasonably likely to result in, any liability to the Company or any Acquired Subsidiary for any tax or penalty with respect to any Benefit Plan, ERISA Affiliate Title IV Plan or any group health plan (as described in section 5000 of the Code) of an ERISA Affiliate, including without limitation, any liability, tax or penalty under ERISA, the Code or Canadian law.

             (g) The Company and each Acquired Subsidiary will have the right after the Closing Date under the terms of each Benefit Plan and under applicable law to terminate such plan or its participation in such plan at any time by action of the Company or the Acquired Subsidiary, and no additional contributions would be required in order to properly effect the termination of such plan or its participation in such plan in accordance with the terms of such plan and applicable law.

             (h) Except as set forth on Exhibit 5.17(h), the consummation of the transactions contemplated by this Agreement will not, except as expressly provided in this Agreement, (i) entitle any current or former employee, director or officer of any Acquired Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, director or officer.

             (i) No Acquired Company makes or has made, nor has or has had an obligation to make, nor reimburses or has reimbursed, nor has or has had an obligation to reimburse, another employer, directly or indirectly, for making, contributions to a multiemployer plan as described in Title IV of ERISA.

             (j) The HI RIP and the HI TRIP satisfy the qualification requirements of Section 401 (a) of the Code, each plan has received a favorable determination with respect to its qualification under
   Section 401 (a) of the Code and any amendment made with respect to each such plan either is subject to such a favorable determination letter or a timely application for such a letter is pending with the IRS. No audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or has been proposed with respect to either such plan except for the current audit of RIP by the U.S. Department of Labor. No claims have been made or threatened by any person or governmental agency with respect to either such plan which claim could reasonably be expected to result in liability to the Company or an Acquired Subsidiary (other than routine and reasonable claims made in the ordinary course of plan operations).

        SECTION 5.18.  Producers for the Company

             (a) Seller has previously delivered to Purchaser a complete and accurate list of the Producers for the Business who earned $100,000 or more in commission income from the Company or the Acquired Subsidiaries during 1994, including, with respect to each of the top 20 Producers, a brief description of the Producer's authority and the compensation and other terms of its relationship with the Company or the Acquired Subsidiary. Seller has provided to Purchaser true, accurate and complete copies (in all material respects) of all agreements with such Producers, including all amendments or modifications thereof.

             (b) The Company has previously furnished to Purchaser the forms of Contracts that govern the basic relationship between any of the Acquired Companies and personal producing general agents and agents. Exhibit 5.18(b) sets forth a list of all other plans, programs and practices, whether written or oral, maintained or contributed to by the Company or any Acquired Subsidiary in effect as of the date hereof which presently provide or are reasonably likely to provide in the future benefits or compensation in excess of $100,000 to or on behalf of Producers or former Producers of the Company or any Acquired Subsidiary (excluding any promotional contests for Producers as to which the aggregate amounts payable thereunder do not exceed $100,000) ("Producer Plans"), copies of which have been previously furnished to Purchaser. Except as set forth on Exhibit 5.18(b), each such Producer Plan may be terminated within 90 days of the giving of notice without any liability whatsoever to any Person whomsoever except payment to or on behalf of any Producers or former Producers (other than commissions accrued prior to such termination and vested renewals) of an amount less than or equal to $25,000 or, in the aggregate for all such Producers or former Producers, of an amount less than or equal to $250,000.

             (c) To the best knowledge of the Alexander Hamilton Parties, there is no, and since December 31, 1994 there has not been any, condition or state of facts (excluding the transactions contemplated by this Agreement and external political and economic conditions) which is reasonably likely to affect the Company's and the Acquired Subsidiaries' relations with the Producers described on Exhibit 5.18(a) in a manner which would have a Material Adverse Effect, and no Producer or group of Producers, the loss of whom would have a Material Adverse Effect, has notified the Company or any Acquired Subsidiary since December 31, 1994 of his or their intent to (i) terminate his or their relationship with the Company or any Acquired Subsidiary or (ii) make any demand for material payments or modifications of his or their arrangements with the Company or any Acquired Subsidiary.

        SECTION 5.19.  Insurance

             Exhibit 5.19 contains a true and complete list of all policies currently in force relating to liability (including professional liability), theft, fidelity, fire and other casualty, life, accident and health, workers compensation, and any other form of insurance in force naming the Company, any Acquired Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee and for which the Company or any Acquired Subsidiary has paid or is obligated to pay all or part of the premiums including the following information: (i) the name of the insurer,
   (ii) the amount of coverage and any retention or deductible, (iii) type of insurance coverage, (iv) insurance policy number, (v) any pending claims thereunder relating to the Company or any Acquired Subsidiary whether by the Company or otherwise (and the Company has disclosed to Purchaser all significant facts and circumstances known to the Alexander Hamilton Parties which may give rise to any claim) and (vi) the expiration date. Except as set forth on
   Exhibit 5.19, neither the Company nor any Acquired Subsidiary has received notice of any pending or threatened cancellation or premium increase of more than 10% (retroactive or otherwise) with respect to any such policies referred to on Exhibit 5.19, and the Company and each Acquired Subsidiary is in compliance with all conditions contained therein. The policies listed in Exhibit 5.19 are in amounts which are adequate with respect to the operation of the Acquired Companies through the Closing Date. Except as set forth on Exhibit 5.19, the limits of liability or amount of insurance under the policies listed in Exhibit 5.19 is not limited or subject to reduction or exhaustion due to claims made by or against any Person other than the Company or any Acquired Subsidiary. Except as set forth on Exhibit 5.19, there are no pending claims against such insurance by the Company or any of the Acquired Subsidiaries as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed by the Company or the Acquired Subsidiaries. The Company and each Acquired Subsidiary have been and are insured by reputable insurers with respect to their properties and the conduct of their business in such amounts and against such risks as are reasonable in relation to their business, and the Company will use its commercially reasonable best efforts to maintain such insurance in force at least through the Closing Date.

        SECTION 5.20.  Insurance Policy Forms and Rates

             Each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently in use by the Company or any Acquired Subsidiary, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the Michigan Insurance Department or other applicable regulatory agencies. All such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all applicable laws and regulations.

        SECTION 5.21.  Litigation and Regulatory Investigations

             (a) The Company has delivered to Purchaser a Litigation Memorandum which sets forth all actions, suits, claims, investigations, unresolved regulatory inquiries or legal, administrative or arbitration proceedings pending or threatened which are known to the Alexander Hamilton Parties and which would involve a claim for an amount in excess of $100,000 in any single instance against or on behalf of the Company or any Acquired Subsidiary, or any officer, employee or director thereof in such individual's capacity as officer, employee or director of the Company or any Acquired Subsidiary or involving any of their properties or the Business, whether at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any private party or entity and which indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. None of such matters (singly or in the aggregate) could reasonably be expected to result in a Material Adverse Effect. Further, except as set forth in the Litigation Memorandum, there are no outstanding judgments, orders, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedures) against or relating to the Company or any Acquired Subsidiary which contain any remaining restrictions or obligations to perform. There is no pending or, to the best knowledge of the Alexander Hamilton Parties, threatened action, proceeding or investigation with respect to the Company, any Acquired Subsidiary or any other Person which questions the validity of this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby, could prevent or materially adversely affect any action taken or to be taken pursuant hereto or thereto or which might result in any revocation, suspension or limitation of any regulatory authority of the Company or any Acquired Subsidiary or have a Material Adverse Effect, or which might result in any material liability of the Acquired Companies, taken as a whole.

             (b) The Litigation Memorandum described in paragraph (a) above sets forth a description of all settlements for any action, suit, claim, investigation, regulatory inquiry or legal, administrative, arbitration or other proceeding involving any of the Acquired Companies during the 24 month period ending June 30, 1995 and which resulted in a payment in full satisfaction thereof of more than $100,000.

        SECTION 5.22.  Compliance with Applicable Laws and Regulations

             Except as disclosed in Exhibit 5.22, each Acquired Company has complied in all material respects with its obligation to make each required filing or report with governmental or regulatory bodies and complied in all material respects with all laws, rules, regulations, licensing requirements and orders applicable to the Acquired Companies or the operation of the Business, and there has been no assertion by any party responsible for the administration or enforcement thereof that the Company or its Subsidiaries has violated any such laws, rules, regulations, requirements or orders. All filings and reports to governmental or regulatory authorities have been true, complete and accurate in all material respects.

        SECTION 5.23.  Brokers' or Finders' Fees

             Other than Morgan Stanley & Co. Incorporated (whose fees shall be paid solely by Parent), no agent, broker, investment banker, Person or firm acting on behalf or under the authority of Seller, Parent or its Affiliates or the Company is or will be entitled to any brokers' or finder' fee or any other commission or similar fee directly or indirectly from Purchaser or any Acquired Company in connection with any of the transactions contemplated by this Agreement.

        SECTION 5.24.  Full Disclosure; No Misrepresentations

             (a) No information contained in the representations and warranties of Seller or Parent set forth in this Agreement, the Annex or in any of the certificates, schedules, lists, documents, exhibits or other instruments relating hereto or to be delivered or referenced as having previously been delivered to Purchaser hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact or condition known to Parent, Seller or the Company which has not been disclosed to Purchaser in writing which materially adversely affects or to the knowledge of any of the Alexander Hamilton Parties reasonably may be expected to materially adversely affect the business, assets, liabilities or financial condition of the Acquired Companies, taken as a whole.

             (b) The Alexander Hamilton Parties have provided to Purchaser and its representatives certain documentation and information described on Exhibit 5.24(b) (the "Evaluation Materials"). To the best knowledge of the Alexander Hamilton Parties, the statements contained in Exhibit 5.24(b) are true and complete in all material respects.

        SECTION 5.25.  Dividends; Distributions on the Note

             (a) Since December 31, 1994, other than the dividends permitted by this Agreement, the Company has not declared, set aside or paid any dividend payable in cash, stock or property or made any other distribution with respect to its capital stock. Since December 31, 1994, none of the Company's subsidiaries has declared, set aside or paid any dividend payable in cash, stock or property or made any other distribution with respect to its capital stock.

             (b) Other than the payment to Parent of *CONFIDENTIAL 5* in interest on the Note during 1995, the Company has not paid or set aside in a reserve any other payment on the Note.

        SECTION 5.26.  Property

             (a) Attached hereto as Exhibit 5.26(a) is a list of all the real property that the Company or any of the Acquired
   Subsidiaries will own as of the Closing Date. As to such real property listed,

                  (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Encumbrances, covenant or other restriction except (A) as noted on the list therein and (B) for taxes not yet due, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                  (ii) except as disclosed on Exhibit 5.26(a), there
                       are no leases, subleases, licenses,
                       concessions or other agreements granting to any party or parties the right of use or occupancy of any portion or the parcel of real property; and

                 (iii) except as disclosed on Exhibit 5.26(a),
                       there are no outstanding options or
                       rights of first refusal to purchase the
                       parcel of real property, or any portion
                       or interest therein.

             (b) The Company and each of its subsidiaries has good and marketable title or other rights to possess or use such of its personal property as is necessary to conduct its business as presently conducted, free and clear of all Encumbrances that could reasonably be expected to have a material adverse effect on the conduct the business of the Company and its subsidiaries, taken as a whole.

             (c) Except with respect to personal property described in Section 5.27, all of the personal property necessary for the Company and each of its subsidiaries to conduct its business as presently conducted is under the possession or control of the Company.

             (d) All real property leased by the Company and each of its subsidiaries is in good order, condition and repair, and the operations conducted on such real property comply with all applicable zoning and use restrictions except where the failure to be in such good order, condition, and repair, or to comply with such restrictions would not materially and adversely affect the Company's or its subsidiaries' ability to conduct the Business as such business is currently conducted.

             (e) Except as set forth on Exhibit 5.26(e), the book value of the personal property (including all improvements on any real property owned by the Company or any Acquired Subsidiary and excluding all Investments and deposits) and leasehold improvements which are not located on the premises of the principal business operations of the Company or any Acquired Subsidiary does not exceed $250,000 in the aggregate.

             (f) The structures and equipment owned by the Company or any Acquired Subsidiary and the structures and equipment leased by the Company or any Acquired Subsidiary, are structurally sound with no material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

        SECTION 5.27.  Patents and Trademarks; Technology

             (a) Exhibit 5.27(a) sets forth a complete and accurate list and description of (i) all material United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned by the Company or any Acquired Subsidiary (the "Patent and Trademark Rights") and (ii) all material United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor, licensed to the Company or any Acquired Subsidiary (the "Licensed Rights"). Except as set forth on Exhibit 5.27(a), (i) the Patent and Trademark Rights are free of any Encumbrances, are not subject to any license (royalty-bearing or royalty-free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange,
   (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations created by the Company or any Acquired Subsidiary and (iii) the Patent and Trademark Rights and the Licensed Rights are all those rights necessary to the Business as currently being conducted. Except as set forth on
   Exhibit 5.27(a), the validity of the Patent and Trademark Rights and the validity of the Licensed Rights (i) have not been questioned in any prior litigation, (ii) are not being questioned in any pending litigation and (iii) to the best knowledge of the Alexander Hamilton Parties, are not the subject(s) of any threatened or proposed litigation. Except as set forth on Exhibit 5.27(a), the Business, as currently being conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, or copyright of others. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in the loss or impairment of any of the Patent and Trademark Rights or any of the Licensed Rights or result in any requirement of new or additional royalty, licensing fees, relicensing fees or other expenses. Except as set forth on Exhibit 5.27(a), none of the Alexander Hamilton Parties knows of any use by others of the Patent and Trademark Rights or the Licensed Rights.

             (b) The Company or an Acquired Subsidiary is the sole owner of the Patent and Trademark Rights and neither the Company nor any Acquired Subsidiary has previously assigned or granted and will not, prior to the Closing, grant to any Person any right, title or interest, option, or claim in respect of the Patent and Trademark Rights

             (c) Neither the Company nor any Acquired Subsidiary in the conduct of the Business as currently conducted, infringes or wrongfully uses any confidential information, trade secrets, copyrights, letters, patent trade marks, service rights, trade names, designs, business names, or similar industrial, commercial or intellectual property rights.

             (d) Exhibit 5.27(d) sets forth a list of certain computer software that (i) is used in connection with the Business (the "Business Software Rights") on the Closing Date, (ii) a subset of such Business Software Rights agreed to by the Parties which will be obtained for the Acquired Companies for the use with the Individual Business on the Conversion Date (the "Relicensed Software Rights") or (iii) has been internally created by or for the Company or an Acquired Subsidiary and which the Parent (including all affiliates thereof) will be granted a nonexclusive perpetual royalty-free license to use from Purchaser (the "Owned Software"). As of the Closing Date, the Company and each Acquired Subsidiary shall have access to and be entitled to use the Business Software Rights pursuant to a Computer Services Agreement as set forth in Section 7.12. The Company and the Acquired Subsidiaries will possess rights to use all know-how and improvements relating to the Relicensed Software Rights ("Software Know-how") (whether developed by any of them or Parent or any Affiliate (other than the Acquired Companies)). As of the Conversion Date, Company and each Acquired Subsidiary shall possess valid rights to use all Relicensed Software Rights, Owned Software or Software Know-how and such conversion will not result in the loss or impairment of any Relicensed Software Rights, Owned Software or Software Know-how to the Acquired Companies.

        SECTION 5.28.  Absence of Certain Changes or Events

             Except (i) as set forth on Exhibit 5.28, (ii) for Contracts solely between or among the Company and any of the Acquired Subsidiaries in the ordinary course of business and consistent with past practice or (iii) as contemplated herein or in the Transaction Documents, neither the Company nor any of its subsidiaries has since December 31, 1994:

             (a) Suffered any change in its financial condition or results of operations, policyholders' surplus, assets or liabilities, reserves, nature of its business or operations which change could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

             (b) Incurred any liability or obligation (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice, or suffered any material bad debt, contingency or other reserve increase (except insurance reserve increases resulting in the ordinary course of business);

             (c) Made, declared or paid any dividend or made any distribution or payment, in respect of, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its outstanding capital stock, changed the number of shares of its authorized or issued capital stock, permitted shares of its capital stock held in treasury to become outstanding, or issued any capital stock or issued or granted any option, warrant, call, commitment, subscription, right to purchase or contract of any character relating to its authorized or issued capital stock or any securities convertible into, relating to or based on its capital stock.

             (d) Paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved in the Statutory Statements or incurred in the ordinary course of business and consistent with past practice since December 31, 1994;

             (e) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance;

             (f) Written off as uncollectible any notes or accounts receivable or any portion thereof, except such write-offs in the ordinary course of business and consistent with past practice which are not in excess of $250,000 in the aggregate;

             (g) Written down the value of any asset or investment on its books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice;

             (h) Canceled any debts or waived any claims or rights in excess of $250,000 in the aggregate, or sold, transferred or otherwise disposed of any of its properties or assets, except in transactions in the ordinary course of business and consistent with past practice and except pursuant to existing Reinsurance
   Agreements;

             (i) Made aggregate capital expenditures and commitments in excess of $500,000 (on a consolidated basis) for additions to property or equipment;

             (j) Paid, loaned or advanced (other than the payment of salaries or benefits or reimbursements of expenses in the ordinary course of business) any amount to, or sold, transferred or leased any properties or assets to, or entered into any Contract with, any of its officers or directors, any Affiliate or associate of any of its officers or directors, or either Seller or any Affiliate of such Seller;

             (k)  Adopted or made any material change in any Benefit
   Plan;

             (l) Taken or failed to take any action with respect to any Benefit Plan which would result in a failure to comply with applicable law or with Section 401 of the Code to the extent such Benefit Plan is intended to satisfy such section;

             (m) Suffered any significant labor controversy or deterioration or loss in its agency force;

             (n) Except for customary wage or salary increases for employees and customary compensation increases for Producers, increased or announced any increase in the compensation payable or to become payable to any employee or Producer or increased or announced any increase in any bonus, insurance, pension or other Benefit Plan for such employees or Producers or entered into or amended any employment, consulting, severance or similar Contract, except for (i) at will employment arrangements and (ii) Contracts with Producers, in each case entered into or terminated, as the case may be, in the ordinary course of business consistent with past practice;

             (o) Made any change in any accounting method, practice or principle or systems of internal accounting controls, or any change in any actuarial or reserving standard or any change in depreciation or amortization policies or rates adopted by it;

             (p) Made any change in its underwriting standards, retention limits or administrative practices with respect to additions to (new business) or deletions from (policy terminations) any policy master files;

             (q) Entered into any transaction other than in the ordinary course of business;

             (r) Experienced any other event, development or condition of any character which has had or is reasonably likely to have a Material Adverse Effect;

             (s) Made any change in crediting rates, except changes generally comparable to those made by principal competitors or as agreed to by Purchaser; or

             (t) Agreed, whether in writing or otherwise, to take any action described in this Section 5.28.

        SECTION 5.29.  Agreement Does Not Violate Other Agreements

             Except as set forth on Exhibit 5.29, neither the execution, delivery, and performance by Parent, Seller or the Company of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Encumbrance upon any of the properties or assets of Parent, Seller, the Company or any Acquired Subsidiary, under any of the terms, conditions, or provisions of (A) the articles of incorporation or by-laws of Seller, the Company, Parent or any Acquired Subsidiary or any shareholders' agreements relating to Parent, Seller, the Company or any Acquired Subsidiary or (B) any material commitment, mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation to which Seller, the Company, Parent or any of the Acquired Subsidiaries is a party, or by which the properties or assets of the Company or any of the Acquired Subsidiaries may be bound, except to the extent of the approvals described in Section 5.30, (ii) violate or conflict with any provision of any order, writ, injunction, statute, law, rule, regulation, permit or decree of any court, administrative agency or governmental body applicable to the Company or the Acquired Subsidiaries or (iii) alter or impair any permits, certificates, licenses, approvals and other authorizations required by the Company and the Acquired Subsidiaries to conduct the Business, except for states in which approval of the state insurance regulatory authority is required or in which the regulatory authority has discretionary authority to review the terms or effect of the transactions contemplated by this Agreement.


        SECTION 5.30.  Consents and Approvals

             Except as required by the HSR Act and other than consents, authorizations, approvals, or exemptions required under any applicable insurance and insurance holding company system statutes, no filing and no permit, authorization, consent or approval of any other Person is necessary for the execution and delivery of this Agreement and the Transaction Documents by the Alexander Hamilton Parties and the consummation by Parent, Seller or the Company of the transactions contemplated herein and therein; provided, however, that the Parties recognize that a Section 351 Transaction Structure would require approval under insurance laws and regulations of the states in which business is conducted by the Company, as well as the regulatory clearances contemplated in
   Section 12.4(m).

        SECTION 5.31.  Environmental Matters

             Except as set forth on Exhibit 5.31:

             (a) The Company and the Acquired Subsidiaries have obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by any applicable Environmental Laws.

             (b)  To the best knowledge of the Alexander Hamilton
   Parties, the Company and the Acquired Subsidiaries are in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations.

             (c)  To the best knowledge of the Alexander Hamilton
   Parties, the Company and the Acquired Subsidiaries are in compliance in all material respects with all Environmental Laws.

             (d) To the best knowledge of the Alexander Hamilton Parties, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, earning or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the Release or threatened Release of Hazardous Substances with respect to the Company, any Acquired Subsidiary, the Business or any property, owned, leased or operated by the Company or the Acquired Subsidiaries.

             (e) With regard to any properties owned, leased or operated by the Company or the Acquired Subsidiaries, to the best knowledge of the Alexander Hamilton Parties:

              (i) There has been no Release or threatened Release of
                  Hazardous Substances in violation of Environmental Laws or in quantities that reasonably could result in liability to the Company or the Acquired
                  Subsidiaries.

             (ii) They are not subject to a Encumbrance pursuant to
                  Environmental Laws.

            (iii) There is not now and has not been, on, in or
                  at such properties, owned or leased by the Company or any Acquired Subsidiary any underground storage tanks; surface impoundment, lagoon or other similar, land-based containment facility for the temporary or permanent storage, treatment or disposal of Hazardous Substances; landfill or solid waste disposal area; polychlorinated biphenyls; or asbestos or asbestos-containing materials.

             (iv) They are in compliance in all material
                  respects with all Environmental Laws.

             (f) The Alexander Hamilton Parties have made available to Purchaser all material information known to the Alexander Hamilton Parties regarding potential claims against the Company or the Acquired Subsidiaries under Environmental Laws with respect to the properties underlying mortgage loan Investments and properties owned, leased or operated by the Company or the Acquired Subsidiaries.

             (g) Neither the Alexander Hamilton Parties nor, to their knowledge any past owner, operator, or occupant of the properties, now or in the past, owned, leased or operated by the Company and the Acquired Subsidiaries has received any claim or notification, either direct or indirect, pursuant to Environmental Laws that such properties (i) are or may be subject to any investigation or evaluation by any Person, (ii) that the Company or the Acquired Subsidiaries are or may be liable for cleaning up Hazardous Substances on, under, in or migrating from such properties and
   (iii) that Hazardous Substances are or may be migrating onto or under such properties.

             (h) The Alexander Hamilton Parties have not received any claim or notice, either direct or indirect by a Person asserting that the Company or the Acquired Subsidiaries are or may be liable for personal injury or property damage arising under Environmental Laws.

        SECTION 5.32.  Liabilities

             Except as and to the extent reflected and adequately reserved against in the consolidated balance sheet of the Company and its subsidiaries of December 31, 1994 or referenced in any other Exhibit hereto, neither the Company nor any of the Acquired Subsidiaries has any material liability or obligation (direct or indirect, contingent or absolute, asserted or unasserted) of any nature other than liabilities or obligations (i) shown on and reserved for on the last Financial Statements or notes thereto,
   (ii) incurred by the Company or any of the Acquired Subsidiaries in the ordinary course of its business since the most recent Financial Statements that has not had and will not have a Material Adverse Effect or (iii) incurred in connection with the transactions contemplated by this Agreement or otherwise governed by the Transaction Documents; provided, however, that this representation and warranty shall not extend to any liability arising as a result of events or circumstances occurring after the Closing Date or from any amendment, modification, interpretation, or other change in any statute, regulation, ruling, or accounting standard applicable generally to Persons engaged in activities similar to those of the Company or the Acquired Subsidiaries.

        SECTION 5.33.  Disclaimer

             Except as specifically set forth herein, Seller and Parent make no other representation or warranty, express or implied, as to the Acquired Companies' financial condition, business, assets, liabilities, operations, or prospects, and no Person has been authorized by Seller or Parent to make any representation or warranty except as specifically set forth in this Agreement.

        SECTION 5.34.  Related Party Agreements

             Except for the Note, and the Contracts, Tax sharing agreements, and affiliated investments and commitments (together the "Intercompany Agreements") listed on Exhibit 5.34 and except for agreements solely between or among the Company and the Acquired Subsidiaries, there are no outstanding Contracts between Parent, Seller or any of their Affiliates, on the one hand, and the Company or any Acquired Subsidiary, on the other hand, and none of Parent, Seller or any of their Affiliates nor any officer or director thereof has any other claim, cause of action or rights (whether contractual or otherwise) against the Company or any Acquired Subsidiary or any predecessor in interest, other than as contemplated by this Agreement. Except as set forth on
   Exhibit 5.34, there are no Contracts of the Company or any Acquired Subsidiary with any director or officer of Parent, any Affiliate of Parent, the Company or any Acquired Subsidiary, or with any Person related to any such Person or with any company or other organization in which any director or officer of Parent, any Affiliate of Parent, the Company or any Acquired Subsidiary, or anyone related to any Person, has a direct or indirect financial interest.

        SECTION 5.35.  Policy Information

             The information furnished to Purchaser and its representatives as set forth in Exhibit 5.35 is accurate in all material respects.

        SECTION 5.36.  COLI Agreements

             Exhibit 5.36 lists all of the Contracts issued or to be issued by the COLI Business, and the Company previously has delivered to Purchaser copies of all such Contracts, including all outstanding agreements, undertakings, commitments or obligations to provide insurance, whether or not in the ordinary course of business.

        SECTION 5.37.  Certain Business Practices

             Except as set forth on Exhibit 5.37:

             (a) All insurance or annuity benefits that have become payable and not subject to a bona fide dispute by the Company or any Acquired Subsidiary, and are not in the course of settlement in good faith by such Person, have been paid, or provided for, in accordance with the terms of the insurance, annuity or other similar contract or agreement under which they arose;

             (b) No outstanding insurance policy or annuity contract issued, reinsured or underwritten by the Company or any Acquired Subsidiary entitles any Person to receive dividends, distributions or other benefits based on the revenues or earnings of the contract issuer;

             (c) The underwriting standards utilized and ratings applied by the Company or any Acquired Subsidiary with regard to insurance products currently offered by such Person conform in all material respects to industry accepted practices; and

             (d) No Producer currently has, and no Producer has had in the past, any authority to make underwriting decisions with respect to insurance policies issued by the Company or any Acquired Subsidiary, as the case may be.


                              ARTICLE VI.
              REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller and Parent as follows:

        SECTION 6.1.  Organization and Standing

             Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.

        SECTION 6.2.  Authority

             Except for any regulatory or governmental consents that may be required, Purchaser has all necessary corporate power and authority to enter into this Agreement and all other agreements contemplated hereunder and to perform the obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the purchase and other obligations contemplated hereby have been duly authorized by all requisite corporate action of Purchaser. This Agreement has been, and any other agreements executed by Purchaser pursuant to this Agreement will on the Closing Date be, duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof, subject, as to enforceability of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        SECTION 6.3.  Investment Representation

             Purchaser acknowledges that the Shares and the Note are not registered under the securities laws of any jurisdiction and that it is acquiring the Shares and the Note for its own account, and not with a view to the distribution thereof. Purchaser is a sophisticated investor with knowledge and experience in financial matters and has received information from Seller concerning the Company and has had the opportunity to obtain additional information in order to evaluate the purchase contemplated hereby. Purchaser is purchasing the Shares and the Note for investment purposes and not with the intention of reselling or distributing the Shares; provided, however, that the foregoing representation shall in no way limit Purchaser's right to dispose of all or any portion of the Shares or the Note, at any time, at Purchaser's sole discretion.

        SECTION 6.4.  Consents and Approvals

             Except as set forth on Exhibit 6.4 and as required by the HSR Act and other than consents, authorizations, approvals, or exemptions required under any applicable insurance holding company system statutes in the States of Arizona, Michigan, New York and North Carolina, no filing and no permit, authorization, consent or approval of any other Person is necessary for the execution and delivery of this Agreement and the Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated herein and therein.

        SECTION 6.5.  No Conflict or Violation

             The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default), result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Encumbrance upon any of the properties or assets of Purchaser, under any of the terms, conditions or provisions of (A) the articles of incorporation or by-laws of Purchaser or any shareholders' agreements relating to Purchaser or (B) any material commitment, mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation to which Purchaser is a party, or by which Purchaser may be bound, (ii) violate or conflict with any provision of any order, writ, injunction, statute, law, rule, regulation, permit or decree of any court, administrative agency or governmental body applicable to Purchaser or (iii) alter or impair any permits, certificates, licenses, approvals and other authorizations required by Purchaser to conduct the Business, except for states in which approval from the state insurance regulatory authority is required or in which the regulatory authority has discretionary authority to review the terms or effect of the transactions contemplated by this Agreement.

        SECTION 6.6.  Financial Ability

             Purchaser is financially capable and has sufficient cash and other resources available to complete the transactions contemplated by this Agreement.

        SECTION 6.7.  Litigation

             There are no claims, actions, suits, proceedings or investigations pending, or to the knowledge of any executive officer of Purchaser, threatened or contemplated, against or affecting Purchaser or any of its property or other rights which would impair in any manner the ability of Purchaser to perform its obligations hereunder, or against the transactions contemplated by this Agreement, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or any other body, and to the knowledge of any executive officer of Purchaser, there is no basis for any such claim, action, suit, proceeding or investigation, including without limitation, any such claim, action, suit, proceeding or investigation relating to, arising out of, or based upon any proceedings by an insurance regulatory authority.

        SECTION 6.8.  Brokers

             Other than Goldman, Sachs & Co. (whose fees shall be paid solely by Purchaser), no broker, agent, investment banker, Person or firm acting on behalf or under the authority of Purchaser or its Affiliates is or will be entitled to any brokers' or finder fee or any commission or similar fee directly or indirectly from any Alexander Hamilton Party in connection with any of the transactions contemplated by this Agreement.


                             ARTICLE VII.
                 CONDUCT AND TRANSACTIONS PRIOR TO THE
   CLOSING DATE; CERTAIN COVENANTS

             The Alexander Hamilton Parties covenant that between the date of this Agreement and the Closing Date:

        SECTION 7.1.  Maintenance of Business; Certain Transactions

             Except to the extent that Purchaser shall otherwise consent in writing and except as contemplated by this Agreement, the Company and its subsidiaries will operate the Business as currently conducted and only in the ordinary course. In addition, Sellers and the Company agree that from the date hereof to the Closing Date, and except as expressly authorized under this Agreement and the Transaction Documents or as otherwise consented to by Purchaser in writing, neither the Company nor any of its subsidiaries will:

             (a) Take any action which would result in any representation or warranty contained in Article V no longer being true and correct in all material respects as if such representations or warranty were made on the date thereof;

             (b) Enter into or amend in any material respect any Contract (other than insurance Contracts in the ordinary course of business consistent with past practice) involving more than $100,000 over its noncancellable term or enter into any Contract (other than insurance Contracts in the ordinary course of business consistent with past practice) involving an amount in excess of $100,000 which is not cancelable on 30 days' notice without penalty;

             (c) Other than in the ordinary course or to protect the business, enter into or amend or cancel or agree to the amendment or cancellation of any insurance Contract or other agreement or undertaking relating to the COLI Business;

             (d) Issue any periodic payment annuities in respect of lotteries or structured settlements;

             (e) Take any action to amend or terminate any Benefit Plan or adopt any other plan, program, Contract or practice providing benefits for or compensation to or on behalf of employees or former employees of the Company or any Acquired Subsidiary, or permit any Affiliate of the Company to take any such action if such action could subject the Company or any Acquired Subsidiary to an obligation or liability in excess of $10,000 with respect to an individual employee or former employee or $100,000 in the aggregate;

             (f)  Change any provision of its articles of
   incorporation or by-laws or similar governing documents;

             (g) Make, declare or pay any dividend or make any distribution or payment in respect of or directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding capital stock or the Note, change the number of shares of its authorized or issued capital stock, permit any shares of its capital stock held in treasury to become outstanding, or issue any capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or Contract of any character relating to its authorized or issued capital stock or any securities convertible into, relating to or based on shares of such stock;

             (h) Other than in connection with the development and marketing of the insurance product to be sold under the name
   "Allegiance Variable Annuity," undertake any other new product introduction;

             (i) Except in the ordinary course of business, make any loans or advances to any other Person;

             (j) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than payments in the ordinary course of business consistent with past practice;

             (k) Purchase, sell or distribute any real or personal property or purchase or sell any options to purchase or sell any real or personal property, with a market value in excess of $100,000 in the aggregate;

             (l) Permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse unless (i) simultaneously with such termination or cancellation substantially similar replacement policies reasonably satisfactory to Purchaser are in full force and effect or (ii) the cost of renewal is commercially unreasonable;

             (m) Enter into or amend or cancel or agree to the amendment or cancellation of any reinsurance agreement, treaty or arrangement;

             (n) Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except for portfolio transactions and Investments in the ordinary course of business consistent with past practice;

             (o) Engage in any other transaction or series of related transactions (not otherwise referred to in this Section 7.1) involving an amount in excess of $100,000;

             (p) Amend or agree to the amendment of any form of Producer Contract that is provided on Exhibit 5.18(b) hereof; or

             (q) Enter into a Contract to do any of the things described in clauses (a) through (p) above.

        SECTION 7.2.  Reports

             The Company shall from time to time furnish to Purchaser, promptly following the receipt by senior management of the Company,
   (i) copies of all monthly management reports prepared for senior management of the Company, (ii) copies of all monthly financial statements and reports, (iii) monthly updates of Exhibit 5.10 and
   (iv) a copy of any report filed with any insurance regulatory authority, which in each such case, shall be prepared in a manner consistent with past practice.

        SECTION 7.3.  Corporate Existence

             (a) Except as provided by this Agreement, the Company and each of its subsidiaries will use best efforts to preserve its respective business organization and goodwill intact, preserve and maintain its licenses, keep available the services of its current officers and key employees, and maintain satisfactory relationships with Producers, licensors, licensees, agents, suppliers, contractors, regulators, distributors, policyholders, customers and others with whom business relationships exist with the Company or such Subsidiary.

             (b)  The Company and each of its Subsidiaries will

                  (i)  maintain its respective corporate existence;

                  (ii) pay or reserve all Taxes, charges and
             assessments as reflected on any government filing on a timely basis unless the same are being contested and adequate reserves therefor have been established on the Company's or such subsidiary's books;

                 (iii) make all debt service payments when
             contractually due and payable; and

                  (iv) pay all accounts payable and other liabilities
             on a timely basis.

        SECTION 7.4.  Twindex Policies

             If requested by Purchaser and agreed by Seller, on or before the Closing Date, the Alexander Hamilton Parties will provide notice to all holders of Twindex Policies of an amendment of the existing reference rate provisions mutually agreeable to Purchaser, on the one hand, and the Alexander Hamilton Parties, on the other hand.

        SECTION 7.5.  Further Assurances

             Subject to the terms and conditions of this Agreement, the Alexander Hamilton Parties will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and to make effective the sale of the Shares and the Note pursuant to this Agreement. From time to time after the Closing Date, without further consideration, the Alexander Hamilton Parties shall, at their own expense, execute and deliver such documents to Purchaser as Purchaser may reasonably request in order more effectively to vest in Purchaser good title to the Shares and the Note.

        SECTION 7.6.  Access

             The Alexander Hamilton Parties shall give to Purchaser and its accountants, actuaries, counsel and other representatives reasonable access throughout the period prior to the Closing Date to all of the properties, books, Contracts, commitments and records (including Tax Returns and insurance policies) of the Company and the Acquired Subsidiaries in order that Purchaser may have opportunity to make such investigations as it shall desire in conjunction with the transactions contemplated hereunder. During such period, the Alexander Hamilton Parties shall permit Purchaser and its representatives to consult with the respective directors, officers, employees, auditors, actuaries, attorneys and agents of the Company and the Acquired Subsidiaries and, to the extent available, the Alexander Hamilton Parties will authorize and direct their respective officers, accountants and actuaries to furnish such additional financial and operating data and other information (including financial statements and other information and consents required in connection with any registration statement that may be filed by Purchaser which is required to include financial information concerning the Acquired Companies) as Purchaser shall from time to time reasonably request.

        SECTION 7.7.  Consents

             Seller, Parent and the Company will use their best efforts to obtain all consents of, and provide all notices to, other Persons required for Seller, Parent or the Company to authorize, approve or permit the sale of the Shares and the Note and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, if any such consents or notices are required. Without limiting the generality of the foregoing, Seller and the Company shall use their best efforts to satisfy or cause to be satisfied all the conditions to the obligations of Seller set forth in Sections 9.1 and 9.3.

        SECTION   Notification of Certain Matters

             Seller, Parent and the Company shall give prompt notice to Purchaser of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and (ii) any material failure of Seller or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        SECTION 7.9.  Performance

             (i) Seller and Parent shall perform all acts to be performed by it prior to the Closing pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate Seller's or Parent's representations and warranties hereunder in any material respect or render such representations and warranties inaccurate in any material respect as of the date of this Agreement or the Closing Date or that in any way would prevent or impede the consummation of the transactions contemplated hereby.

             (ii) *CONFIDENTIAL 6*

        SECTION 7.10.  Negotiations

             From the date hereof to the termination of this Agreement in accordance with Article X, neither Sellers, the Company, or any Affiliate of such Persons shall take any action or authorize or permit any of their officers, directors or employees or any investment banker, attorney, accountant or other representative retained by them to take any action (i) to solicit or encourage, directly or indirectly (including by way of furnishing any information), any inquiries or the making of any proposal which could reasonably be expected to lead to any acquisition proposal relating to the Company or any Acquired Subsidiary, (ii) to engage in any negotiations with respect to an acquisition proposal, (iii) to provide any non-public information concerning the Company or any Acquired Subsidiary to any Person in connection with any acquisition proposal or (iv) to reach any agreement or understanding for any acquisition proposal. Sellers will promptly advise Purchaser orally and in writing of any such inquiries or proposals of which the Alexander Hamilton Parties become aware. As used in this Agreement, "acquisition proposal" shall mean any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Company or any Acquired Subsidiary or the acquisition of a substantial equity interest in any of them, or a substantial portion of the assets of any of them other than the transactions contemplated hereunder.

        SECTION 7.11.  Tax Basis

             At or prior to the Closing, the Alexander Hamilton Parties shall deliver to Purchaser a list setting forth as of the last date on which such information is available (but not prior to December 31, 1994) the adjusted basis of the depreciable or amortizable assets of the Company and the Acquired Subsidiaries for all Tax Returns for which such information is available and showing the original tax cost of the assets and the tax depreciation or amortization thereon.

        SECTION 7.12.  Computer Services and Software

             (a) On or before the Closing Date, Parent, for itself and on behalf of its Affiliates, shall enter into a computer services agreement with the Company (the "Computer Services Agreement") and shall cause the Information Technology Services Agreement between the Company and an Affiliate of Parent to be terminated without any cost or expense to the Acquired Companies. The Computer Services Agreement shall obligate Parent and its Affiliates to provide certain processing, software, network and other computer services (as identified in the Computer Services Agreement) to the Acquired Companies. In addition, the Computer Services Agreement shall require the employees of Parent and any Affiliate to provide reasonable assistance to the Purchaser to ultimately integrate the Relicensed Software Rights and Owned Software into Purchaser's operations in support of the Acquired Companies as specified in the Computer Services Agreement. The obligations of the Parties described in the foregoing sentence shall have a term of 12 months from the Closing Date (subject to earlier termination at the sole option of Purchaser upon 90 days prior written notice, with the termination date of the Computer Services Agreement being deemed the "Conversion Date"), and the Computer Services Agreement will provide, as compensation thereunder, that Parent will be entitled to receive from Purchaser reimbursement for costs reasonably related to providing such services.

             (b) On or before the Closing Date, Parent shall obtain all necessary consents or licenses required for Parent to perform under the Computer Services Agreement and utilize the Business Software Rights for the benefit of the Acquired Companies. All fees and expenses for obtaining any licenses or consents required for the use of the Business Software Rights for the benefit of the Acquired Companies to the Conversion Date shall be paid by *CONFIDENTIAL 7*. Parent is required to maintain such licenses for the benefit of the Acquired Companies only as long as the Computer Services Agreement is in effect.

             (c) Prior to the Conversion Date, Parent and Purchaser shall cooperate to obtain any license required for the Acquired Companies to use the Relicensed Software Rights and Owned Software after the Conversion Date. All one time license fees required to be paid for the licenses as set forth herein shall be paid by *CONFIDENTIAL 7*. The Company shall be responsible for all ongoing annual fees after the Conversion Date.

        SECTION 7.13.  Business Transfer

             Subject to receipt of appropriate regulatory approvals, immediately prior to the Closing Date, Parent shall cause to be effected (i) the transfer of the Affiliated Business Assets and the reinsurance of the Affiliated Business Liabilities by the Retained Subsidiaries on the terms described on Annex A, (ii) the transfer of the COLI Business Assets and the reinsurance of the COLI Business Liabilities by the Retained Subsidiaries on the terms described in Annex B and (iii) the transfer of the PPA Business Assets and the reinsurance of the PPA Business Liabilities by the PPA Companies on the terms described in Annex C.

        SECTION 7.14.  Non-Solicitation

             For a period of *CONFIDENTIAL 8* years following the Closing Date, Sellers agree that, without the prior written consent of Purchaser, neither of Sellers nor any of their Affiliates will hire, or solicit to hire, any Producers, officers, directors or other employees of the Company and the Acquired Subsidiaries; provided that Sellers shall not be prohibited from hiring or soliciting to hire (i) individuals who have provided their resignations to Purchaser pursuant to Section 3.2(f),
   (ii) individuals who were employed in the Affiliated Business, the COLI Business or the PPA Business as of the Closing Date and were not expressly retained by an Acquired Company after the Closing Date, (iii) individuals whose employment is terminated by the Company after the Closing Date and (iv) any clerical or other individuals not comprising senior management who respond to any general solicitation.

        SECTION 7.15.  *CONFIDENTIAL 9*

        SECTION 7.16.  Cross-Defaults

             *CONFIDENTIAL 10*

        SECTION 7.17.  Payments on the Note; Other Dividends

             (a)  *CONFIDENTIAL 11*

             (b)  *CONFIDENTIAL 11*

        SECTION 7.18.  Name Change

             Following the Closing Date, and in no event later than one year following the Closing Date, Seller shall change the corporate names of Alexander Hamilton Life Insurance Company of Arizona, Alexander Hamilton Insurance Agency, Inc., Hamilton National Life Insurance Company and Alexander Hamilton Insurance Company of America, to one that does not include the words "Alexander Hamilton" or "Hamilton" or any other words confusingly similar thereto and will make all necessary filings to record such name change.

        SECTION 7.19.  Delivery of Additional Financial Statements

             At Purchaser's request, the Company will cooperate on a timely basis with Purchaser in the preparation of all financial statements required to meet Purchaser's SEC reporting requirements and will be reimbursed for any incremental direct costs, except those associated with the statements contemplated in Section 5.9.

        SECTION 7.20.  Administrative Services

             Purchaser and Sellers agree that on or prior to the Closing Date they will enter into an agreement (the "Administrative Services Agreement") on mutually acceptable terms for Purchaser to provide administrative services for the PPA Business, the COLI Business and the Affiliated Businesses, pursuant to which Purchaser will be entitled to receive reimbursement for costs reasonably related to providing such service.


                             ARTICLE VIII.
                        COVENANTS OF PURCHASER

             Purchaser covenants and agrees that between the date of this Agreement and the Closing Date:

        SECTION 8.1.  Performance

             Purchaser shall perform all acts to be performed by it prior to the Closing pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate Purchaser's representations and warranties hereunder in any material respect or render such representations and warranties inaccurate in any material respect as of the date of this Agreement or the Closing Date or that in any way would prevent or impede the consummation of the transactions contemplated hereby.

        SECTION 8.2.  Further Assurances

             Subject to the terms and conditions of this Agreement, Purchaser shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and to make effective the sale of the Shares and the Note pursuant to this Agreement.

        SECTION 8.3.  Consents and Notices

             Purchaser shall use its best efforts to obtain all consents of, and provide all notices to, other Persons reasonably required for Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents, if any such consents or notices are required. Without limiting the generality of the foregoing, Purchaser shall use its best efforts to satisfy or cause to be satisfied all the conditions to the obligations of Seller set forth in Sections 9.1 and 9.2. Purchaser shall use its best efforts to make within 45 days following the date hereof all initial filings required to be made by it relating to its acquisition of control of the Company and the Acquired Subsidiaries, including all filings believed by it to be required to be made with state insurance regulatory officials. Purchaser shall respond promptly to each request for further information or documentation from regulatory officials and shall provide, where practicable, Seller with prior notice of, and shall seek to obtain for Seller the opportunity to participate in, all material telephone conferences and meetings with regulatory officials concerning the transactions contemplated hereby. Purchaser shall provide Seller with a copy of, and the opportunity to comment on, all filings and material correspondence with regulatory officials within one Business Day prior to its filing with and delivery to such officials, and shall provide Seller with a copy of all correspondence or notices from regulatory officials within one Business Day following receipt by Purchaser.

        SECTION 8.4.  Employee Benefit Plans

             (a) Effective as of the Closing Date (or such other administratively convenient date mutually determined by Parent and Purchaser), Purchaser shall amend one or more of its previously adopted defined benefit plans or shall adopt (or shall cause the Company to adopt) one or more defined benefit plans for the benefit of employees and former employees of the Acquired Companies (including their surviving spouses and other beneficiaries) who immediately prior to the Closing Date were participants in the HI RIP, other than employees of the Retained Subsidiaries and the PPA Companies. For purposes of Sections 8.4, 8.5, 8.6 and 8.7 hereof, "former employees" of the Acquired Companies shall be determined as of the Closing Date and shall not include any employees of the Retained Subsidiaries or the PPA Companies. Such individuals covered by such plan or plans maintained by Purchaser (or by the Company) hereunder shall be known as the "Covered Employees." Such plan(s) shall be tax-qualified under Section 401(a) of the Code. Effective as of the Closing Date (or such other administratively convenient date determined by Parent and Purchaser), each Covered Employee shall have an accrued benefit under the plan(s) maintained by Purchaser (or by the Company) pursuant to this Section 8.4 that is no less than the accrued benefit that he or she had under the HI RIP as of the date immediately prior to the Closing Date. The term "accrued benefit" for this purpose shall include any optional forms of accrued benefits and other rights within the scope of
   Section 411(d)(6) of the Code. Effective as of the date immediately prior to the Closing Date, benefits on behalf of Covered Employees shall cease to accrue under the HI RIP. The sum of the assets properly allocated to the accrued benefits of each Covered Employee *CONFIDENTIAL 12* in the HI RIP, shall be transferred in conformity with the requirements of Section 414 of the Code in cash, or in kind if such assets are satisfactory to Purchaser, from the trust under the HI RIP to the separate account, trust or other funding vehicle under Purchaser's (or the Company's) Benefit Plan(s) on a date that is mutually agreeable to Parent and Purchaser, which shall be no later than the last day of the 12th month following the Closing Date and at least 30 days after filing the appropriate notices with the IRS. The total amount of assets to be transferred shall be a percentage of the total fair market value of the assets held under the HI RIP as of the end of the month preceding the month in which the transfer occurs, with the percentage determined as follows. Parent shall cause to be made a calculation of benefits on an *CONFIDENTIAL 13* basis as of January 1, 1995 for the Covered Employees, based on the methodology and assumptions used in Parent's actuarial report from Towers Perrin dated March 1995. The total *CONFIDENTIAL 13* for the
   HI RIP as of January 1, 1995 as presented in the Towers Perrin report, and the *CONFIDENTIAL 13* for the Covered Employees as of January 1, 1995, each shall be rolled forward to the Closing Date to reflect the actual benefit payments, current pension cost accruals and the *CONFIDENTIAL 13* assumed earnings rate through such date. The percentage of assets transferred shall be the percentage that the *CONFIDENTIAL 13* for Covered Employees represents of the total *CONFIDENTIAL 13* for the HI RIP. Upon such transfer, but subject to the obligation to reconcile errors, neither Parent nor any Affiliate shall have any liability to the Covered Employees for benefits accrued under the HI RIP prior to the Closing Date and no further funding obligation in respect of such benefits. Prior to the date of such transfer, Purchaser shall furnish Parent the following, to the extent applicable: (i) at Parent's request, copies of Purchaser's (or the Company's) benefit plan(s) contemplated herein and the funding agreements thereunder, together with any amendments thereof, (ii) copies of the most recent determination letter(s) issued by the IRS with respect to the qualification under Section 401(a) of the Code of Purchaser's (or the Company's) plan(s) contemplated herein, (iii) copies of any applications for determination with respect to such plan(s) and as to which determination letters have not yet been received, (iv) if no determination letter(s) have yet been received with respect to the initial qualification of Purchaser's (or the Company's) plan(s) contemplated herein, or if such plan(s) have been amended since the date of the last determination letter(s), a letter from counsel to Purchaser, satisfactory to Parent, that provides that the plan(s) (or plan(s), as amended) are intended to satisfy the qualification requirements of Section 401(a) of the Code and that Purchaser will timely make (or cause the Company to make) such amendments as may be required by the Internal Revenue Service to receive the determination letter(s) and (v) evidence satisfactory to Parent that Purchaser (or the Company's) plan(s) contain language providing for the receipt of the transferred assets as provided herein. The obligation to provide benefits that accrued prior to the Closing Date in the case of any Covered Employee whose employment was terminated prior to the date of the transfer of assets contemplated herein shall remain that of the HI RIP until such transfer of assets; provided, however, that any payments made in the interim from the HI RIP shall be a credit to the total amount of assets to be transferred as provided herein. The Parties shall cooperate in giving any appropriate notices to employees and former employees and to governmental agencies.

             (b) Effective as of the Closing Date (or such other administratively convenient date mutually determined by Parent and Purchaser), Purchaser shall amend one or more of its previously adopted profit sharing or stock bonus plans or shall adopt (or shall cause the Company to adopt) one or more profit sharing or stock bonus plans for the benefit of employees and former employees of the Acquired Companies (including their surviving spouses and other beneficiaries) who immediately prior to the Closing Date were participants in the HI TRIP, other than employees of the Retained Subsidiaries and the PPA Companies (and their surviving spouses and other beneficiaries). Such individuals covered by such plan or plans maintained by Purchaser (or by the Company) as contemplated hereunder shall be known as the "TRIP Eligible Employees." Such plan(s) shall (i) be tax-qualified under Section 401(a) of the Code, (ii) contain a qualified cash or deferred arrangement under
   Section 401(k) of the Code and (iii) preserve all optional forms of benefits and other rights within the scope of Section 411(d)(6) of the Code. On a date that is mutually agreeable to Parent and Purchaser, which shall be no later than the last day of the 12th month following the Closing Date, there shall be a transfer from the HI TRIP to a trust, separate account or other funding vehicle under such plan(s) contemplated herein and maintained by Purchaser (or by the Company) (i) the obligation for benefit payments under the HI TRIP to all TRIP Eligible Employees and (ii) an amount of assets, in cash or in kind (if the assets are mutually agreeable to Parent and Purchaser), equal to the aggregate account balances under the HI TRIP of all TRIP Eligible Employees, determined as of a valuation date not more than three Business Days prior to the date of the transfer as determined by Parent. Prior to the date of such transfer, Purchaser shall furnish Parent the following, to the extent applicable, (i) at Parent's request, copies of the Purchaser's (or the Company's) plan(s) contemplated herein and the trust or other funding agreements thereunder, together with any amendments thereof, (ii) copies of the most recent determination letter(s) issued by the IRS with respect to the qualification under
   Section 401(a) of the Code of Purchaser's (or the Company's) plan(s) contemplated herein, (iii) copies of any applications for determination with respect to such plan(s) and as to which determination letters have not yet been received, (iv) if no determination letter(s) have yet been received with respect to the initial qualification of Purchaser's (or the Company's) plan(s) contemplated herein, or if such plan(s) have been amended since the date of the last determination letter(s), a letter from counsel to Purchaser, satisfactory to Parent, that provides that the plan(s) (or plan(s), as amended) are intended to satisfy the qualification requirements of Section 401(a) of the Code and that Purchaser will timely make (or cause the Company to make) such amendments as may be required by the Internal Revenue Service to receive the determination letter(s) and (v) evidence satisfactory to Parent that Purchaser's (or the Company's) plan(s) contain language providing for the receipt of the transferred assets as provided herein. Prior to the transfers described herein, Parent shall continue to administer the account balances of the TRIP Eligible Employees in such manner as Parent, in its sole discretion, shall determine, and *CONFIDENTIAL 14*. At Parent's request, Purchaser (or the Company) shall make payroll withholding arrangements to ensure that TRIP Eligible Employees' loans from HI TRIP are timely repaid.

             (c)  *CONFIDENTIAL 15*

             (d) Except as otherwise provided in this Article VIII, Purchaser makes no representations, warranties or covenants with respect to any compensation or benefits to be offered or provided to employees or former employees of any Acquired Company after the Closing Date.

        SECTION 8.5.  Excess Benefit Plan

             (a) Parent shall provide Purchaser with a list of each employee or former employee of any Acquired Company other than employees of the Retained Subsidiaries and the PPA Companies who is covered under the Household International Supplemental Retirement Income Plan and the benefit accrued under such plan through the Closing Date by each such person. Purchaser shall amend its previously adopted excess defined benefit plan or shall adopt (or cause the Company to adopt) an excess defined benefit plan to cover such employees and former employees, and each such person's accrued benefit under Purchaser's (or the Company's) plan shall not be less than such person's benefit accrued through the Closing Date as shown on such list. As soon as practicable following the Closing Date, and based on the assumptions used in Parent's actuarial report from Towers Perrin dated March 1995, Parent shall transfer cash or assets acceptable to Purchaser equal to the present value of such accrued benefits plus interest (at the rate of 7.75% per annum), less any benefit payments made in the interim to the date of transfer. The obligation to provide such benefits prior to the Closing Date in the case of any employee whose employment is terminated prior to the date of the transfer of assets contemplated herein shall remain that of Parent until such transfer of assets.

             (b) Parent shall provide Purchaser with a list of each employee or former employee of any Acquired Company other than employees of the Retained Subsidiaries and the PPA Companies who is covered under the Household International Supplemental Tax Reduction Investment Plan and the account balances under such plan through the Closing Date for each such person. Purchaser shall amend its previously adopted excess defined contribution plan or shall adopt (or cause the Company to adopt) an excess defined contribution plan to cover such employees and former employees, and each such person's opening account balance under Purchaser's (or the Company's) plan shall not be less than such person's account balance through the Closing Date as shown on such list. As soon as practicable following the Closing Date, Parent shall transfer cash or assets acceptable to Purchaser equal to the account balance of each such person at the Closing Date plus reasonable interest to the date of transfer. The obligation to provide benefits in the case of any employee whose employment is terminated prior to the date of the transfer of assets contemplated herein shall remain that of Parent until such transfer of assets.

        SECTION 8.6.  Employee Welfare Benefit Plans

             (a) Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings for purposes of this Section 8.6:

                  (i) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (ii) "Former Employees" shall mean the individuals
             who have terminated (or terminate) employment with the Acquired Companies other than employees of the Retained Subsidiaries and the PPA Companies prior to and including the Closing Date, and who have made a prior election, are eligible to elect, or will be eligible to elect continuation coverage under COBRA in the future.

                  (iii) "Present Employees" shall mean the
             individuals who are employed by the Acquired Companies other than employees of the Retained Subsidiaries and the PPA Companies as of the Closing Date.

                  (iv) "Retirees" shall mean all individuals who have
             retired in the past or who elect retirement prior to or as of the Closing Date from the employ of the Acquired Companies (including any individuals who retired from any predecessors to the Acquired Companies) and are eligible for and/or enrolled for post-retirement benefits under one or more of Parent's welfare plans listed in
             Exhibit 5.17.

                  (v) "Welfare Plan" shall mean an employee welfare benefit plan as described in Section 3(1) of ERISA.

             (b)  Cessation of Participation in Parent's Welfare Plans

                  (i) Effective on the Closing Date, Company shall cease participation in any Welfare Plan sponsored by Parent, including, but not limited to, all fully insured Welfare Plans (including Health Maintenance Organization and Dental Maintenance Organization contracts), all self-insured coverages and the Parent's Internal Revenue Code
             Section 125 Plan and any Health or Dependent Care Spending Accounts thereunder. Purchaser (or the Company) shall give written notice to all of the Company's Welfare Plan participants, including Former Employees, Present Employees and Retirees that the Company has assumed full responsibility for all Welfare Plan benefits in accordance with clause (ii) below.

                  (ii) Effective on the Closing Date, Purchaser (or
             the Company) shall assume full responsibility for all Welfare Plan coverages as follows. All Present Employees, Retirees and Former Employees shall be eligible for immediate coverage under Purchaser's (or the Company's) Welfare Plans, with waiver of any pre-existing conditions and including coverage required under COBRA, and neither Parent, nor any member of Parent's controlled group shall thereupon be responsible, or liable, for coverage (including any past, present or future coverage required under COBRA) of such individuals.

                  (iii) With respect to Retiree Welfare Plan coverages currently provided under Parent's Welfare Plans, the Company shall establish Retiree Health Plans covering all Retirees as defined under this Section 8.6, and shall assume all liability for the Retiree Welfare Plan coverages as of such date. The Parties acknowledge that nothing in this clause (iii) is intended to limit Purchaser's or the Company's ability to amend such Retiree Health Plans on or after the Closing Date.

             (c)  Transitional Matters

                  (i) Liabilities under the Welfare Plans for claims incurred prior to the Closing Date shall remain with Parent under its Welfare Plans.

                  (ii) Parent and Purchaser shall mutually agree upon
             the method of handling the transitional issues related to cafeteria plans including the transfer of any Health or Dependent Care Spending Account credits.

        SECTION 8.7.  Benefits Transition

        On and after the Closing Date, neither Parent nor Seller shall have any liability with respect to any plans or benefits listed in
   Exhibit 5.17 as they apply to employees or former employees of the Acquired Companies, and the Company assumes all liability therefor; provided, however that (a) the Company shall not assume any liability for accruals to the Closing Date for the HI RIP, the HI TRIP and the excess plans until such time, if any, that the respective plan assets (and amounts described in Section 8.5(a) and (b)) are transferred, (b) liabilities under welfare benefit plans for claims and other events that occur prior to the Closing Date shall remain with Parent under its plans and (c) for stock options and other plans or programs over which the Acquired Companies do not have control, Parent shall remain obligated and no liability therefor will be assumed by any Acquired Company.


                              ARTICLE IX.
                         CONDITIONS TO CLOSING

        SECTION 9.1.  Conditions to Each Party's Obligations

             The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the following conditions:

             (a) Absence of Restraints. At the Closing Date, there shall be no litigation, claim, action, governmental or other proceeding, investigation, inquiry, or review, pending or threatened, to restrain, prohibit, invalidate, or set aside in whole or in part the consummation of this Agreement or the transactions contemplated hereby or to obtain substantial damages in connection therewith. There shall be in effect no judgment, injunction, order, writ, decree, or ruling of any court, government or governmental authority of competent jurisdiction restraining or prohibiting in whole or in part the transactions contemplated hereby.

             (b) Consents. All consents, approvals, waivers, and actions of governmental authorities and others necessary to permit the Parties to consummate the transactions contemplated hereunder shall have been obtained or waived.

             (c) Ancillary Agreements. The Parties shall have entered into such other agreements as contemplated by this Agreement, including but not limited to the Transaction Documents.

        SECTION 9.2.  Conditions to Sellers' Obligations

             The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers):

             (a) Compliance with Covenants. Purchaser shall have performed and complied in all material respects with the terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

             (b) Representations and Warranties True and Correct. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Sellers shall have received as of the Closing Date a certificate of an authorized officer of Purchaser, dated as of the Closing Date, to such effect.

             (c) Opinion of Counsel. Seller shall have received from John D. Hopkins, General Counsel of Purchaser, an opinion dated the Closing Date, in a form satisfactory to Seller, to the effect that:

                  (i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of North Carolina, and Purchaser has the corporate power and authority to own its properties and conduct its business as currently conducted.

                  (ii) All corporate proceedings required on the part
             of Purchaser to authorize the execution, delivery and performance of the Agreement, the purchase of the Shares and the Note hereunder by Purchaser and other obligations contemplated hereunder have been duly completed.

                 (iii) This Agreement has been and the other
             agreements to be executed by Purchaser on the Closing Date as contemplated by this Agreement will be, duly executed and delivered by Purchaser and are valid and binding upon, and enforceable against, Purchaser in accordance with their terms, subject, as to the enforceability of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (iv) All consents and approvals from any
             governmental or regulatory authority that are required for Purchaser to consummate the transactions contemplated by this Agreement have been received and obtained.

             (d) No Litigation. There shall not be pending or, to the knowledge of any executive officer of Purchaser, threatened, any claim, suit, action or other proceeding by any governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by the Agreement or seeking material damages in connection therewith. The waiting period required by the HSR Act shall have expired or the Parties shall have been granted early termination. All approvals appearing on Exhibit 6.4 shall have been obtained.

             (e) Corporate Actions. All corporate and other acts necessary to authorize Purchaser's execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder shall have been taken by Purchaser.

             (f) Corporate Documents. At the Closing, Purchaser shall have delivered to Sellers:

                  (i)  a certificate of its jurisdiction of
             incorporation dated not earlier than the 10th day preceding the Closing Date, to the effect that Purchaser is a corporation validly existing and in good standing (if applicable) under the laws of such place of jurisdiction as of such date;

                  (ii) certificates of the Secretary or Assistant
             Secretary of Purchaser attaching (A) duly enacted resolutions of Purchaser's board of directors with respect to the approval of this Agreement and the Transaction Documents and any other agreements executed and delivered among the Parties hereby and thereby and the performance and consummation hereby and thereby and the authorization of the officers of Purchaser to sign this Agreement, which resolutions shall continue to be in force as of the Closing Date, and (B) specimen signatures of the officers of Purchaser authorized to sign this Agreement and the Transaction Documents;

                 (iii) a copy, certified as true by the Secretary
             or Assistant Secretary of Purchaser, of the organizational documents of Purchaser; and

                  (iv) all other documents, instruments, and writings
             required to be delivered by Purchaser pursuant to this Agreement.

        SECTION 9.3.  Conditions to Purchaser's Obligations

             The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Purchaser):

             (a) Compliance with Covenants. Parent, Seller and the Company shall have performed and complied in all material respects with the terms, covenants and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

             (b) Representations and Warranties True and Correct. The representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Purchaser shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of each such Party, to such effect.

             (c) Opinion of Counsel. Purchaser shall have received from John W. Blenke, counsel to Parent and Seller, an opinion dated the Closing Date in a form satisfactory to Purchaser to the effect that:

                  (i) Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware, and all corporate proceedings required on the part of Seller and Parent to authorize the execution, delivery and performance of the Agreement and the Transaction Documents and the sale of Shares and the Note hereunder have been duly completed.

                  (ii) The Company is a corporation duly
                       incorporated, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing, if applicable, in each jurisdiction where the failure to be so qualified, if qualification is required, would have a Material Adverse Effect. Each of the Company and First Alexander Hamilton Life Insurance Company is duly qualified to do business as a stock life insurance company and is in good standing, if applicable, as an insurance corporation in the jurisdictions listed in Exhibit 5.1(b). All corporate proceedings required on the part of the Company to authorize the execution, delivery and performance of the Agreement have been duly completed.

                 (iii) The Agreement and the Transaction
                       Documents have been duly executed and
                       delivered by Parent and Seller and are
                       valid and binding upon, and enforceable
                       against, each of them in accordance with their terms, subject, as to the enforceability of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (iv) The authorized capital stock of the Company
                       consists solely of 500,000 shares of common stock, par value $10.00 per share, of which 375,000 shares issued and outstanding. The Company has no other shares of capital stock of any class or other equity securities authorized, issued or outstanding, and there are no outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or commitments of any character obligating the Company to issue any shares of its capital stock or securities convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company. The Shares have been validly issued, fully paid and are nonassessable and free of preemptive rights.

                  (v) Seller is the beneficial and legal registered owner of the Shares and Parent is the legal registered owner of the Note. Upon consummation of the transactions contemplated by the Agreement and the Transaction Documents, Purchaser will acquire good and valid title to the Shares and Note, in each case free and clear of all Encumbrances.

                  (vi) The Company is the registered owner of all
                       outstanding shares of the capital stock of each of the Acquired Subsidiaries, and each of the Acquired Subsidiaries is a corporation
                       (A) duly incorporated, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own, operate and lease its properties and carry on its business as presently being conducted and
                       (B) duly qualified to do business as a foreign or domestic corporation and in good standing, if applicable, in all jurisdictions in which failure to be so qualified, if qualification is required, would have a Material Adverse Effect.

             (d) Corporate Actions. All corporate and other acts necessary to authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder shall have been taken by the Alexander Hamilton Parties.

             (e) Shares and Note. Seller and Parent shall have delivered to Purchaser certificates representing the Shares and the original Note, respectively, endorsed for transfer to Purchaser or accompanied by an assignment duly executed.

             (f) Corporate Documents. At the Closing, Sellers shall have delivered to Purchaser:

                  (i)  a certificate of its jurisdiction of
             incorporation dated not earlier than the date of the 10th day preceding the Closing Date for each of Sellers and the Acquired Subsidiaries, to the effect that such corporation is a corporation validly existing and in good standing (if applicable) under the laws of such place of jurisdiction as of such date;

                  (ii) certificates of the secretary or assistant
             secretary of each of the Alexander Hamilton Parties attaching (A) duly enacted resolutions of its board of directors with respect to the approval of this Agreement and the Transaction Documents and any other agreements executed and delivered among the Parties hereby and thereby and the performance and consummation hereby and thereby and the authorization of the officers of such Person to sign this Agreement, which resolutions shall continue to be in force as of the Closing Date and
             (B) specimen signatures of the officers of such Person authorized to sign this Agreement and the Transaction Documents;

                  (iii) a copy, certified as true by the secretary
             or assistant secretary of each of Sellers and the Acquired Companies, of the articles of incorporation and the by-laws of such Person; and

                  (iv) all other agreements (including the Transaction
             Documents), documents, instruments and writings required to be delivered by Sellers or the Company pursuant to this Agreement.


                              ARTICLE X.
                              TERMINATION

        SECTION 10.1.  Termination

             This Agreement (except for the provisions of Section 5.23, 6.8, 13.3, and 13.5 which will continue in effect) may be terminated and the transactions contemplated hereunder abandoned:

             (a) At any time prior to the Closing Date by the mutual written agreement of Sellers and Purchaser;

             (b)  By Sellers:

                  (i) if the Closing is not consummated on or before December 31, 1995, unless the failure of such occurrence shall be due to the intentional failure of any of the Alexander Hamilton Parties to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such entity at or before the Closing Date;

                  (ii) if events occur which render impossible
             compliance with one or more of the conditions set forth in Sections 9.1 and 9.2 hereof and such conditions are not waived by Parent; provided that such events did not result from any action or omission by any Alexander Hamilton Parties which was within the control of such entity and which such entity was not expressly permitted to take or omit by the terms of this Agreement; or

                 (iii) if any Alexander Hamilton Party is
             enjoined by any administrative agency, commission or court and such injunction prevents the performance by the Alexander Hamilton Parties of their obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date which is 60 days after the date on which such injunction was first issued or December 31, 1995.

             (c)  By Purchaser:

                  (i) if the Closing is not consummated on or before December 31, 1995, unless the failure of such occurrence shall be due to the intentional failure of Purchaser to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date;

                  (ii) if events occur which render impossible
             compliance with one or more of the conditions set forth in Sections 9.1 and 9.3 hereof and such conditions are not waived by Purchaser; provided that such events did not result from any action or omission by Purchaser which was within its control and which Purchaser was not expressly permitted to take or omit by the terms of this Agreement; or

                 (iii) if Purchaser is enjoined by any
             administrative agency, commission or court and such injunction prevents the performance by Purchaser of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or December 31, 1995.


                              ARTICLE XI.
                     SURVIVAL AND INDEMNIFICATION

        SECTION 11.1.  Survival

             The representations and warranties made herein or in any Transaction Document or other documentation delivered hereby or thereby shall survive the Closing Date for *CONFIDENTIAL 16*; provided, however that (i) the representations and warranties of Sellers in Sections 5.3, 5.5, 5.6 and 5.7, (ii) the representations and warranties of Sellers in Section 5.31 (but only to the extent that the representations and warranties in Section 5.31 relate to Investments or property interests that were not owned, leased or operated by any of the Acquired Companies at any time after the Closing); and (iii) all covenants, agreements and indemnification matters, other than as otherwise provided in Section 11.2(a)(i),
   (iii) or (iv), shall survive *CONFIDENTIAL 16*; provided, further, that the representations, warranties, agreements, covenants and indemnification matters of Article XII shall survive *CONFIDENTIAL 16*.

        SECTION 11.2.  Sellers' Indemnification

             (a) Except with respect to Taxes (which are provided for in Article XII exclusively), Sellers jointly and severally shall indemnify and hold harmless Purchaser, its Affiliates, officers, directors, employees, agents, successors, and assigns and related entities from and reimburse them for any loss, cost, expense, damage (including damages to Persons, property or the environment), liability, fines, penalties or claim (including all Legal Fees, engineering and other consultant fees and expenses and collectively the "Indemnified Costs") relating to, arising out of, based upon, or resulting from:

                  (i) (A) Any inaccuracy in any representation or warranty made by Parent or Seller in this Agreement or the Transaction Documents for which indemnification is claimed hereunder within the applicable survival period; and

                       (B) The Company's or any of its subsidiaries, violation of, or liabilities under, any Environmental Laws, irrespective of whether known as of the Closing Date; provided that, if a claim for indemnification under this subclause (B) relates to an Investment or other property interest that was owned, leased or operated by any of the Acquired Companies at any time after the Closing, such claim for indemnification shall be valid only if made within *CONFIDENTIAL 16* following the Closing Date;

             provided, that Sellers shall not have any liability for such indemnification pursuant to *CONFIDENTIAL 17*, in which case Sellers' liability shall be only for such excess and, provided, further, that such limitation shall not apply to the breach of any representation or warranty contained in Sections 5.3, 5.5, 5.6 or 5.7 or
             Article XII;

                  (ii) Seller's, Parent's or the Company's breach of
             or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement or the Transaction Documents;

                 (iii) *CONFIDENTIAL 17*;

                  (iv) *CONFIDENTIAL 17*;

                  (v)  *CONFIDENTIAL 17*;

                  (vi) *CONFIDENTIAL 17*; and

                 (vii)  Any Indemnified Liability.

             (b)  *CONFIDENTIAL 17*:

                  (i)  to the extent and in the amount of any
             nonutilized provision or reserve in respect of the matter, action, or proceeding giving rise to any such liability specifically made by the Company or the Acquired Subsidiaries and such reserve is reflected on the Closing Date Statutory Statements as agreed by the Parties in accordance with Section 2.3;

                  (ii) to the extent such liability arises from some
             act or omission of Purchaser at any time or of the Company after the Closing Date; and

                 (iii) to the extent that Purchaser, the Company,
             or any Affiliate thereof obtains a Tax Benefit.

             (c)  (i)  *CONFIDENTIAL 17*

                  (ii) *CONFIDENTIAL 17*

             (d)  Notwithstanding anything else contained in this
   Section 11.2, with respect to any breach of a representation or warranty in Article V hereof, no claims for *CONFIDENTIAL 17* shall be permitted unless a trier of fact or arbitrator determines that an executive officer of the Alexander Hamilton Parties knew that the information on which such a claim is based was inaccurate or unless the issue is one of ownership of any of the Acquired Companies. Under no circumstances shall an award include punitive or exemplary damages.

        SECTION 11.3.  Purchaser's Indemnification

             (a) Except for Taxes (which are provided for in Article XII exclusively), Purchaser shall indemnify and hold Seller, Parent, its Affiliates, officers, directors, employees, agents, successors, and assigns, and related entities from, and reimburse them for, Indemnified Costs relating to, arising out of, based upon, or resulting from

                  (i)  Any inaccuracy in any representation or
             warranty made by Purchaser in this Agreement; provided that Purchaser shall not have any liability for such indemnification pursuant to this clause (i) unless the aggregate of all Indemnified Costs under this clause (i) for which Purchaser would, but for this proviso, be liable exceeds on a cumulative basis *CONFIDENTIAL 17*, in which case Purchaser's liability shall be only for such excess and, provided, further, that such limitation shall not apply to the breach of any representation or warranty contained in Section 6.2;

                  (ii) Purchaser's breach of or failure to perform any
             of its covenants or agreements contained in or made pursuant to this Agreement or the Transaction Documents after the Closing Date; and

                 (iii) The operation of the Individual Business
             after the Closing Date.

             (b) Notwithstanding the foregoing, Purchaser shall not have any liability to the extent that Parent, Seller or any Affiliate thereof obtains a Tax Benefit.

        SECTION 11.4.  Indemnification Procedure

             (a) Except for Taxes (which are provided for in Article XII exclusively), any Person claiming indemnification pursuant to this Agreement shall promptly notify the indemnifying Party in writing of the occurrence of any event that such Person asserts is or may be an indemnifiable event pursuant to this Agreement. If such event involves the claim of any third party and the indemnifying Party confirms in writing its responsibility for such liability, if established, the indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the indemnifying Party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

             (b) The indemnified Person shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the indemnifying Party
   (i) if the retention of such counsel has been specifically authorized by the indemnifying Party, or (ii) if the counsel is retained because the indemnifying Party does not notify the indemnified Person within 20 days after receipt of a claim notice that it elects to undertake the defense thereof. The indemnified Person shall have the right to employ counsel at the indemnified Party's own expense and participate in such action or claim, including settlement or trial.

             (c) The indemnifying Party shall obtain the prior written approval of the indemnified Person before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim that provides for any relief other than the payment of monetary damages or which would have a materially adverse effect on the indemnified Person or its business or operations.

             (d) If the indemnifying Party does not assume control over the defense of such claim as provided in Section 11.4(a) within 30 days of receipt of notice thereof, the indemnified Person shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the indemnifying Party to settle, adjust, or compromise such claim.

             (e) The indemnifying Party shall remit payment for the amount of a valid and substantiated claim for indemnification hereunder promptly upon receipt of a claim notice therefor. Upon the payment in full of any claim hereunder, the indemnifying Party shall be subrogated to the rights of the indemnified Person against any person with respect to the subject matter of such claim.

             (f) In the event that the indemnifying Party reimburses the indemnified Person for any third party claim, the indemnified Person shall remit to the indemnifying Party any reimbursement that the indemnified Person subsequently receives for such third party claim.

             (g) Any matter as to which a claim has been asserted by written notice (describing in reasonable details the facts, events and circumstances relating to the subject matter of such claim and the amount (if reasonably calculable) of the Indemnified Costs in connection therewith) to the indemnifying Party that is pending or unresolved at the end of any applicable survival period shall continue, to the extent permitted by law, to be covered by this
   Article XI notwithstanding any applicable statute of limitations (which the Parties hereby waive) or the expiration of such survival period until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.


                             ARTICLE XII.
                              TAX MATTERS

        SECTION 12.1.  Tax Sharing Agreements

             (a) On the Closing Date, any Tax sharing agreements and arrangements between one or more of the Acquired Companies, on the one hand, and Seller and any of its Affiliates, on the other hand, shall be terminated, and no additional payments shall be made, or be due to be made, by any party thereunder, and this Article XII shall exclusively control any Tax-related issues between Seller, Parent, and Purchaser or involving any of the Acquired Companies.

             (b) Notwithstanding any other provisions of this Agreement to the contrary, Seller shall be permitted, at the Seller's sole discretion, to make a "deemed dividend election" with respect to the Acquired Companies.

        SECTION 12.2. Representations, Warranties, Agreements, and Covenants of Seller with Regard to Certain Tax Matters

             (a) With the exception of Canadian income tax returns for the years 1991 through 1994, all Tax Returns required to be filed by or with respect to the Company and each Acquired Subsidiary for taxable periods ending on or prior to the Closing Date have been timely filed by them, or will be, and, with respect to the Company and the Acquired Subsidiaries, all such Tax Returns are or will be true and complete in all material respects. Complete and accurate copies of all federal and Canadian Tax Returns filed within the past three years have been furnished or made available to Purchaser. Complete and accurate copies of all other Tax Returns filed within the past three years have been made available to Purchaser. All Taxes reported on such Tax Returns have been paid when due or otherwise payable. To the extent that any of the Taxes are not yet due and payable, the Company and each Acquired Subsidiary have accrued or otherwise adequately reserved for such Taxes on the Financial Statements in accordance with GAAP and Statutory Accounting Principles.

             (b) The Company and each Acquired Subsidiary is a member of the affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent. Parent has included or will include the Company and the Acquired Subsidiaries in its consolidated federal income Tax Returns for all taxable years that begin, on or after January 1, 1992, and end on or before the Closing Date, and, to the extent required by law, Parent, Seller or the Company has included the Company and the Acquired Subsidiaries in their consolidated, combined or unitary Tax Returns relating to state income Taxes. The Seller and Parent shall be solely responsible for all Taxes related to the transfers to the PPA Companies and the Retained Subsidiaries, and the sale of the building pursuant to Section 7.15 hereof.

             (c) Neither the Company nor any Acquired Subsidiary has received written notice from any governmental agency in a jurisdiction in which such entity does not file a Tax Return stating that such entity is subject to taxation by that jurisdiction. Except as set forth on Schedule 12.2(c), neither the Company nor any Acquired Subsidiary is required to file any Tax Return in any jurisdiction outside the United States.

             (d) Except as set forth in Exhibit 12.2(d), no Tax Return of the Company or any Acquired Subsidiary is currently being audited by any Taxing authority, and no Potential Tax Liability has been threatened by any Taxing authority. Except as set forth in
   Exhibit 12.2(d), there is no agreement, waiver, or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes of the Company or any Acquired Subsidiary, which extension or waiver is still in effect. Sellers have delivered or made available to Purchaser correct and complete copies of all examination reports, statements of deficiencies and similar documents prepared by the IRS or any other taxing authority that relate to the income, operations or business of the Company or any Acquired Subsidiary with respect to any period ending on or after December 31, 1985. All final adjustments made by the IRS with respect to any federal Tax Return of the Company or any Acquired Subsidiary have been reported to the relevant state, local, or foreign taxing authorities to the extent required by law. The Financial Statements of the Company or any Acquired Subsidiary have accrued or adequately reserved for all Taxes assessed, asserted or claimed to be due (including any Taxes for subsequent tax years resulting from the carryover of audit adjustments from any prior year's tax returns).

             (e) Except as set forth on Exhibit 12.2(e), no requests for ruling or determination letters filed by any of the Alexander Hamilton Parties with respect to the income, operations or business of the Company or any Acquired Subsidiary are pending with any taxing authority.

             (f) Neither the Company nor any Acquired Subsidiary has filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by it. No property of the Company or any Acquired Subsidiary is property that such a corporation is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax exempt use property" within the meaning of
   Section 168(h)(1) of the Code.  Except as set forth in
   Exhibit 12.2(f), neither the Company nor any Acquired Subsidiary has agreed to or is required to make any adjustment pursuant to
   Section 481(a) of the Code by reason of a change in the accounting method initiated by any of the Alexander Hamilton Parties that is currently in effect. Except as set forth in Exhibit 12.2(f), neither Parent, Seller, the Company, nor any Acquired Subsidiary
   (x) has, for periods ending on or after January 1, 1992, been a member of an affiliated group filing a consolidated federal income tax return, other than the affiliated group the common parent of which is Parent, or (y) has any liability for Taxes of any Person (other than Parent, Seller, the Company and their Subsidiaries) under Treasury Regulation Sec. 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

             (g) The Company and each Acquired Subsidiary are not in violation of any material applicable tax information reporting and tax withholding obligations (or with notice or lapse of time, or both, would be in violation). Except as disclosed on Exhibit 12.2
   (g), the Company and the Acquired Subsidiaries have timely withheld from, and paid over to the appropriate taxing authorities, and have properly reported all employee salaries, wages and other compensation. Each life insurance and annuity product issued, sold or administered by, or on behalf of, the Company or any Acquired Subsidiary has been, and is, in compliance in all material respects with Sections 72 and 264 of the Code. The representations made in this paragraph shall only refer to those obligations arising from insurance policies not otherwise subject to an agreed upon indemnity between Seller and Company.

             (h)  Subject to Purchaser's cooperation as set forth in
   Section 12.4, Parent shall prepare and file in a timely manner the federal Tax Returns, and any other Tax Returns for Parent's consolidated return group required to be filed by or with respect to the Company and each Acquired Subsidiary for taxable periods ending on or before the Closing Date. Parent shall pay all Taxes due with respect to such Tax Returns, regardless of when such Taxes are determined to be due, except that Purchaser shall reimburse Seller to the extent such Taxes are provided for in the Closing Date Statutory Statements. If Seller requests within thirty days after Closing, each Acquired Company shall prepare for filing by Seller (at Seller's expense) any Tax Returns relating to the business or assets of the Acquired Company required to be filed after the Closing Date for any period ending on or before the Closing Date The Tax Returns referred to in this Section 12.2(h) shall, to the extent permitted by applicable Tax law, be prepared on a basis consistent with the last previous such Return filed for, or with respect to, the respective Acquired Company. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay any sales Taxes, transfer Taxes, registration fees, stamp Taxes and other similar Taxes imposed on the sale and purchase of the Shares.

             (i) Seller agrees to provide Purchaser complete copies of all Tax Returns filed by Seller after the Closing Date for or with respect to each Acquired Company, no later than 30 Business Days after such Returns have been timely filed with the applicable taxing authorities, taking into account all valid extensions of time to file such Returns.

             (j) Purchaser shall prepare and file in a timely manner all Tax Returns, other than the Tax Returns provided for in paragraph (h) above, that are required to be filed by or with respect to the Company and each Acquired Subsidiary for Straddle Periods. Seller shall be obligated for the portion of the Taxes properly allocable to the time period from the start of the Straddle Period through the Closing Date, as determined in accordance with the provisions of Section 12.5. Except to the extent provided for in the Closing Date Statutory Statements, Seller shall pay its allocable share of all Taxes due with respect to such Tax Returns under this paragraph (j), regardless of when such Taxes are determined to be due. Purchaser agrees to provide to Seller complete copies of all such Tax Returns no later than the time period prescribed in paragraph (i) above.

             (k) Seller and Purchaser agree that the Tax Returns filed pursuant to paragraphs (h) and (j) above will reflect the transactions related to the Business Transfer described in
   Section 7.13 of the Agreement.

             (l) In the event that the IRS or any other taxing authority collects from Purchaser or any Acquired Company (i) any amount of Taxes attributable to taxable periods that end on or prior to Closing or (ii) any amount of Taxes assumed by the Seller under the provisions of this Article, Purchaser or such Acquired Company shall be entitled to prompt, full reimbursement from Seller upon demand for such Tax after payment of such Tax by Purchaser or such Acquired Company to the taxing authority (to the extent not reserved for on the Closing Date Statutory Statements). Notwithstanding the prior sentence, Seller's liability for Taxes under this Section 12.2(l) shall be adjusted to reflect any Tax Benefit from the payment of such Tax by Purchaser or such Acquired Company.

             (m) Seller shall have no obligation to indemnify the Purchaser or the Acquired Companies pursuant to this Article XII with respect to any Potential Tax Liability if (i) the Acquired Companies or Purchaser failed to give notice as required in
   Section 12.4(j) hereof (excluding any failure when the Seller has actual knowledge of the Potential Tax Liability, or in circumstances in which it is not reasonably practicable for the Acquired Companies or Purchaser to notify Seller prior to themselves paying such Potential Tax Liability) and (ii) the ability of Seller to defend, negotiate, settle, or obtain refunds for such Potential Tax Liability was materially harmed by the failure of the Acquired Companies or Purchaser to give such notice.

             (n) Immediately prior to the distributions referred to in Section 7.13 of the Agreement and the sale and purchase of the Shares, Seller shall cause each Acquired Company to adopt, solely for the tax purposes of Sections 332 and 338 of the Code, a plan that shall constitute a plan of complete liquidation. The Business Transfer distributions pursuant to such Section 7.13 shall be made in accordance with such plans. Seller shall present such plans to Purchaser for review at least 30 Business Days prior to Closing or the agreed upon date of the distributions, whichever is earlier.

        SECTION 12.3. Representations, Warranties, Agreement, and Covenants of Purchaser with Regard to Certain Tax Matters

             Purchaser shall be responsible for the preparation of all Tax Returns for, or with respect to, each Acquired Company for any taxable period that ends after the Closing Date, and, to the extent such Taxes are not allocated or assumed by the Seller pursuant to Sections 12.2 and 12.5 herein, Purchaser and each Acquired Company shall be responsible for the payment of all Taxes due with respect to such Returns without reimbursement or indemnification from Seller.

        SECTION 12.4.  Joint Agreements and Covenants of Seller and
   Purchaser

             (a) Purchaser and Parent shall allocate the Share Purchase Price and the Note Purchase Price in accordance with
   Section 1060 of the Code and the Treasury Regulations thereunder, and such allocation shall be used for purposes of determining the modified aggregate deemed sales price under applicable Treasury Regulations and in reporting the deemed sales of assets of the Company and its Acquired Subsidiaries in connection with the
   Section 338(h)(10) Elections. Any adjustment to the Purchase Price or other consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation.

             (b) Seller and Purchaser agree to join in making elections under section 338(g) and section 338(h)(10) of the Code and all comparable elections under state and local tax law (together, the "Section 338(h)(10) Elections") with respect to each of the Acquired Companies. Notwithstanding any other provision in the Agreement or this Article XII, Purchaser (including the Acquired Companies), on the one side, and Seller, on the other side, shall bear their respective administrative, legal, accounting, and similar expenses resulting from the making of the
   Section 338(h)(10) Elections.

             (c) Seller and Purchaser agree to cooperate fully with respect to the making of the Section 338(h)(10) Elections. Such cooperation shall include, but not be limited to, the calculation of Adjusted Grossed-Up Basis, within the meaning of Treasury Regulation section 1.338(b)-1, the allocation of the Purchase Price in accordance with Section 12.4(g) below, and the preparation and delivery of any other related documentation required by the applicable taxing authorities.

             (d) Purchaser shall prepare for delivery to Seller for review a fully completed set of IRS Form 8023-A and, if required, Form 8594, including all additional data and materials required to be attached to such Form 8023-A pursuant to the Treasury Regulations under section 338 of the Code. Such documents and forms shall be delivered to Parent or Seller for review by the earliest of (i) the tenth Business Day following the date Parent and Purchaser deem the Closing Date Financial Statements final, and
   (ii) the 45th Business Day prior to the date any such Section 338 or 1060 forms are to be filed.

             (e) Purchaser agrees to attach a copy of the agreed upon Form 8023-A (including Form 8594, to the extent required) referred to in Section 12.4(d) above, to the first federal income Tax Return (and any other applicable Tax Returns) filed for each of the Acquired Companies for the period beginning immediately after the Closing Date. Seller agrees to attach a copy of such agreed upon Form 8023-A (including Form 8594, to the extent required) to the consolidated federal income Tax Return (and any other applicable Tax Returns) in which Seller joins for the taxable period that includes the Closing Date. The Parties agree to timely file such Tax Returns, including any extensions.

             (f) Seller and Purchaser agree to treat the deemed transfer of the Acquired Companies' insurance contracts that will occur pursuant to the Section 338(h)(10) Elections as deemed assumption reinsurance transactions for federal income tax purposes. Moreover, Seller and Purchaser agree to treat such deemed reinsurance transactions consistently for federal income tax purposes, and consistently report the nature and amount of any deemed ceding commissions, as determined in Section 12.4(g) below.

             (g) No later than 60 days after the date of the Agreement, Seller and Purchaser agree to consult with each other in order to agree to the methodology for the allocation of the Purchase Price to the assets conveyed pursuant to the Agreement and to determine ceding commissions for the deemed reinsurance transactions resulting from the Section 338(h)(10) Elections, in each case using reasonable valuation methodologies. If the Parties have agreed to the asset allocation, including the amount of any deemed ceding commissions (the "Allocation Agreement"), such agreement shall be reduced to writing prior to the Closing Date.

             (h) Seller and Purchaser agree, and Purchaser shall cause the Acquired Companies, to retain all Tax or Tax-related records associated with the Acquired Companies for periods ending on or before the Closing Date until the expiration of the full period of the applicable statute of limitations, including any extensions thereof. If the applicable statute of limitations have not expired by the end of the tenth year following the Closing Date, the Purchaser shall have the option of transferring the records to the Seller or Parent for their storage. Each party agrees to notify the other of any extension of an applicable statute of limitations and each party shall make a good faith effort to obtain the consent of the other party before destroying any of such records after the expiration of the statute of limitations period.

             (i) Purchaser and Seller shall cooperate, and Purchaser shall cause the Acquired Companies to cooperate with Seller, with respect to the preparation and filing of any Tax Return (including amended Tax Returns) for which the other is responsible pursuant to this Article XII (including, but not limited to, providing work papers and schedules).

             (j) Except as otherwise provided with respect to items relating to the allocation of the Purchase Price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Elections, Purchaser shall prepare or cause the Acquired Companies to prepare, in a manner and at such time or times as is consistent with past practice but no later than May 1, 1996, the tax work paper preparation package or packages necessary to enable Seller to prepare consolidated federal and combined state and local Tax Returns for the period or periods from January 1, 1995 through the Closing Date.

             (k) Purchaser and Seller each agree promptly to notify the other in writing within 30 Business Days from the receipt of notice of any pending or threatened tax audits or assessments ("Potential Tax Liability") of the Acquired Companies for any taxable periods ending on or before the Closing Date as long as such periods remain open. The written notification shall contain information, to the extent known by the Purchaser or the Acquired Companies (or the Seller, as the case may be), describing the Potential Tax Liability. With respect to any Potential Tax Liability that does not potentially affect the tax liability of any of the Acquired Companies for a tax period that includes or follows the Date of Closing, Seller shall have the sole right to represent the interests of the Acquired Companies in any tax audit or administrative or court proceeding to the extent relating to Taxes or Tax Returns filed for, or with respect to, the Acquired Companies for periods ending on or before the Closing Date. With respect to any Potential Tax Liability that potentially affects the tax liability of any of the Acquired Companies for a tax period that includes or follows the Date of Closing, Seller shall give due consideration to the interests of the Acquired Companies, and shall have the primary right to represent the interests of the Acquired Companies in any tax audit or administrative or court proceeding to the extent relating to Taxes or Tax Returns filed for, or with respect to, the Acquired Companies for periods ending on or before the Closing Date. Seller may employ counsel of its choice at its expense, provided that Seller shall keep Purchaser reasonably informed on an ongoing basis. Purchaser shall cooperate, and shall cause the Acquired Companies to cooperate, with Seller, with respect to any tax audit or administrative or court proceeding referred to in this paragraph. Such cooperation shall include providing all relevant information that is available to Purchaser or the Acquired Companies, as the case may be, with respect to any such audit or proceeding, making personnel available at reasonable times and, including, without limitation, preparation of responses to requests for information, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of Purchaser and the Acquired Companies. Seller shall notify Purchaser at least 30 Business Days prior to settling or otherwise resolving any Potential Tax Liability that is likely to have a negative Tax detriment on any of the Acquired Companies after the Closing Date. If Purchaser objects to the proposed settlement or resolution within the above 30 Business Day period, Purchaser may elect at its sole expense to further contest the Potential Tax Liability in which case Purchaser will indemnify Seller to the extent final settlement or other resolution of the Potential Tax Liability is on terms less favorable to Seller than the settlement or resolution proposed by Seller. If Seller fails to provide notice to Purchaser under this section or fails to permit Purchaser to contest the Potential Tax Liability pursuant to the immediately preceding sentence, then in the event that the Seller settles or otherwise resolves any Potential Tax Liability that is likely to have a negative Tax detriment on any of the Acquired Companies, the Acquired Company will be entitled to receive prompt payment from the Seller of the detriment, determined under the Tax Benefit provisions of Section 12.6. Purchaser shall notify Seller at least 30 Business Days prior to settling or otherwise resolving any Potential Tax Liability that is likely to have a negative Tax detriment on any of the Acquired Companies prior to the Closing Date. If Seller objects to the proposed settlement or resolution within the above 30 Business Day period, Seller may elect at its sole expense to further contest the Potential Tax Liability in which case Seller will indemnify Purchaser to the extent final settlement or other resolution of the Potential Tax Liability is on terms less favorable to Purchaser than the settlement or resolution proposed by Purchaser. If Purchaser fails to provide notice to Seller under this section or fails to permit Seller to contest the Potential Tax Liability pursuant to the immediately preceding sentence, then in the event that the Purchaser settles or otherwise resolves any Potential Tax Liability that is likely to have a negative tax detriment on Seller, the Seller will be entitled to receive prompt payment from the Purchaser of the detriment, determined consistently with the Tax Benefit provisions of Section 12.6.

             (l) Seller shall have the right to pursue, and shall be entitled to retain, or receive prompt payment from the Acquired Companies or Purchaser of, any overpayment, refund or credit received by an Acquired Company or Purchaser with respect to Taxes (including, without limitation, refunds and credits arising by reason of Tax Returns as originally filed or amended Tax Returns filed after the Closing Date or adjustments by the IRS or comparable state or local taxing authorities) relating to the Acquired Companies that are the responsibility of Seller under this
   Article XII, plus any interest received with respect thereto from
   the applicable taxing authorities.   With respect to any request
   for refund, overpayment or credit that potentially affects the tax liability of any of the Acquired Companies for a tax period that includes or follows the Date of Closing, Seller shall give due consideration to the interests of the Acquired Companies, and shall have the primary right to represent the interests of the Acquired Companies in any tax audit or administrative or court proceeding to the extent relating to Taxes or Tax Returns filed for, or with respect to, the Acquired Companies for periods ending on or before the Closing Date. Purchaser and Seller shall cooperate, and Purchaser shall cause the Acquired Companies to cooperate with Seller, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 12.4(j). Seller shall bear any out-of-pocket expenses incurred in seeking such refund or credit. Seller shall notify Purchaser at least 30 Business Days prior to settling or otherwise resolving any Potential Tax Liability that is likely to have a negative Tax detriment on any of the Acquired Companies after the Closing Date. If Purchaser objects to the proposed settlement or resolution within the above 30 Business Day period, Purchaser may elect at its sole expense to further contest the Potential Tax Liability in which case Purchaser will indemnify Seller to the extent final settlement or other resolution of the Potential Tax Liability is on terms less favorable to Seller than the settlement or resolution proposed by Seller. If Seller fails to provide notice to Purchaser under this section or fails to permit Purchaser to contest the Potential Tax Liability pursuant to the immediately preceding sentence, then in the event that the Seller settles or otherwise resolves any request for refund, overpayment or credit which is likely to have a negative tax detriment on any of the Acquired Companies, the Acquired Company will be entitled to receive prompt payment from the Seller of the detriment, determined under the Tax Benefit provisions of Section 12.6. If, as the result of an examination by any taxing authority of any Tax Return or Tax of the Acquired Companies, (i) an adjustment is made which gives rise to a Tax deficiency payable by the Acquired Companies to such taxing authority that is attributable to any Tax period, or portion thereof, ending prior to or on the Closing Date, (ii) Seller or an Affiliate of Seller pays (or is obligated to pay) such deficiency or indemnifies (or is obligated to indemnify) Purchaser or the Acquired Companies under this Agreement for a payment of such deficiency, and (iii) such adjustment will reverse in a Tax period, or portion thereof, ending after the Closing Date, thereby producing a refund, credit, offset, or deduction to the Acquired Companies, Purchaser shall pay to Seller the amount of such Tax Benefit determined consistently with Section 12.6 below, within 30 days after the Acquired Companies are notified by Seller of such adjustment. However, if as the result of such an examination, (i) an adjustment is made which gives rise to a Tax Benefit to the Acquired Companies that is attributable to any Tax period ending prior to or on the Closing Date and (ii) such adjustment reverses in a Tax period ending after the Closing Date thereby producing a Tax detriment payable by the Acquired Companies to the taxing authorities, the Seller shall pay the amount of such Tax detriment, determined consistently with Section 12.6 below, to Purchaser within thirty days after demand is made by Purchaser to Seller for such payment.

             (m) Sellers and Purchaser agree to cooperate in the prompt evaluation of a structure for the purchase of the Stock and the Note by Purchaser hereunder in which the Note is acquired by Purchaser from Parent for $50 million in cash and the Company, after giving effect to the Business Transfer and the dividend and other payments contemplated by Section 7.17, merges, in a transaction complying with Section 351 of the Code, into a direct or indirect subsidiary of Purchaser and Seller receives as consideration for the Stock in such merger cash in the amount of $475 million and preferred stock of such subsidiary of Purchaser that has characteristics that qualify it as stock under Section 351 of the Code and has a face amount of $50 million and the terms mutually agreed by the Parties (the "Section 351 Transaction Structure"). Purchaser and Seller (i) agree to use their best efforts, if the conditions specified in the proviso below are satisfied, to effect the transactions contemplated hereunder pursuant to the Section 351 Transaction Structure and (ii) if the
   Section 351 Transaction Structure is implemented, agree that neither Seller nor Purchaser will make (or consent to be made) any
   Section 338(h)(10) Elections; provided that the Section 351 Transaction Structure will not be utilized if the transactions contemplated hereby as modified by such structure (A) cannot be consummated on or prior to December 31, 1995, (B) have a Tax effect which is materially worse than Purchaser's federal, state and local Tax position if it had acquired the Stock and the Note directly from Parent and Seller without making a Section 338(h)(10) Election, (C) are likely to be deemed by any state insurance commissioner to constitute an assumption reinsurance transaction,
   (D) require the Company or the subsidiary of Purchaser as successor entity in the Section 351 Transaction Structure to be relicensed in any state; (E) require notice to or the consent of policyholders,
   (F) require the Acquired Companies' agents to be relicensed by any state insurance department, (G) require any new approvals from any state insurance department for any of the Acquired Companies' current products, (H) reduce the tax basis of Section 848 of the Code deferred acquisition costs which would have been otherwise available if the Stock had been acquired directly by Purchaser without making a Section 338(h)(10) Election or (I) have a Material Adverse Effect or materially adversely affect Purchaser; and provided further that if Seller and Purchaser have not jointly determined by September 30, 1995 that the foregoing conditions are likely to be satisfied, Seller and Purchaser agree that the
   Section 351 Transaction Structure will not be utilized and the transactions contemplated by this Agreement will be effected as provided in this Agreement without giving effect to this
   Section 12.4(m).

             If the Parties implement the Section 351 Transaction Structure pursuant to this Section 12.4(m), Parent will not purchase the building immediately prior to the transaction. However, if the Section 351 Transaction Structure is implemented, but a final determination is made that Section 351 does not apply to the transaction and the Section 351 Transaction Structure is treated as an asset acquisition for Federal income tax purposes, Parent agrees to purchase the building referred to in Section 7.15 on an "as is" basis without warranty, for a purchase price of $45 million, adjusted to reflect a proration for utilities, taxes and other similar expenses, and upon such purchase the lease agreement relating to such building between Parent and the Company shall be terminated without additional expense to either party. A final determination for purposes of the immediately preceding sentence will consist of an adjustment to Taxes made by the IRS whether such adjustment is a result of or in settlement of any audit or other administrative proceeding or judicial proceeding or the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise, provided, however, that Purchaser will make a good faith effort, in consultation with Seller, to sustain the Section 351 Transaction Structure. Parent's obligation to purchase the building under this provision shall expire on January 1, 2007.

             If the Parties agree prior to September 30, 1995 to implement the Section 351 Transaction Structure, and if Purchaser fails to close this transaction, Purchaser agrees to reimburse Seller for Seller's hedging costs incurred after September 30, 1995, associated with the increased Tax cost that would result from an increase in the appreciation of the Company's assets.

        SECTION 12.5. Straddle Period Tax Allocations Any Taxes for a period that includes the Closing Date but does not terminate on such date (a "Straddle Period") shall be the joint responsibility of Purchaser and Seller, and shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion beginning immediately after the Closing Date in accordance with this section. Any Taxes allocable to the portion ending on or prior to the Closing Date will be the sole responsibility of Seller, and any Taxes allocable to the portion beginning after the Closing will be the sole responsibility of Purchaser. Any Straddle Period Taxes based on actual activities or transactions (e.g., the Business Transfers, capital transactions, reinsurance outside the ordinary course of business, or real estate transfer taxes) shall be allocated based on the actual activities or transactions of each Acquired Company for such period. All other Straddle Period Taxes (including all transaction related to regular, recurring items incurred in the ordinary course of business) shall be allocated based on the number of days in the portions of the Straddle Period before and after the Closing Date, respectively.

        SECTION 12.6. Determination Of Tax Benefit For purposes of this Article and the indemnification provisions of Article XI, any positive or negative Tax Benefit to a Party shall be determined in accordance with this Section. If a Party actually derives, or is likely to derive, a benefit or suffer a detriment from (i) an increase (or decrease) in tax attributes, (ii) or the recognition of any item of income (or loss), the Tax Benefit (or detriment) shall be calculated. The amount of the Tax Benefit (or detriment) shall be determined based on the present value of a refund, credit, offset, deduction, gain, or item of income and shall be determined using a discount rate equal to 12%, assuming that the Party will have sufficient taxable income and tax liability against which to use any such refund, credit, offset, or liability, and assuming an effective tax rate of 35%.

        SECTION 12.7. Tax Dispute Resolution Mechanism Any dispute with respect to this Article XII shall be resolved as follows: the parties will in good faith attempt to negotiate a settlement of the dispute; if the parties are unable to negotiate a resolution of the dispute within 30 days after notice of such dispute is given by either party to the other party, the dispute will be submitted to
   (i) a nationally recognized accounting firm mutually agreed upon by Seller and Purchaser or (ii) if the Seller and Purchaser are unable to agree upon an accounting firm, each Party will select an accounting firm, and representatives of those firms will pick a nationally recognized accounting firm to resolve the dispute (the "Tax Dispute Accountants"). The parties will present their arguments to the Tax Dispute Accountants within 15 days after submission of the dispute to the Tax Dispute Accountants. The Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable tax law, within 30 days, or as expeditiously as possible, after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties. The fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by Seller and Purchaser.


                             ARTICLE XIII.
                       MISCELLANEOUS PROVISIONS

        SECTION 13.1.  Entire Agreement; Waiver

        This Agreement, the Annexes and the exhibits attached hereto and the other writings specifically identified herein or executed and delivered by the Parties to be bound thereby in conjunction with this Agreement or the transactions contemplated hereby contain the entire agreement among the Parties with respect to the transactions contemplated hereby and thereby and supersede all previous written or oral negotiations, commitments, and writings. No supplement or waiver of this Agreement shall be binding unless executed in writing and signed by the Party to be bound thereby.
   No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        SECTION 13.2.  Amendment and Modification

             Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the Parties.

        SECTION 13.3.  Confidentiality

             (a) None of the Parties to this Agreement nor any of their Affiliates shall issue any press release or public announcement concerning the contemplated transaction, the existence of this Agreement, or of the terms, conditions, and provisions of this Agreement (i) unless mutually agreed by Seller and Purchaser or (ii) except as required by law, in which event the disclosing Party shall consult with the other Parties to the extent practicable before making such disclosure.

             (b) Each of the Parties and its respective Affiliates shall use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices, any non-public information supplied to it by any other Party pursuant to this Agreement that is identified by such other Party as being confidential at the time the same is delivered to such Party, including without limitation, the negotiations between the Parties relating to the execution of this Agreement and the terms and conditions of this Agreement, to the extent that they are not in the public domain. Such information shall be kept confidential and shall not be disclosed by the Parties otherwise than to each other; provided, that nothing herein shall limit the disclosure of any such information

                  (i) to the extent required by statute, rule, regulation, or judicial process;

                  (ii) to governmental authorities, or representatives
             thereof, or regulatory personnel, auditors, or accountants;

                  (iii) in connection with any litigation to which
             any one or more of the Parties or an Affiliate is a party;

                  (iv) to counsel for any of the Parties; or

                  (v)  to a subsidiary or Affiliate of such Party;

   in the case of Sections 13.3(b)(i), (ii), and (iii), if such person to whom such confidential information is given is notified that such information is confidential, and in the case of Sections 13.3(b)(iv) and (v) if such person to whom such confidential information is given agrees to be subject to the same strictures on disclosure as are set forth in this Agreement.

             (c) In the event that any Party receives a request to disclose any non-public information of another Party under a subpoena or judicial or administrative order, such Party shall, to the extent not prohibited by law or such legal process,

                  (i)  notify the other Parties thereof within ten
             (10) days after receipt of such request;

                  (ii) consult with the other Parties, on the
             advisability of taking steps to resist or narrow such request and cooperate with the other Parties in resisting such disclosure, if requested; and

                  (iii) if disclosure is required or deemed
             advisable, cooperate with the other Parties in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the non-public information.

        SECTION 13.4.  Specific Performance

             Each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement for failure to close and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, if any Party intentionally fails to take any action required to be taken by it under the terms of this Agreement, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A Party's right to specific performance shall be in addition to all other legal or equitable remedies available to such Party.

        SECTION 13.5.  Expenses

             Each Party hereto shall bear its own expenses, including the fees of any attorneys, accountants, or others engaged by such Party, in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein.

        SECTION 13.6.  Notices

             All notices, requests, demands, consents, approvals, agreements, or other communications to or by a Party to this Agreement shall:

             (a) be in writing addressed to the authorized address of the recipient set out in this Section 13.6 or to such other address as it may have notified the sender;

             (b)  be signed by an authorized officer of the sender;
   and

             (c) be delivered in person or sent by registered or certified mail return receipt requested or facsimile transmission and be deemed to be duly given or made:

                  (i)  in the case of delivery in person when
             delivered to the recipient at such address; or

                  (ii) in the case of facsimile transmission when
             received in legible form by the recipient at such address and when the recipient has been requested to acknowledge receipt of the entire facsimile transmission upon the sending or receiving the acknowledgment of receipt (which acknowledgment the recipient will promptly give);

   but if such delivery or dispatch is later than 5:00 pm local time on a day on which business is generally carried on in the place to which such communication is sent or occurs on a day on which business is not generally carried on in the place to which such communication is sent, it will be deemed to have been duly given or made at the commencement of business on the next day on which business is generally carried on in that place.

        Notices to Purchaser may be sent to

             Jefferson-Pilot Corporation
             P.O. Box 21008
             Greensboro, North Carolina 27420
             Attention: Chief Financial Officer
             Telephone No: (910) 691-3441
             Facsimile No:  (910) 691-3283

        with a copy to:

             Jefferson-Pilot Corporation
             P.O. Box 21008
             Greensboro, North Carolina 27420
             Attention: General Counsel
             Telephone No: (910) 691-3308
             Facsimile No:  (910) 691-3639

             King & Spalding
             120 West 45th Street
             New York, New York 10036
             Attention: E. William Bates, II, Esq.
             Telephone No:  (212) 556-2100
             Facsimile No:   (212) 556-2222

   Notices to Seller and Parent may be sent to

             Household International, Inc.
             2700 Sanders Road
             Prospect Heights, Illinois 60070
             Attention: Office of the Secretary
             Telephone No: 708-564-5000
             Facsimile No: 708-205-7536

   with a copy to:

             Russell J. Bruemmer, Esq.
             Wilmer, Cutler & Pickering
             2445 M Street, N.W.
             Washington, D.C.  20037-1420
             Telephone No:  202-663-6804
             Facsimile No:  202-663-6363

        SECTION 13.7.  Severability

             If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal, or unenforceable in any respect, unless material to the purpose of this Agreement.

        SECTION 13.8.  Assignment

             This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of Sellers or Purchaser hereto without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other person except the Parties any rights or remedies hereunder; provided that Purchaser may assign all or any portion of its respective rights, interests or obligations hereunder to an Affiliate of Purchaser without the prior written consent of Parent, Seller or the Company, provided that such assignment shall not release Purchaser from, or in any manner limit, Purchaser's obligations hereunder.

        SECTION 13.9.  Third Parties.

             Nothing in this Agreement is intended to confer any right on any person other than the Parties hereto and their respective successors and assigns and the persons identified in Sections 11.2 and 11.3; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

        SECTION 13.10.  Captions

             The captions in this Agreement are for convenience only, do not form a part hereof, and do not in any way modify, interpret, or construe the intentions of the Parties hereto.

        SECTION 13.11.  Governing Law

             This Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

        SECTION 13.12.  Choice of Forum

             Any judicial proceeding brought against any of the Parties hereto with respect to this Agreement shall be brought in any court of competent jurisdiction in the Eastern District of Michigan or Oakland County, Michigan, irrespective of where such Party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the Parties to this Agreement hereby consents to the exclusive jurisdiction of any such court and waives any defense or opposition to such jurisdiction.

        SECTION 13.13.  WAIVER OF JURY TRIAL

             EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL
   PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE
   TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 13.14.  Counterparts

             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        SECTION 13.15.  Drafting

             Each Party acknowledges that its legal counsel participated in the preparation of this Agreement. The Parties therefore stipulate that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against the other.

        SECTION 13.16.  Books and Records

             Seller and Purchaser agree that, so long as any books, records, and files relating to the business, properties, assets, or operations of the Company or its subsidiaries, to the extent that they pertain to the operations of the Company or its subsidiaries prior to the Closing Date, remain in existence and are available, on and after the Closing Date each Party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for the purpose of complying with regulatory requirements, meeting auditing needs, or fulfilling similar obligations for which such books, records, or files are reasonably necessary.

        SECTION 13.17.  Governmental Notices

             After Closing, Purchaser shall provide to any governmental or regulatory authority with jurisdiction over such matters, all required notices of the consummation of this transaction.

        SECTION 13.18.  Exhibits

             Disclosure of any fact or item in any Exhibit to this Agreement referenced to a particular Section of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that other Section whether or not an explicit cross-reference appears; provided, that the nature of any matter disclosed by such fact or item is reasonably apparent from the context of the disclosed fact or item without reference to any collateral document.

             [The remainder of this page is intentionally blank] IN WITNESS WHEREOF, the Parties hereto have executed this
   Stock Purchase Agreement as of the date first above written.

                                 HOUSEHOLD GROUP INC.


                                 By: ___________________________
                                       Name:
                                       Title:


                                 HOUSEHOLD INTERNATIONAL, INC.


                                 By: ______________________________
                                       Name:
                                       Title:


                                 ALEXANDER HAMILTON LIFE
                                 INSURANCE COMPANY OF AMERICA


                                 By: ______________________________
                                       Name:
                                       Title:


                                 JEFFERSON-PILOT CORPORATION


                                 By: ______________________________
                                       Name:
                                          Title:

                          ANNEX A

     STATEMENT OF TERMS OF AFFILIATED BUSINESS TRANSFER

   1.          Affiliated Business Reinsurance.  Prior to the Closing
                  Date, the Affiliated Business will be transferred from the Company and First Alexander Hamilton Life Insurance Company ("FAHLIC") to Hamilton National Life Insurance Company ("HNLIC") and each of the Company and FAHLIC, on the one hand, and HNLIC, on the other hand, will each enter into an Affiliated Business Reinsurance Agreement which will together provide 100% reinsurance of the Affiliated Business Liabilities. The Affiliated Business Assets (including surplus assets) and Affiliated Business Liabilities to be transferred in connection with such Affiliated Business Reinsurance Agreements will be as mutually agreed by the Parties, consistent with the allocation of assets to be retained with respect to the Individual Business as reflected in the Asset Allocation Understanding, dated as of August 9, 1995, by and between Parent and Purchaser; provided that to the extent that the specific assets identified on Exhibit A-1 would not otherwise be Affiliated Business Assets they will be transferred to HNLIC, Parent or any subsidiary or affiliate of Parent not involved in the Business, in substitution for Affiliated Business Assets that are reasonably acceptable to Purchaser. The aggregate amounts of assets, surplus and liabilities to be transferred will be calculated consistently with the amounts shown on Exhibit A-2 attached hereto (e.g., at December 31, 1994, the Affiliated Business Assets to be transferred would have aggregated $162.6 million and $164.7 million on a statutory and GAAP basis, respectively, and the Affiliated Business Liabilities to be assumed would have aggregated $111.9 million and $84.5 million on a statutory and GAAP basis, respectively).

     The Affiliated Business Reinsurance Agreements will be structured so as to ensure the Company's and FAHLIC's ability to receive proper reserve credits for the amounts ceded, including, if necessary to receive reserve credits, a reinsurance trust and Parent will undertake or cause to be undertaken any and all actions required for the Company and FAHLIC to so receive such reserve credits. In addition, any Reinsurance Treaties relating to the Affiliated Business will be concurrently assigned to HNLIC. HNLIC and Parent will use their best efforts to convert the Affiliated Business Reinsurance Agreements into agreements providing assumption reinsurance of the Affiliated Business within four years of the Closing Date; provided that on the fourth anniversary of the Closing Date the Affiliated Business Reinsurance Agreements will be converted to assumption reinsurance, subject to regulatory approvals and constraints.

   2.          Dividend of Retained Subsidiaries.  After the execution of the Affiliated Business Reinsurance Agreements, the Company will distribute all outstanding capital stock in the Retained Subsidiaries (including HNLIC) to Seller.

   3.          New Business.  The Affiliated Business Reinsurance
                  Agreements will provide that the Company and FAHLIC will continue to make their policies available to Parent and its Affiliates for a maximum of 18 months, as necessary. Parent will use its best efforts to expeditiously obtain necessary product approvals, agent licensing, and all other licenses, authorizations and approvals necessary for HNLIC to undertake the Affiliated Business, or make other arrangements to discontinue sales of Affiliated Business policies through the Company and FAHLIC; provided that in no event will any sales be made through the Company and FAHLIC more than 18 months following the Closing Date.
                  The Company and FAHLIC will be reimbursed for all premium taxes, and for each of the 18 months following the Closing Date, the Company will receive a noncancellable fee of $150,000 per month. In addition, beginning January 1, 1996, the Company and FAHLIC will charge a fee equal to 2% of premiums on new business written.

   4.          Employee Matters.  The Parties agree to work together to
                  make an appropriate and fair allocation of employees to the Affiliated Business with primary consideration given to historical employee relationships and cost allocations. Such employees will be retained by Parent or HNLIC as of the Closing Date.

   5.          Provision for Administrative Expenses.  The Affiliated
                  Business Reinsurance Agreements will provide for reimbursement to the Company and FAHLIC for all costs reasonably related to the administration of the Affiliated Business.

   6.          Office Facilities.  Parent, or its designated subsidiary,
                  will continue to occupy and rent office space for the Affiliated Business from the Company at Farmington Hills, Illinois for a rent of $15.74 per square foot for a term of 5 years terminable by either party at any time upon six months' prior notice. The Parties agree to work together to make an appropriate and fair allocation of the office equipment and other related assets historically utilized in the Affiliated Business, which upon the execution of the Affiliated Business Reinsurance Agreements will be transferred by the Company to Parent, or its designated subsidiary, "AS IS," "WHERE IS" and without representation or warranty.

   7.          Parent Guarantee.  Parent will unconditionally guarantee
                  the payment obligations of HNLIC under the Affiliated Business Reinsurance Agreements and other agreements. Purchaser agrees that Parent's guarantee may be assumed by any purchaser of HNLIC and the Affiliated Business; provided that such purchaser has a Standard & Poor's Corporation credit rating of A or better and that the assumption is evidenced by properly executed assumption and guarantee documents reasonably satisfactory to Purchaser.

   8.          Other Items.  The Affiliated Business Reinsurance
                  Agreements and any trust arrangements required hereunder will comply with applicable state laws and regulations to ensure proper reserve credits, including New York State Insurance Regulation 144, and Parent will cause any necessary action to be taken to maintain such compliance.

   9.          Regulatory Limitations.  In the event that HNLIC is unable to reinsure 100% of the Affiliated Business Liabilities originated by FAHLIC, then FAHLIC will discontinue sales of Affiliated Business policies as of a date not later than the 90th day after the Closing Date.


   10.         Documentation.  The form of Affiliated Business
                  Reinsurance Agreements and any documentation to be executed by the Parties pursuant to this Annex A shall be approved by Purchaser, such approval not to be unreasonably withheld.

   11.         Tax Effect.  For all Tax periods ending after the Closing
                  Date, for Tax purposes the net positive and net negative consideration received by the ceding and assuming companies will be adjusted, if necessary, to be tax neutral to the Parties on an ongoing basis, including any changes in tax laws. Purchaser or Seller, as the case may be, shall consult with the other party prior to taking any position or paying any Taxes that could result in an adjustment under this paragraph. Following such consultation, neither party shall refuse to take any reasonable position for Tax purposes that would reduce or eliminate any such adjustment.
Exhibit A
Certain Assets to be transfered to the Affiliated Business

Private Placements                   Book Value

Beaver Valley Nuclear                $ 375,351
El Paso Electric                             0
Total                                $375, 351



                          ANNEX B

        STATEMENT OF TERMS OF COLI BUSINESS TRANSFER


   1. COLI Business Reinsurance. Prior to the Closing Date, the COLI Business will be transferred from the Company to Hamilton National Life Insurance Company ("HNLIC"), and the Company and HNLIC will enter into the COLI Business Reinsurance Agreement that will provide 100% reinsurance of the COLI Business Liabilities. The COLI Business Assets (including surplus assets) and the COLI Business Liabilities to be transferred in connection with such COLI Business Reinsurance Agreement will be as mutually agreed by the Parties, consistent with the allocation of assets, to be retained with respect to the Individual Business as reflected in the Asset Allocation Understanding, dated as of August 9, 1995, by and between Parent and Purchaser. The aggregate amount of assets, surplus and liabilities to be transferred will be calculated consistently with the amounts shown on Exhibit B-1 attached hereto (e.g., at December 31, 1994, the COLI Business Assets to be transferred would have aggregated $517.9 million on a statutory and GAAP basis, and the COLI Business Liabilities to be assumed would have aggregated $516.9 million and $502.1 million on a statutory and GAAP basis, respectively).

     HNLIC and Parent will use their best efforts to convert the COLI
        Business Reinsurance Agreement into an agreement providing assumption reinsurance of the COLI Business with an insurer that has a claims paying rating of A+ or better by Standard & Poor's Corporation ("S&P") within three years of the Closing Date or, alternatively, at its sole option HNLIC may replace all of the COLI Business with substitute issued policies within such time period; provided that with the prior written consent of the Company, not to be unreasonably withheld, HNLIC may designate up to two COLI Business cases to be excluded from such assumption reinsurance agreement or substitute insurance arrangements. Parent will, from time to time, take any action as is necessary to cause HNLIC to meet the minimum capital and surplus standards of paragraphs 6 and 7, below. Concurrently with the distribution of the capital stock of HNLIC to Seller, the Company will transfer to HNLIC the COLI Business Assets.

   2.     Dividend of HNLIC.   After the execution of the COLI Business
             Reinsurance Agreement, the Company will distribute all outstanding capital stock in HNLIC to Seller.

   3. Provision for Administrative Expenses. The COLI Business Reinsurance Agreement will provide for reimbursement to the Company for all costs reasonably related to its administration of the COLI Business.

   4. Provision for Cost of Capital. The Company will receive the following annual compensation on the statutory reserves ceded relating to the COLI Business, as determined at the end of each quarter:

               17.5 basis points for the first three years after
                  the Closing Date;
               20 basis points for the fourth year after the
                  Closing Date; and
               35 basis points for each following year after the
                  fourth year after the Closing Date; and

   Notwithstanding the foregoing, the annual compensation shall be 17.5 basis points for all years after the Closing Date with respect to statutory reserves relating to any COLI Business cases (not to exceed 2 COLI Business cases) excluded from the assumption reinsurance or substitute insurance arrangement described in Section 1 above.

   5. Investment Guidelines for Trust Assets. The Company will have a continuing interest in the quality of the COLI Business Assets acquired and held by HNLIC to satisfy the COLI Business Liabilities during the time period the COLI Business Reinsurance Agreement is in effect. The COLI Business Assets will be held in trust by an unaffiliated third party for the benefit of the Company pursuant to a trust agreement (the "Trust Agreement") and will be invested in accordance with the following guidelines (all references to credit ratings are to S&P ratings):

     (i) Authorized New Investments (which are not subject to an aggregate limitation)

               US Treasury and Agency obligations
               Public corporate bonds (investment grade only)
               Agency mortgage-backed securities and CMOs
               Rated residential whole-loan CMOs (AAA, AA, or A)
               Rated private placements (investment grade only)
               Other rated asset-backed securities ("ABS"),
                  including commercial mortgage-backed securities (AAA or AA)

     (ii) Authorized New Investments (which are subject to an aggregate "basket" limitation of not more than 10% of the COLI Business Investment portfolio (excluding the amount of policy loans))

               Commercial mortgages
               Common stock
               Commercial mortgage-backed securities
               Any other investment authorized under insurance
                  codes (except prohibited investments)

     (iii)     Prohibited New Investments

          No investment will be made in:

               Equity real estate
               Affiliated entity obligations, except for the ABS
                  set out in (i) above

     (iv) Individual Credit Exposure Limits

               Direct US Government obligations - unlimited
               A rated and higher credits (including MBS/CMO) - $25
                  million
               BBB3 - BBB1 rated credits - $15 million
               Noninvestment grade assets - $5 million
               All basket and noninvestment grade assets - $5
                  million

     (v)  Portfolio Characteristics

               Fixed-income holdings rated below A cannot exceed
                  25% of portfolio (excluding the amount of policy loans).
               Mortgage-backed securities, including CMOs and ABSs,
                  cannot exceed 30% of portfolio (excluding the amount of policy loans).

     Exceptions or changes to the investment limitations will require the Company's prior written consent.

   6. Minimum Capital and Surplus Requirements. The Trust Agreement will have adequate provisions to ensure that HNLIC will maintain sufficient COLI Business Assets and other assets in the Trust to entitle the Company to take full financial statement credit for the COLI Business Reinsurance Agreement in all states and Parent will undertake or cause to be undertaken any and all actions necessary for the Company to so receive such reserve credits.
             In order to maintain the Company's policyholder ratings, HNLIC will maintain a Risk Based Capital Ratio of at least 150% of Company Action Level Risk Based Capital. Accordingly, pursuant to paragraph 7 below, Parent will be obligated to take any action necessary to maintain a Risk Based Capital Ratio of at least 150% of Company Action Level Risk Based Capital at all times under then applicable law.

   7. Periodic Cash Flow Testing of Reserves. HNLIC will perform annual cash flow testing for the COLI Business using appropriate actuarial Standards of Practice, as promulgated by the American Academy of Actuaries, and in compliance with then current NAIC regulations. Provision will be made for a second expert actuarial opinion and reconciliation in the event the Company disagrees with HNLIC's calculation. To the extent that this testing indicates the reserves are inadequate, Parent or HNLIC will take any action necessary to maintain adequate reserves.

   8. Parent Guarantee. In addition to its capital maintenance obligations, Parent will unconditionally guarantee the payment obligations of HNLIC under the COLI Business Reinsurance Agreement, and

     A. In the event of (i) a decline at any time in the consolidated net worth of Parent below $1.5 billion, as determined in accordance with GAAP or (ii) a change in control of Parent or HNLIC, then Parent will be obligated to take any action necessary so that HNLIC increases, and maintains, a Risk Based Capital Ratio to at least 250% of Company Action Level Risk Based Capital; provided that if within 90 days of either event such Risk Based Capital Ratio has not otherwise been increased in accordance with this paragraph A, the Company will have the right to terminate the COLI Business Reinsurance Agreement, by recapturing the COLI Business Assets and the COLI Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, it being understood that the price will be first determined and then the Company will have 90 days from the date of such determination in which to exercise such option.

     B. In the event that HNLIC's Risk Based Capital Ratio is below 150% of Company Action Level Risk Based Capital for 90 days, the Company will have the right to terminate the COLI Business Reinsurance Agreement, by recapturing the COLI Business Assets and the COLI Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, it being understood that the price will be first determined and then the Company will have 90 days from the date of such determination in which to exercise such option.

     C. In the event that Parent has an S&P credit rating less than BBB-, Parent and the Company will agree to, or determine through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, the fair market value of the COLI Business Assets and the COLI Business Liabilities. To the extent that the value of the COLI Business Liabilities exceeds the value of the COLI Business Assets, Parent will transfer assets to the Trust satisfactory to the Company with a fair market value equal to such difference or arrange for a letter of credit for 150% of such difference to be issued by a financial institution with an S&P credit rating of at least A, for the benefit of the Trust; provided that if within 90 days of such event Parent has not provided such assets or letter of credit, to the extent required, the Company will have the right to terminate the COLI Reinsurance Agreement, by recapturing the COLI Business Assets and the COLI Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, it being understood that the price will be first determined and then the Company will have 90 days from the date of such determination in which to exercise such option. At the end of each 12 month period commencing on the date of such determination pursuant to the first sentence of this paragraph C, and on each anniversary date thereof thereafter in which Parent's S&P credit rating is less than BBB-, Parent and the Company will value the COLI Business Assets and the COLI Business Liabilities and, if determined to be necessary, Parent will transfer assets satisfactory to the Company with a fair market value equal to such difference or arrange for a letter of credit in the same manner as described above; with the Company having a new option to terminate the COLI Business Reinsurance Agreement as described above if Parent does not provide such assets or letter of credit as provided above; provided that for the purpose of the foregoing calculation, the COLI Business Assets will not include the amount of any letter of credit then in effect; and provided, further that any letter of credit then in effect will remain in the Trust and in effect until the completion of the subsequent determination and the substitution of a new letter of credit in the Trust to the extent required.

          The guarantee of Parent provided hereunder will terminate to the extent, and at the time, of the assumption reinsurance or substitution of COLI Business cases in accordance to Section 1 above.

   9. Company Option to Terminate COLI Business Reinsurance Agreement. The Company will have the right to terminate the COLI Business Reinsurance Agreement on the seventh anniversary of the Closing Date, by recapturing the COLI Business Assets and the COLI Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company.

   10. Reimbursement for Benefit Payments. All benefit payments will be made by direct check or draft on HNLIC's bank accounts.

   11. Other Items. The Trust Agreement and COLI Business Reinsurance Agreement will comply with applicable state laws and regulations to ensure proper reserve credits, including New York State Insurance Regulation 144, and Parent will cause any necessary actions to be taken to maintain such compliance.

   12. Documentation. The form of the COLI Business Reinsurance Agreement, the Trust Agreement and any documentation to be executed by the Parties pursuant to this Annex B shall be approved by Purchaser, such approval not to be unreasonably withheld.

   13. Tax Effect. For all tax periods ending after the Closing Date, for Tax purposes the net positive and net negative consideration received by the ceding and assuming companies will be adjusted, if necessary, to be tax neutral to the Parties on an ongoing basis, including any changes in tax laws. Purchaser or Seller, as the case may be, shall consult with the other party prior to taking any position or paying any Taxes that could result in an adjustment under this paragraph. Following such consultation, neither party shall refuse to take any reasonable position for Tax purposes that would reduce or eliminate any such adjustment.



Exhibit B-1, reference exhibit A-1






































   ANNEX C

          STATEMENT OF TERMS OF PPA BUSINESS TRANSFER


   1. PPA Business Reinsurance. Prior to the Closing Date, the PPA Business will be transferred from the Company to AHLIC-AZ and PIC, and the Company, on the one hand, and AHLIC-AZ and PIC, on the other hand, will enter into PPA Business Reinsurance Agreements which will together provide 100% reinsurance of the PPA Business Liabilities.
The PPA Business Assets (including surplus assets) and PPA Business Liabilities to be transferred in connection with such PPA Business Reinsurance Agreements will be, as mutually agreed by the Parties, consistent with the allocation of assets to be retained with respect to the Individual Business as reflected in the Asset Allocation Understanding dated as of August 9, 1995, by and between Parent and Purchaser.

     The aggregate amounts of assets, surplus and liabilities to be transferred will be calculated consistently with the amounts shown on Exhibit C-1 attached hereto (e.g., at December 31, 1994, the PPA Business Assets to be transferred would have aggregated $1,555.6 million and $1,532.1 million on a statutory and GAAP basis, respectively, and the PPA Business Liabilities to be assumed would have aggregated $1,505.1 million and $1,366.4 million on a statutory and GAAP basis, respectively). Parent will, from time to time, take any action as is necessary to cause the PPA Companies to meet the minimum capital and surplus standards of paragraphs 7 and 8, below. Concurrently with the distribution of the capital stock of the PPA Companies to Seller, the Company will transfer to the PPA Companies the PPA Business Assets.

  2. Dividend of PPA Companies. After the execution of the PPA Business Reinsurance Agreements, the Company will distribute all outstanding capital stock in the PPA Companies to Seller.

   3. New Business. During the term of the PPA Business Reinsurance Agreements the PPA Companies will not initiate any new sales or incur any new insurance obligations and will not conduct any other business; provided that, solely for the purpose of, and in the amounts necessary for, maintaining life insurance company status, the PPA Companies may reinsure other blocks of business other than through the Trust so long as the PPA Companies, after entering into any such reinsurance arrangements, continue to comply with the requirements hereof.

  4. Provision for Administrative Expenses. The PPA Business Reinsurance Agreement will provide for reimbursement to the Company for all costs reasonably related to its administration of the PPA Business.


   5. Provision for Cost of Capital. The Company will receive annual compensation of 21 basis points on the statutory reserves ceded relating to the PPA Business, as determined at the end of each quarter.

   6. Investment Guidelines for Trust Assets. The Company will have a continuing interest in the quality of the PPA Business Assets acquired and held to satisfy the PPA Business Liabilities. The PPA Companies' assets will be held in trusts by an unaffiliated third party for the benefit of the Company pursuant to trust agreements (the "Trust Agreements") and will be invested in accordance with the following guidelines (all references to credit ratings are to
             Standard & Poor's Corporation ("S&P") ratings):

     (i) Authorized New Investments (which are not subject to an aggregate limitation)

               US Treasury and Agency obligations
               Public corporate bonds (investment grade only)
               Agency mortgage-backed securities and CMOs
               Rated residential whole-loan CMOs (AAA, AA, or A) Rated private placements (investment grade only)
               Other rated asset-backed securities ("ABS"), including
                  commercial mortgage-backed securities (AAA or AA)

     (ii) Authorized New Investments (which are subject to an aggregate "basket" limitation of not more than 10% of the PPA Business Investment portfolio)

               Commercial mortgages
               Common stock
               Commercial mortgage-backed securities
               Any other investment authorized under insurance codes
                  (except prohibited investments)

     (iii)     Prohibited New Investments

          No investment will be made in:

               Equity real estate
               Affiliated entity obligations, except for the ABS set
                  out in (i) above

     (iv) Individual Credit Exposure Limits

               Direct US Government obligations - unlimited
               A rated and higher credits (including MBS/CMO) - $25
                  million
               BBB3 - BBB1 rated credits - $15 million
               All basket and noninvestment grade assets - $5 million Noninvestment grade assets - $5 million

     (v)  Portfolio Characteristics

               Fixed-income holdings rated below A cannot exceed 25% of
                  portfolio.
               Mortgage-backed securities, including CMOs and ABSs,
                  cannot exceed 30% of portfolio.

     Exceptions or changes to the investment limitations will require the Company's written consent.

   7. Minimum Capital and Surplus Requirements. The Trust Agreements will have adequate provisions to ensure that the PPA Companies will maintain sufficient PPA Business Assets and other assets in the Trusts to entitle the Company to take full financial statement credit for the PPA Business Reinsurance Agreements in all states and Parent will undertake or cause to be undertaken any and all actions required for the Company to so receive such reserve credits. In order to maintain the Company's policyholder ratings, each of the PPA Companies will maintain a Risk Based Capital Ratio of at least 150% of Company Action Level Risk Based Capital. Accordingly, pursuant to paragraph 8 below, Parent will be obligated to take any action necessary to maintain a Risk Based Capital Ratio of at least 150% of Company Action Level Risk Based Capital at all times under then applicable law.

   8. Periodic Cash Flow Testing of Reserves. The PPA Companies will perform annual cash flow testing for the PPA Business using appropriate actuarial Standards of Practice, as promulgated by the American Academy of Actuaries, and in compliance with then current NAIC regulations. Provision will be made for a second expert actuarial opinion and reconciliation in the event the Company disagrees with the PPA Companies' calculation. To the extent that this testing indicates the reserves are inadequate, Parent, AHLIC-AZ or PIC would take any action necessary to maintain adequate reserves.

   9. Parent Guarantee. In addition to the capital maintenance obligations, Parent will unconditionally guarantee the payment obligations of the PPA Companies under the PPA Business Reinsurance Agreements, and:

     A. In the event of (i) a decline at any time in the consolidated net worth of Parent below $1.5 billion, as determined in accordance with GAAP or (ii) a change in control of Parent or either of the PPA Companies, then Parent will be obligated to take any action necessary so that each of the PPA Companies increases, and maintains, its Risk Based Capital Ratio to at least 250% of Company Action Level Risk Based Capital; provided that if within 90 days of either event such Risk Based Capital Ratio has not otherwise been increased in accordance with this paragraph A, the Company will have the right to terminate the PPA Business Reinsurance Agreements, by recapturing the PPA Business Assets and the PPA Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, it being understood that the price will be first determined and then the Company will have 90 days from such determination in which to decide whether to exercise such option.

     B.   In the event that either of the PPA Companies' Risk Based
          Capital Ratio is below 150% of Company Action Level Risk Based Capital for 90 days, the Company will have the right to terminate the PPA Business Reinsurance Agreements, by recapturing the PPA Business Assets and the PPA Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, it being understood that the price will be first determined and then the Company will have 90 days from such determination in which to decide whether to exercise such option.
       C. In the event that Parent has a credit rating less than BBB-, Parent and the Company will agree to, or determine through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, the fair market value of the PPA Business Assets and the PPA Business Liabilities. To the extent that for either PPA Company the value of the PPA Business Liabilities exceeds the value of the PPA Business Assets allocable to such entity, Parent will transfer assets to the related Trust satisfactory to the Company with a fair market value equal to such difference or arrange for a letter of credit for 150% of such difference to be issued by a financial institution with a S&P credit rating of at least A, for the benefit of such Trust; provided that if within 90 days of such event Parent has not provided such assets or letter of credit to the extent required, the Company will have the right to terminate the PPA Reinsurance Agreements, by recapturing the PPA Business Assets and the PPA Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company, it being understood that the price will be first determined and then the Company will have 90 days from such determination in which to decide whether to exercise such option. At the end of each 12 month period commencing on the date of the determination pursuant to the first sentence of this paragraph C, and on each anniversary date thereof thereafter in which Parent's S&P credit rating is less than BBB-, Parent and the Company will value the PPA Business Assets and the PPA Business Liabilities and if determined to be necessary, Parent will transfer assets satisfactory to the Company with a fair market value equal to such difference or arrange for a letter of credit in the same manner as described above with the Company having a new option to terminate the PPA Business Reinsurance Agreements as described above if Parent does not provide such assets or letter of credit as provided above; provided that for the purpose of the foregoing calculation, the PPA Business Assets will not include the amount of any letter of credit then in effect; and provided, further that any letter of credit then in effect will remain in the Trust and in effect until the completion of the subsequent determination and the substitution of a new letter of credit in the Trust to the extent required.

 10. Company Option to Terminate PPA Business Reinsurance Agreements. The Company will have the right to terminate the PPA Business Reinsurance Agreements on the seventh anniversary of the Closing
         Date, by recapturing the PPA Business Assets and the PPA Business Liabilities at a price agreed by Parent and the Company or at the fair market value as determined through arbitration by an actuarial or accounting firm, satisfactory to Parent and the Company, or an actuarial or accounting firm selected by firms selected by each of Parent and the Company; provided that Parent will be entitled to prevent the Company from exercising the foregoing option (to be exercised after agreement on, or determination of, value in the manner provided in paragraph 9) by increasing to 22.5 basis points the annual compensation the Company receives on the statutory reserves relating to the PPA Business.

   11. Reimbursement for Benefit Payments. All benefit payments will be made by direct check or draft on the PPA Companies' bank accounts.

   12. Other Items. The Trust Agreements and the PPA Business Reinsurance Agreements will comply with applicable state laws and regulations to ensure proper reserve credits, including New York State Insurance Regulation 144 and Parent will cause any necessary actions to be taken to maintain such compliance. The transfer of the PPA Business to the PPA Companies will be structured in such a way as to cause the recapture of existing reinsurance of the PPA Business with Hamilton National Life Insurance Company.

   13. Documentation. The form of PPA Reinsurance Agreements, Trust Agreements and any documentation to be executed by the Parties pursuant to this Annex C shall be approved by Purchaser, such approval not to be unreasonably withheld.

   14. Tax Effect. For all Tax periods ending after the Closing Date, for Tax purposes the net positive and net negative consideration received by the ceding and assuming companies will be adjusted, if necessary, to be tax neutral to the Parties on an ongoing basis, including any changes in tax laws. Purchaser or Seller, as the case may be, shall consult with the other party prior to taking any position or paying any Taxes that could result in an adjustment would reduce or eliminate any such adjustment.




Exhibit C-1 (reference Exhibit A-1)